Exhibit 99.1

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE SOUTHERN DISTRICT OF TEXAS
HOUSTON DIVISION

)
In re:	)	Chapter 11
)
FTS INTERNATIONAL, INC., et al.,[1]	)	Case No. 20-[_____] (___)
)
Debtors.	)	(Joint Administration Requested)
	)	(Emergency Hearing Requested)

DISCLOSURE STATEMENT
RELATING TO THE DEBTORS’ JOINT PREPACKAGED PLAN OF
REORGANIZATION PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE

Houston, Texas
September 21, 2020

/s/
KIRKLAND & ELLIS LLP		WINSTON & STRAWN LLP
KIRKLAND & ELLIS INTERNATIONAL		Katherine A. Preston (TX Bar No. 2968884)
LLP		800 Capitol Street, Suite 2400
Brian Schartz, P.C. (TX Bar No. 24099361)		Houston, Texas 77002
609 Main Street		Telephone:	(713) 651-2600
Houston, Texas 77002		Facsimile:	(713) 651-2700
Telephone:	(713) 836-3600	Email:	kpreston@winston.com
Facsimile:	(713) 836-3601
Email:	brian.schartz@kirkland.com	- and -

- and -		Daniel J. McGuire (pro hac vice pending)
35 W Wacker Drive
Joshua A. Sussberg, P.C. (pro hac vice pending)		Chicago, IL 60601
Emily E. Geier (pro hac vice pending)		Telephone:	(312) 558-5600
Alexander Nicas (pro hac vice pending)		Facsimile:	(312) 558-5700
601 Lexington Avenue		Email:	dmcguire@winston.com
New York, New York 10022
Telephone:	(212) 446-4800	Proposed Co-Counsel for the Debtors
Facsimile:	(212) 446-4900	and Debtors in Possession
Email:	jsussberg@kirkland.com
emily.geier@kirkland.com
alexander.nicas@kirkland.com

Proposed Co-Counsel for the Debtors
and Debtors in Possession

[1]	The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, are: FTS International, Inc. (0081); FTS International Manufacturing, LLC (9132); and FTS International Services, LLC (7729). The location of Debtor FTS International, Inc.’s principal place of business and the Debtors’ service address in these chapter 11 cases is 777 Main Street, Suite 2900, Fort Worth, Texas 76102.

i

This is a solicitation of votes to accept or reject the Plan in accordance with Bankruptcy Code Section 1125 and within the meaning of Bankruptcy Code Section 1126, 11 U.S.C. §§ 1125, 1126. This Disclosure Statement has not been approved by the Bankruptcy Court. The Debtors intend to submit this Disclosure Statement to the Bankruptcy Court for approval following commencement of solicitation and the Debtors’ filing for relief under chapter 11 of the Bankruptcy Code. The information in this Disclosure Statement is subject to change. This Disclosure Statement is not an offer to sell any securities and is not soliciting an offer to buy any securities.

IMPORTANT INFORMATION ABOUT THIS DISCLOSURE STATEMENT

SOLICITATION OF VOTES ON THE JOINT
PREPACKAGED CHAPTER 11 PLAN OF REORGANIZATION OF
FTS INTERNATIONAL, INC. AND ITS DEBTOR AFFILIATES PURSUANT
TO CHAPTER 11 OF THE BANKRUPTCY CODE FROM THE HOLDERS OF OUTSTANDING:

VOTING CLASS	NAME OF CLASS UNDER THE PLAN
CLASS 3	SECURED DEBT CLAIMS
CLASS 4	OTHER UNSECURED CLAIMS
CLASS 8	FTS COMMON INTERESTS

IF YOU ARE IN CLASS 3, CLASS 4, OR CLASS 8 YOU ARE RECEIVING THIS DOCUMENT AND
THE ACCOMPANYING MATERIALS BECAUSE YOU ARE ENTITLED TO VOTE ON THE PLAN

PLEASE RETURN YOUR BALLOT IN ACCORDANCE WITH THE INSTRUCTIONS YOU RECEIVED WITH THE BALLOT
If you have any questions regarding the procedure for voting on the Plan, please contact the CLAIMS AND NOTICING Agent CALLING THE TELEPHONE NUMBER INCLUDED IN YOUR BALLOT

This disclosure statement (this “Disclosure Statement”) provides information regarding the Joint Prepacked Chapter 11 Plan of Reorganization of FTS International, Inc. and Its Debtor Affiliates (as may be amended, supplemented, or otherwise modified from time to time, the “Plan”),2 for which the Debtors will seek confirmation by the Bankruptcy Court. A copy of the Plan is attached hereto as Exhibit A and is incorporated herein by reference. The Debtors are providing the information in this Disclosure Statement to certain Holders of Claims or Interests for purposes of soliciting votes to accept or reject the Plan.

Pursuant to the Second Amended and Restated Restructuring Support Agreement (the “RSA”), the Plan is currently supported by the Debtors and certain Consenting Creditors that have executed the RSA, including holders of approximately 87.56% of Debt Claims.

The consummation and effectiveness of the Plan are subject to certain material conditions precedent described herein and set forth in Article IX of the Plan. There is no assurance that the Bankruptcy Court will confirm the Plan or, if the Bankruptcy Court does confirm the Plan, that the conditions necessary for the Plan to become effective will be satisfied or, in the alternative, waived.

The Debtors urge each Holder of a Claim or Interest to consult with its own advisors with respect to any legal, financial, securities, tax, or business advice in reviewing this Disclosure Statement, the Plan, and each proposed transaction contemplated by the Plan.

The Debtors strongly encourage Holders of Claims or Interests in Class 3, Class 4, and Class 8 to read this Disclosure Statement (including the Risk Factors described in Article IX hereof) and the Plan in their entirety before voting to accept or reject the Plan. Assuming the requisite acceptances to the Plan are obtained, the Debtors will seek the Bankruptcy Court’s approval of the Plan at the Confirmation Hearing.

Recommendation by the Debtors

Each Debtor’s board of directors, or manager, as applicable, has approved the transactions contemplated by the Plan and described in this Disclosure Statement, and each Debtor believes that the compromises contemplated under the Plan are fair and equitable, maximize the value of each of the Debtor’s estates, and provide the best recovery to Claim and Interest holders. At this time, each Debtor believes that the Plan and related transactions represent the best alternative for accomplishing the Debtors’ overall restructuring objectives. Each of the Debtors therefore strongly recommends that all holders of Claims whose votes are being solicited submit ballots to accept the Plan by returning their ballots so as to be actually received by the CLAIMS AND NOTICING Agent no later than October 21, 2020 at 4:00 P.m. (prevailing Central Time) pursuant to the instructions set forth herein and on the ballots.

[2]	Capitalized terms used but not otherwise defined in this Disclosure Statement have the meanings ascribed to such terms in the Plan. The summary of the Plan provided herein is qualified in its entirety by reference to the Plan. In the case of any inconsistency between this Disclosure Statement and the Plan, the Plan will govern.

Special Notice Regarding Federal and State Securities Laws

The Bankruptcy Court has not reviewed this Disclosure Statement or the Plan, and the securities to be issued on or after the Effective Date will not have been the subject of a registration statement filed with the United States Securities and Exchange Commission (the “SEC”) under the United States Securities Act of 1933 as amended (the “Securities Act”) or any securities regulatory authority of any state under any state securities law (“Blue Sky Laws”). The Plan has not been approved or disapproved by the SEC or any state regulatory authority and neither the SEC nor any state regulatory authority has passed upon the accuracy or adequacy of the information contained in this Disclosure Statement or the Plan. Any representation to the contrary is a criminal offense. The Debtors are relying on section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder, and similar Blue Sky Laws provisions, to exempt from registration under the Securities Act and Blue Sky Laws, the offer to certain Holders of Secured Notes of new securities prior to the Petition Date, including in connection with the solicitation of votes to accept or reject the Plan (the “Solicitation”).

After the Petition Date, the Debtors will rely on section 1145(a) of the Bankruptcy Code to the extent permitted by applicable law to exempt from registration under the Securities Act and Blue Sky Laws the offer, issuance, and distribution of New FTS Equity and Warrants under the Plan and the shares of New FTS Equity issuable upon exercise of the Warrants. Neither the Solicitation nor this Disclosure Statement constitutes an offer to sell or the solicitation of an offer to buy securities in any state or jurisdiction in which such offer or solicitation is not authorized.

This Disclosure Statement contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that any forward-looking statements in this Disclosure Statement are based on assumptions that are believed to be reasonable, but are subject to a wide range of risks, including risks associated with the following: (a) future financial results and liquidity, including the ability to finance operations in the ordinary course of business; (b) the relationships with and payment terms provided by trade creditors; (c) additional post-restructuring financing requirements; (d) future dispositions and acquisitions; (e) the effect of competitive products, services, or procuring by competitors; (f) changes to the costs of commodities and raw materials; (g) the proposed restructuring and costs associated therewith; (h) the effect of conditions in the local, national, and global economy on the Debtors; (i) the ability to obtain relief from the bankruptcy court to facilitate the smooth operation of the Debtors’ businesses under chapter 11; (j) the confirmation and consummation of the Plan; (k) the terms and conditions of the New Revolving Exit Facility, the Warrants, and the New FTS Equity to be entered into, or issued, as the case may be, pursuant to the Plan; and (l) each of the other risks identified in this Disclosure Statement. Due to these uncertainties, readers cannot be assured that any forward-looking statements will prove to be correct. The Debtors are under no obligation to (and expressly disclaim any obligation to) update or alter any forward-looking statements whether as a result of new information, future events, or otherwise, unless instructed to do so by the Bankruptcy Court.

You are cautioned that all forward-looking statements are necessarily speculative, and there are certain risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward-looking statements. The liquidation analysis, financial projections, and other projections and forward-looking information contained herein and attached hereto are only estimates, and the timing and amount of actual distributions to Holders of Allowed Claims and Interests, among other things, may be affected by many factors that cannot be predicted. Any analyses, estimates, or recovery projections may or may not turn out to be accurate.

DISCLAIMER

This Disclosure Statement contains summaries of certain provisions of the Plan and certain other documents and financial information. The information included in this Disclosure Statement is provided solely for the purpose of soliciting acceptances of the Plan and should not be relied upon for any purpose other than to determine whether and how to vote on the Plan. All Holders of Claims or Interests entitled to vote to accept or reject the Plan are advised and encouraged to read this Disclosure Statement and the Plan in their entirety before voting to accept or reject the Plan. The Debtors believe that these summaries are fair and accurate. The summaries of the financial information and the documents that are attached to, or incorporated by reference in, this Disclosure Statement are qualified in their entirety by reference to such information and documents. In the event of any inconsistency or discrepancy between a description in this Disclosure Statement, on the one hand, and the terms and provisions of the Plan or the financial information and documents incorporated in this Disclosure Statement by reference, on the other hand, the Plan or the financial information and documents, as applicable, shall govern for all purposes.

Except as otherwise provided in the Plan or in accordance with applicable law, the Debtors are under no duty to update or supplement this Disclosure Statement. The Bankruptcy Court’s approval of this Disclosure Statement does not constitute a guarantee of the accuracy or completeness of the information contained herein or the Bankruptcy Court’s endorsement of the merits of the Plan. The statements and financial information contained in this Disclosure Statement have been made as of the date hereof unless otherwise specified. Holders of Claims or Interests reviewing the Disclosure Statement should not assume at the time of such review that there have been no changes in the facts set forth in this Disclosure Statement since the date of this Disclosure Statement. No Holder of a Claim or Interest should rely on any information, representations, or inducements that are not contained in or are inconsistent with the information contained in this Disclosure Statement, the documents attached to this Disclosure Statement, and the Plan. This Disclosure Statement does not constitute legal, business, financial, or tax advice. Any Person or Entity desiring any such advice should consult with their own advisors. Additionally, this Disclosure Statement has not been approved or disapproved by the Bankruptcy Court, the SEC, or any securities regulatory authority of any state under Blue Sky Laws. The Debtors are soliciting acceptances to the Plan prior to commencing any cases under chapter 11 of the Bankruptcy Code.

The financial information contained in or incorporated by reference into this Disclosure Statement has not been audited, except as specifically indicated otherwise. The Debtors’ management, in consultation with the Debtors’ advisors, has prepared the financial projections attached hereto as Exhibit C and described in this Disclosure Statement (the “Financial Projections”). The Financial Projections, while presented with numerical specificity, necessarily were based on a variety of estimates and assumptions that are inherently uncertain and may be beyond the control of the Debtors’ management. Important factors that may affect actual results and cause the management forecasts not to be achieved include, but are not limited to, risks and uncertainties relating to the Debtors’ businesses (including their ability to achieve strategic goals, objectives, and targets over applicable periods), industry performance, the regulatory environment, general business and economic conditions, and other factors. The Debtors caution that no representations can be made as to the accuracy of these projections or to their ultimate performance compared to the information contained in the forecasts or that the forecasted results will be achieved. Therefore, the Financial Projections may not be relied upon as a guarantee or other assurance that the actual results will occur.

Regarding contested matters, adversary proceedings, and other pending, threatened, or potential litigation or other actions, this Disclosure Statement does not constitute, and may not be construed as, an admission of fact, liability, stipulation, or waiver by the Debtors or any other party, but rather as a statement made in the context of settlement negotiations in accordance with Rule 408 of the Federal Rules of Evidence and any analogous state or foreign laws or rules. As such, this Disclosure Statement shall not be admissible in any non-bankruptcy proceeding involving the Debtors or any other party in interest, nor shall it be construed to be conclusive advice on the tax, securities, financial, or other effects of the Plan to Holders of Claims against, or Interests in, the Debtors or any other party in interest. Please refer to Article IX of this Disclosure Statement, entitled “Risk Factors,” for a discussion of certain risk factors that Holders of Claims or Interests voting on the Plan should consider.

Except as otherwise expressly set forth herein, all information, representations, or statements contained herein have been provided by the Debtors. No person is authorized by the Debtors in connection with this Disclosure Statement, the Plan, or the Solicitation to give any information or to make any representation or statement regarding this Disclosure Statement, the Plan, or the Solicitation, in each case, other than as contained in this Disclosure Statement and the exhibits attached hereto or as otherwise incorporated herein by reference or referred to herein. If any such information, representation, or statement is given or made, it may not be relied upon as having been authorized by the Debtors.

v

This Disclosure Statement contains certain forward-looking statements, all of which are based on various estimates and assumptions. Such forward-looking statements are subject to inherent uncertainties and to a wide variety of significant business, economic, and competitive risks, including, but not limited to, those summarized herein. When used in this Disclosure Statement, the words “anticipate,” “believe,” “estimate,” “will,” “may,” “intend,” and “expect” and similar expressions generally identify forward-looking statements. Although the Debtors believe that their plans, intentions, and expectations reflected in the forward-looking statements are reasonable, they cannot be sure that they will be achieved. These statements are only predictions and are not guarantees of future performance or results. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by a forward-looking statement. All forward-looking statements attributable to the Debtors or Persons or Entities acting on their behalf are expressly qualified in their entirety by the cautionary statements set forth in this Disclosure Statement. Forward-looking statements speak only as of the date on which they are made. Except as required by law, the Debtors expressly disclaim any obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise.

[Remainder of page intentionally left blank]

TABLE OF CONTENTS

Page

I.	introduction	11

II.	preliminary statement	1

III.	qUESTIONS AND ANSWERS REGARDING This Disclosure Statement And Plan	4

A.	What is chapter 11?	5

B.	Why are the Debtors sending me this Disclosure Statement?	5

C.	Why are votes being solicited prior to Bankruptcy Court approval of the Disclosure Statement?	5

D.	What is the effect of the Plan on the Debtors’ ongoing business?	5

E.	Am I entitled to vote on the Plan?	6

F.	What will I receive from the Debtors if the Plan is consummated?	6

G.	What will I receive from the Debtors if I hold an Administrative Claim or Priority Tax Claim?	9

H.	Are any regulatory approvals required to consummate the Plan?	9

I.	What happens to my recovery if the Plan is not confirmed or does not go effective?	9

J.	If the Plan provides that I get a distribution, do I get it upon Confirmation or when the Plan goes effective, and what is meant by “Confirmation,” “Effective Date,” and “Consummation?”	9

K.	Is there potential litigation related to the Plan?	10

L.	Are there risks to owning the New FTS Equity upon emergence from Chapter 11?	10

M.	What are the terms of the New Warrants?	10

N.	How will Intercompany Claims and Intercompany Interests be treated under the Plan and will they affect my recovery under the Plan?	10

O.	Will there be releases and exculpation granted to parties in interest as part of the Plan?	11

P.	How will the preservation of the Causes of Action impact my recovery under the Plan?	19

Q.	How will undeliverable distributions and unclaimed property be treated under the Plan?	20

R.	Are there minimum distribution restrictions?	20

S.	What steps did the Debtors take to evaluate alternatives to a chapter 11 filing?	20

T.	Are the Debtors seeking to pay professional fees of the Consenting Creditors pursuant to the Plan?	20

IV.	THE DEBTORS’ restructuring support agreement and PLAN	21

A.	Restructuring Term Sheet	21

B.	Restructuring Support Agreement	21

C.	The Plan	21

V.	Solicitation And Voting Procedures	22

A.	Holders of Claims Entitled to Vote on the Plan	22

B.	Claims and Noticing Agent	23

C.	Solicitation Package	23

D.	Distribution of the Solicitation Package and Plan Supplement	23

E.	Votes Required for Acceptance by a Class	24

F.	Considerations for Voting	24

G.	Voting Deadline	24

H.	Voting Procedures	24

VI.	The Debtors’ Corporate History, Structure, And Business Overview	25

A.	FTSI’s Corporate History and Operations	25

B.	The Debtors’ Prepetition Capital Structure	27

VII.	Events Leading To The Chapter 11 Filings	28

A.	Market and Industry-Specific Challenges	28

B.	Financial and Operational Responses	28

C.	The Restructuring Negotiations	29

D.	The Covia Holdings Corp. Contract Negotiations	29

E.	The U.S. Silica Holdings Inc. Contract Negotiations	30

VIII.	Material Developments And Anticipated Events Of The Chapter 11 Cases	30

A.	Corporate Structure upon Emergence	30

B.	Expected Timetable of the Chapter 11 Cases	31

C.	First Day Relief	31

IX.	Risk Factors	31

A.	Bankruptcy Law Considerations	31

B.	Risks Related to Recoveries Under the Plan	35

C.	Risks Related to the Debtors’ and the Reorganized Debtors’ Businesses	37

X.	Confirmation Of The Plan	42

A.	The Confirmation Hearing	42

B.	Purpose of the Confirmation Hearing	42

C.	Confirmation Requirements	42

D.	Feasibility	42

E.	Acceptance by Impaired Classes	43

F.	Confirmation Without Acceptance by All Impaired Classes	43

G.	Valuation Analysis	44

H.	Best Interests of Creditors/Liquidation Analysis	45

I.	Financial Information and Projections	46

J.	Additional Information Regarding this Disclosure Statement and Plan	46

K.	Support of the Plan	46

L.	Debtors’ Recommendation of the Plan	46

XI.	CERTAIN SECURITIES LAW MATTERS	47

A.	1145 Securities	47

B.	Restricted Securities	48

XII.	CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN	50

A.	Introduction	50

B.	Certain U.S. Federal Income Tax Consequences to the Borrowers	51

C.	Certain U.S. Federal Income Tax Consequences to Certain U.S. Holders of Claims and Interests	54

D.	Certain U.S. Federal Income Tax Consequences to Certain Non-U.S. Holders of Claims	58

E.	Information Reporting and Backup Withholding	60

XIII.	Recommendation	61

x

EXHIBITS3

EXHIBIT A      Plan of Reorganization

EXHIBIT B      RSA

EXHIBIT C      Financial Projections

EXHIBIT D      Valuation Analysis

EXHIBIT E      Liquidation Analysis

EXHIBIT F      Cash Collateral Items

[3]	Each Exhibit is incorporated herein by reference.

I.	introduction

FTS International, Inc. (“FTSI”), FTS International Services, LLC (“FTSI Services”), and FTS International Manufacturing, LLC (“FTSI Manufacturing”) (each a “Debtor” and, collectively, the “Debtors”) submit this disclosure statement (this “Disclosure Statement”), pursuant to section 1125 of the Bankruptcy Code, to Holders of Claims against and Interests in the Debtors in connection with the solicitation of votes for acceptance of the Debtors’ Joint Prepackaged Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code (the “Plan”), dated September 21, 2020.4 A copy of the Plan is attached hereto as Exhibit A and incorporated herein by reference. The Plan constitutes a separate chapter 11 plan for each of the Debtors.

II.	preliminary statement

Headquartered in Fort Worth, Texas, the Debtors are an independent hydraulic fracturing service company and one of the only vertically integrated service providers of its kind in North America. The Debtors provide customized hydraulic fracturing solutions to exploration and production (“E&P”) companies to enhance recovery rates from oil and gas wells, primarily in unconventional plays. The Debtors have 1.4 million total hydraulic horsepower across twenty-eight fleets, and operate in the most active basins in the United States.

As of the date of this Disclosure Statement, the Debtors have approximately $446.7 million (principal and accrued interest) of funded debt, consisting of:

•	an asset-based revolving facility (the “ABL Facility”) with maximum availability of $9.0 million as of June 30, 2020, which is currently undrawn;

•	a first-lien term loan credit facility with approximately $67.4 million in aggregate principal outstanding (the “Term Loan Facility”); and

•	the 6.25% senior secured notes due May 2022 with approximately $369.9 million in aggregate principal amount outstanding (the “Secured Notes”).[5]

On February 2, 2018, FTSI launched its initial public offering. Its common stock has been trading under its current ticker, “FTSI,” on the New York Stock Exchange (“NYSE”) and NYSE American since May 22, 2020. There are currently approximately 5.38 million shares of stock outstanding.

Since its founding in August 2000, the Debtors’ primary business objectives have been to deliver best in class pressure pumping services to its customers while providing a safe working environment for its employees and maintaining a competitive cost structure. To accomplish these goals, FTSI strives to deepen and expand customer relationships, capitalize on its uniform fleet and in-house manufacturing expertise to provide superior performance with reduced operating costs, maintain high safety standards, rapidly adopt new technologies, and maintain a focus on cost effectiveness and capital efficiency.

[4]	Capitalized terms used but not otherwise defined in this Disclosure Statement shall have the meaning ascribed to such terms in the Plan. The summary of the Plan provided herein is qualified in its entirety by reference to the Plan. In the case of any inconsistency between this Disclosure Statement and the Plan, the Plan will govern.

[5]	FTSI and FTSI Services are the borrowers under the ABL Facility, and FTSI Manufacturing is a guarantor of the ABL Facility. FTSI is the Borrower under the Term Loan Facility and the Issuer of the Secured Notes. FTSI Services and FTSI Manufacturing both guarantee the Term Loan Facility and the Secured Notes.

Demand for FTSI’s services is impacted by multiple factors, but is driven mainly by the level of horizontal drilling in the United States, which in turn depends on current and anticipated future crude oil and natural gas prices. Over the last few years, commodity prices have been extremely volatile, making it incredibly challenging for FTSI and many companies to navigate these headwinds. This has resulted in large swings in FTSI’s operational performance, including an approximate 87% drop in revenue and an approximate 121.2% drop in Adjusted EBITDA year-over-year for the quarter ended June 30, 2020.

In 2020 alone, oil and natural gas prices have become extremely depressed, exacerbated by macroeconomic factors and geopolitical conditions. In mid-April 2020, WTI crude oil for May 2020 delivery dropped roughly 300% in a single day and settled well below $0 for the first time in history as a result of the uncertainty about the agreement reached between OPEC, Russia, and other world producers to reduce output and the uncertainty caused by the start of the COVID-19 pandemic. The below graphic of WTI crude oil closing prices from January 1, 2018 through August 31, 2020 illustrates the challenging market environment that the Debtors have faced.

WTI Crude Oil Closing Prices

The volatility and uncertainty in the commodity markets have driven many E&P customers to temporarily stop new well development and shut in certain producing wells. This has led to an approximately 80% drop in active frac fleets from the first quarter of 2020 to the second quarter of 2020. Additionally, the pressure pumping market has been oversupplied since late 2018, leading to intense price competition leading up to the first quarter of 2020. The current environment intensified competition in the oversupplied pressure pumping market, leading to lower pricing and margins that approached cash breakeven levels.

While certain market conditions have recovered slightly, including some price stabilization as supply and demand balanced, the Debtors’ projected revenue and gross margin expectations continue to decline on account of both a reduction in drilling activity among customers, which led to a reduction in expected active fleets in 2020 and 2021, as well as the pricing pressure and tight margins that remained on the Debtors’ operational fleets.

The Debtors’ management team has worked proactively to address these market challenges. Management’s efforts have included implementing comprehensive measures to decrease its cost structure through fleet strategy management and per-fleet efficiency optimization, enhance the sales process to target longer-term customer relationships, improve operational efficiencies, and implement innovative solutions premised on fast-follower technology adoption.

In mid-April 2020, the Ad Hoc Group of Secured Noteholders and the Ad Hoc Group of Term Loan Lenders coalesced and contacted the Debtors to begin discussing potential restructuring proposals. The advisors to the Ad Hoc Group of Secured Noteholders and the advisors to and certain members of the Ad Hoc Group of Term Loan Lenders signed non-disclosure agreements and began the due diligence process. As part of this process, the Debtors provided the creditors’ advisors substantial diligence, and the parties held numerous telephone conferences among both advisors and principals. Concurrently with the diligence process, the Debtors and the Ad Hoc Group of Secured Noteholders began to engage in high-level discussions about potential restructuring transaction structures that became progressively more detailed as the Ad Hoc Group of Secured Noteholders came to understand the Debtors’ enterprise, including their operations, liquidity needs, contractual obligations, and unencumbered assets. Thereafter, on August 22, 2020, the Debtors and certain of their Secured Noteholders reached an agreement on the terms of such a restructuring, and the Consenting Noteholders executed a RSA. Following execution and announcement of the RSA, additional Secured Noteholders and Term Loan Lenders signed joinders to the RSA, resulting in approximately 87.56% of Debt Claims having signed the RSA. A copy of the RSA is attached hereto as Exhibit B. The Debtors believe that the restructuring transactions embodied in the RSA present the best option to ensure that they can continue operating without disruption and remain competitive with their counterparts who have already deleveraged their capital structures.

Under the terms of the RSA, which are embodied in the Plan, the Consenting Term Loan Lenders and Consenting Noteholders have agreed to facilitate a balance sheet restructuring by exchanging their Allowed Secured Debt Claims for a Pro Rata share of and interest in (i) $30.6 million in cash and (ii) 90.1% of the New FTS Equity, subject to dilution on account of the Management Incentive Plan and the Warrants, minus the Class 4 Recovery Deduction.

More specifically, the RSA and Plan contemplate the following:

•	the Consenting Creditors’ consent to the use of cash collateral securing the Secured Debt Claims to fund the Chapter 11 Cases consistent with the terms set forth in the Plan and as otherwise acceptable to the Required Consenting Creditors;

•	on the Effective Date, the Reorganized Debtors may enter into the New Revolving Exit Facility on terms acceptable to the Required Consenting Creditors;

•	on the Effective Date, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Secured Debt Claim, each Holder of an Allowed Secured Debt Claim shall receive its Pro Rata share of and interest in (i) the Cash Consideration and (ii) 90.1% of the New FTS Equity, subject to dilution on account of the Management Incentive Plan and the Warrants, minus the Class 4 Recovery Deduction;

•	each Holder of an Allowed Other Unsecured Claim shall receive its Pro Rata share of and interest in the Unencumbered Plan Recovery at the applicable Debtor;

•	each Holder of an Allowed Ongoing Business Claim shall receive, as applicable, either: (i) Reinstatement of such Allowed Ongoing Business Claim pursuant to section 1124 of the Bankruptcy Code; (ii) payment in full in cash on the later of (A) the Effective Date or as soon as reasonably practicable thereafter, or (B) the date such payment is due in the ordinary course of business in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Ongoing Business Claim; or (iii) such other treatment rendering such Allowed Ongoing Business Claim Unimpaired;

•	at the option of the Reorganized Debtors, Intercompany Claims and Intercompany Interests shall be either Reinstated or cancelled and released without any distribution; and

•	FTS Common Interests will receive their Pro Rata share of and interest in (i) 9.9% of the New FTS Equity, subject to dilution on account of the Management Incentive Plan and the Warrants, minus the Class 4 Recovery Deduction and (ii) the Warrants.

To ensure that the Chapter 11 Cases are completed on an expedited timeline, the RSA contains certain milestones, including securing an order confirming the Plan no later than sixty (60) days after the Petition Date and the occurrence of the Effective Date no later than fifteen (15) days after entry of the Confirmation Order. The Debtors believe they can confirm a plan of reorganization and emerge from chapter 11 within these time periods without prejudicing the ability of any parties to assert their rights in these Chapter 11 Cases.

The restructuring transactions embodied by the Plan and RSA are a significant achievement for the Debtors in the wake of a historically challenging operating environment. Each of the Debtors strongly believes that the Plan is in the best interests of the Debtors’ estates and represents the best available alternative at this time. Given the Debtors’ core strengths, including operational efficiency through in-house manufacturing and a low cost structure, a broad footprint, and “plug-and-play” equipment that allows the Debtors to quickly transition to active regions, the Debtors are confident that they can implement the restructuring transactions contemplated by the Plan and RSA to ensure the Debtors’ long-term viability. For these reasons, the Debtors strongly recommend that Holders of Claims and Interests entitled to vote to accept or reject the Plan vote to accept the Plan.

III.	qUESTIONS AND ANSWERS REGARDING This Disclosure Statement And Plan

A.	What is chapter 11?

Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. In addition to permitting debtor rehabilitation, chapter 11 promotes equality of treatment for creditors and similarly situated equity interest holders, subject to the priority of distributions prescribed by the Bankruptcy Code.

The commencement of a chapter 11 case creates an estate that comprises all of the legal and equitable interests of the debtor as of the date the chapter 11 case is commenced. The Bankruptcy Code provides that the debtor may continue to operate its business and remain in possession of its property as a “debtor in possession.”

Consummating a chapter 11 plan is the principal objective of a chapter 11 case. A bankruptcy court’s confirmation of a plan binds the debtor, any person acquiring property under the plan, any creditor or equity interest holder of the debtor (whether or not such creditor or equity interest holder voted to accept the plan), and any other entity as may be ordered by the bankruptcy court. Subject to certain limited exceptions, the order issued by a bankruptcy court confirming a plan provides for the treatment of the debtor’s liabilities in accordance with the terms of the confirmed plan.

B.	Why are the Debtors sending me this Disclosure Statement?

The Debtors are seeking to obtain Bankruptcy Court approval of the Plan. Before soliciting acceptances of the Plan, section 1125 of the Bankruptcy Code requires the Debtors to prepare a disclosure statement containing adequate information of a kind, and in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment regarding acceptance of the Plan and to share such disclosure statement with all Holders of Claims and Interests whose votes on the Plan are being solicited. This Disclosure Statement is being submitted in accordance with these requirements.

C.	Why are votes being solicited prior to Bankruptcy Court approval of the Disclosure Statement?

By sending this Disclosure Statement and soliciting votes for the Plan prior to approval by the Bankruptcy Court, the Debtors are preparing to seek Confirmation of the Plan shortly after commencing the Chapter 11 Cases. The Debtors will ask the Bankruptcy Court to approve this Disclosure Statement together with Confirmation of the Plan at the same hearing, which may be scheduled as shortly as three weeks after commencing the Chapter 11 Cases, all subject to the Bankruptcy Court’s approval and availability.

D.	What is the effect of the Plan on the Debtors’ ongoing business?

The Debtors are reorganizing under chapter 11 of the Bankruptcy Code. As a result, the occurrence of the Effective Date means that the Debtors will continue to operate their business as a going concern. Following Confirmation, the Plan will be consummated on the Effective Date, which is a date that is the first Business Day after the Confirmation Date on which (1) no stay of the Confirmation Order is in effect, (2) all conditions precedent to the occurrence of the Effective Date set forth in Article IX.A of the Plan have been satisfied or waived, and (3) the Plan is deemed effective by the Debtors. On or after the Effective Date, and unless otherwise provided in the Plan, the Reorganized Debtors may operate their businesses and, except as otherwise provided by the Plan, may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules. Additionally, upon the Effective Date, all actions contemplated by the Plan will be deemed authorized and approved.

E.	Am I entitled to vote on the Plan?

Your ability to vote on, and your distribution under, the Plan, if any, depends on what type of Claim or Interest you hold. Each category of Holders of Claims or Interests, as set forth in Article III of the Plan pursuant to section 1122(a) of the Bankruptcy Code, is referred to as a “Class.” Each Class’s respective voting status is set forth below:

Class	Claims and Interests	Status	Voting Rights
Class 1A	Other Secured Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)
Class 1B	ABL Secured Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)
Class 2	Other Priority Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)
Class 3	Secured Debt Claims	Impaired	Entitled to Vote
Class 4	Other Unsecured Claims	Impaired	Entitled to Vote
Class 5	Ongoing Business Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)
Class 6	Intercompany Claims	Unimpaired / Impaired	Not Entitled to Vote (Presumed to Accept or Deemed to Reject)
Class 7	Intercompany Interests	Unimpaired / Impaired	Not Entitled to Vote (Presumed to Accept or Deemed to Reject)
Class 8	FTS Common Interests	Impaired	Entitled to Vote

F.	What will I receive from the Debtors if the Plan is consummated?

The following chart provides a summary of the anticipated recovery to Holders of Allowed Claims or Allowed Interests under the Plan. Any estimates of Claims or Interests in this Disclosure Statement may vary from the final amounts Allowed by the Bankruptcy Court. Your ability to receive distributions under the Plan depends upon the ability of the Debtors to obtain Confirmation and meet the conditions necessary to consummate the Plan.

THE PROJECTED RECOVERIES SET FORTH IN THE TABLE BELOW ARE ESTIMATES ONLY AND THEREFORE ARE SUBJECT TO CHANGE. FOR A COMPLETE DESCRIPTION OF THE DEBTORS’ CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS, REFERENCE SHOULD BE MADE TO THE ENTIRE PLAN.6

Except to the extent that the Debtors and a Holder of an Allowed Claim or Interest, as applicable, agrees to a less favorable treatment, such Holder shall receive under the Plan the treatment described below in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for such Holder’s Allowed Claim or Interest. Unless otherwise indicated, each Holder of an Allowed Claim or Interest, as applicable, shall receive such treatment on the Effective Date (or, if payment is not then due, in accordance with its terms in the ordinary course) or as soon as reasonably practicable thereafter.

SUMMARY OF EXPECTED RECOVERIES
Class	Claim/Interest	Treatment of Claim/ Interest	Projected Amount of Claim	Estimated % Recovery Under Plan
1A	Other Secured Claims	Each Holder of an Allowed Other Secured Claim shall receive, at the option of the applicable Debtor(s), or Reorganized Debtor(s), as applicable: (i) payment in full in cash; (ii) the collateral securing its Allowed Other Secured Claim; (iii) Reinstatement of its Allowed Other Secured Claim; or (iv) such other treatment rendering its Allowed Other Secured Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.	-	100%
1B	ABL Secured Claims	For each Allowed ABL Secured Claim, the ABL Agent shall retain: (i) a first priority security interest and right of setoff in the Wells Cash Collateral, in one or more non-interest bearing accounts at Wells Fargo Bank, as designated by the Debtors or Reorganized Debtors, as applicable, and the ABL Agent, in order to satisfy the ABL Secured Claims as and when the ABL Secured Claims become due and payable (provided that, prior to the Effective Date, at the ABL Agent’s election, the Debtors shall use commercially reasonable efforts to cause the cash collateral for letters of credit to be held in a separate bank account from the cash collateral for bank products) and (ii) any security interest granted to the ABL Agent in the Wells Cash Collateral pursuant to the Cash Collateral Orders and this Plan until the ABL Secured Claims have been satisfied; provided, that if any Wells Cash Collateral remains after all Allowed ABL Secured Claims are satisfied, the ABL Agent shall promptly return the remaining Wells Cash Collateral to the Reorganized Debtors.	-	100%
2	Other Priority Claims	Each Holder of an Allowed Other Priority Claim shall receive payment in full in cash or such other treatment rendering its Allowed Other Priority Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.	-	100%

[6]	The recoveries set forth below may change based upon changes in the amount of Claims that are Allowed as well as other factors related to the Debtors’ business operations and general economic conditions.

SUMMARY OF EXPECTED RECOVERIES
Class	Claim/Interest	Treatment of Claim/ Interest	Projected Amount of Claim	Estimated % Recovery Under Plan
3	Secured Debt Claims	Each Holder of an Allowed Secured Debt Claim shall receive its Pro Rata share of and interest in (i) the Cash Consideration and (ii) 90.1% of the New FTS Equity, subject to dilution on account of the Management Incentive Plan and the Warrants, minus the Class 4 Recovery Deduction.	$192,977,500	84%[7]
4	Other Unsecured Claims	Each Holder of an Allowed Other Unsecured Claim shall receive, as applicable, its Pro Rata share of and interest in the Unencumbered Plan Recovery, at the applicable Debtor.	$307,524,801[8]	30.1%[9]
5	Ongoing Business Claims	Each Holder of an Allowed Ongoing Business Claim shall receive, as applicable, either: (i) Reinstatement of such Allowed Ongoing Business Claim pursuant to section 1124 of the Bankruptcy Code; (ii) payment in full in cash on the later of (A) the Effective Date or as soon as reasonably practicable thereafter, or (B) the date such payment is due in the ordinary course of business in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Ongoing Business Claim; or (iii) such other treatment rendering such Allowed Ongoing Business Claim Unimpaired.	-	100%
6	Intercompany Claims	Intercompany Claims shall be, at the option of the applicable Reorganized Debtor, either Reinstated or cancelled and released without any distribution.	$954,701,274	100% / 0%
7	Intercompany Interests	Intercompany Interests shall be, at the option of the applicable Reorganized Debtor, either Reinstated or cancelled and released without any distribution.	N/A	100% / 0%
8	FTS Common Interests	Each Holder of an FTS Common Interest, shall receive its Pro Rata share of and interest in (i) 9.9% of the New FTS Equity, subject to dilution on account of the Management Incentive Plan and the Warrants, minus the Class 4 Recovery Deduction and (ii) the Warrants.[10]	N/A	$30.9 million

[7]	The estimated recovery on account of Secured Debt Claims reflected herein estimates a $13.32 million adequate protection lien. Actual distributions may vary depending upon the value of adequate protection liens granted.

[8]	Other Unsecured Claims include Termination Claims. The figure reflected herein estimates Termination Claims assuming the Debtors terminated or rejected only their contracts with Covia Holdings Corp. and U.S. Silica Holdings Inc. If Debtor FTSI Services were to reject additional contracts, such rejections could result in up to approximately $10 million to $12 million in additional Termination Claims, depending upon the contracts rejected.

[9]	The estimated recovery on account of Other Unsecured Claims reflected herein estimates a $13.32 million adequate protection lien. Actual distributions may vary depending upon the value of adequate protection liens granted.

[10]	The Warrants include Black Scholes protection in the amount of: (a) for Tranche 1, the lesser of (i) the fair market value of Tranche 1, to be determined by independent bank, based on the Black Scholes option price with a 42.5% volatility and remaining life as determined by Bloomberg, and (ii) $10.0 million; and (b) for Tranche 2, the lesser of (i) the fair market value of Tranche 2, to be determined by independent bank, based on the Black Scholes option price with a 42.5% volatility and remaining life as determined by Bloomberg, and (ii) $17.5 million.

G.	What will I receive from the Debtors if I hold an Administrative Claim or Priority Tax Claim?

Administrative Claims, Professional Fee Claims, Priority Tax Claims, Statutory Fees, and Restructuring Expenses have not been placed in a Class in the Plan, consistent with section 1123(a)(1) of the Bankruptcy Code. Article II.A of the Plan sets forth the treatment for Administrative Claims and provides in part that such Claims will be satisfied in full in an amount of Cash equal to the amount of such Allowed Administrative Claim. Article II.C of the Plan sets forth the treatment for Priority Tax Claims, which states that an Allowed Priority Tax Claim will be treated in accordance with section 1129(a)(9)(C) of the Bankruptcy Code.

H.	Are any regulatory approvals required to consummate the Plan?

There are no known U.S. regulatory approvals that are required to consummate the Plan. However, to the extent any such regulatory approvals or other authorizations, consents, rulings, or documents are necessary to implement and effectuate the Plan, it is a condition precedent to the Effective Date that they be obtained.

I.	What happens to my recovery if the Plan is not confirmed or does not go effective?

In the event that the Plan is not confirmed or does not go effective, there is no assurance that the Debtors will be able to reorganize their businesses. It is possible that any alternative may provide Holders of Claims and Interests with less than they would have received pursuant to the Plan. For a more detailed description of the consequences of an extended chapter 11 case, or of a liquidation scenario, see Article X.H of this Disclosure Statement, entitled “Best Interests of Creditors/Liquidation Analysis,” and the liquidation analysis attached hereto as Exhibit E.

J.	If the Plan provides that I get a distribution, do I get it upon Confirmation or when the Plan goes effective, and what is meant by “Confirmation,” “Effective Date,” and “Consummation?”

“Confirmation” of the Plan refers to approval of the Plan by the Bankruptcy Court. Confirmation of the Plan does not guarantee that you will receive the distribution indicated under the Plan. After Confirmation of the Plan by the Bankruptcy Court, there are conditions that need to be satisfied or waived so that the Plan can go effective. Initial distributions to Holders of Allowed Claims and Interests will only be made on the date the Plan becomes effective—the “Effective Date”—or as soon as reasonably practicable thereafter, as specified in the Plan. See Article X of this Disclosure Statement, entitled “Confirmation of the Plan” for a discussion of the conditions precedent to Consummation of the Plan.

K.	Is there potential litigation related to the Plan?

Parties in interest may object to the approval of this Disclosure Statement and may object to Confirmation of the Plan as well, which objections potentially could give rise to litigation. See Article IX.C.9 of this Disclosure Statement, entitled “The Debtors May Be Adversely Affected by Potential Litigation, Including Litigation Arising Out of the Chapter 11 Cases.”

In the event that it becomes necessary to confirm the Plan over the rejection of certain Classes, the Debtors may seek Confirmation of the Plan notwithstanding the dissent of such rejecting Classes. The Bankruptcy Court may confirm the Plan pursuant to the “cramdown” provisions of the Bankruptcy Code, which allow the Bankruptcy Court to confirm a plan that has been rejected by an impaired class if it determines that the Plan satisfies section 1129(b) of the Bankruptcy Code. See Article IX.A.4 of this Disclosure Statement, entitled “The Debtors May Not Be Able to Secure Confirmation of the Plan.”

L.	Are there risks to owning the New FTS Equity upon emergence from Chapter 11?

Yes. See Article IX.B.2 of this Disclosure Statement, entitled “Risk Factors.” The ownership percentage represented by the New FTS Equity distributed on the Effective Date under the Plan will be subject to dilution from the Management Incentive Plan, Warrants, or other securities that may be issued post-emergence.

M.	What are the terms of the New Warrants?

The Warrants will be included in the Plan Supplement, filed prior to the Confirmation Hearing.

N.	How will Intercompany Claims and Intercompany Interests be treated under the Plan and will they affect my recovery under the Plan?

In the ordinary course of business, each of the Debtors maintains routine business relationships with one or more of the other Debtors that may result in Intercompany Claims owing by one Debtor to another Debtor or Intercompany Interests held by one Debtor in another Debtor. Historically, Intercompany Claims have been made to reimburse certain Debtors for various expenditures including the payment of corporate and franchise taxes, expenses related to payroll and benefits, general administrative expenses, and to facilitate other transfers between Debtors to maintain the seamless operation of the Debtors’ businesses. Indeed, the Intercompany Claims and Intercompany Interests are critical to the Debtors continuing their businesses in an uninterrupted fashion, as funds are routinely transferred between Debtor entities to fund the necessary corporate and operating expenses. No Intercompany Claims or Intercompany Interests are held by or will be transferred to non-Debtor entities.

The Plan provides that Intercompany Claims and Intercompany Interests shall be, at the option of the Debtors, either reinstated or canceled and released without any distribution. Holders of Intercompany Claims in Class 6 and Holders of Intercompany Interests in Class 7 are not entitled to vote on the Plan because they will either be Unimpaired (and therefore not entitled to vote under section 1126(f) of the Bankruptcy Code) or will receive no recovery (and will therefore not be entitled to vote under section 1126(g) of the Bankruptcy Code).

Based on the mutually offsetting nature of the Intercompany Claims and Intercompany Interests, no value will shift between creditors on account of the treatment of Intercompany Claims or Intercompany Interests—any reinstatement of Intercompany Interests or Intercompany Claims is merely to allow the Debtors to maintain their organizational structure and avoid the unnecessary cost of having to reconstitute that structure, permitting the Reorganized Debtors to address post-restructuring accounting, human resources, regulatory, and tax issues in an efficient manner—thereby maximizing the value of the post-emergence enterprise. With respect to the reinstatement of Intercompany Interests in particular, eliminating such Intercompany Interests could also potentially have significant state or federal tax implications.

O.	Will there be releases and exculpation granted to parties in interest as part of the Plan?

Yes, the Plan proposes to release the Released Parties and to exculpate the Exculpated Parties. The Debtors’ releases, third-party releases, and exculpation provisions included in the Plan are an integral part of the Debtors’ overall restructuring efforts and were an essential element of the negotiations among the Debtors and the other parties to the RSA in obtaining their support for the Plan pursuant to the terms of the RSA.

To effectuate the settlement embodied in the Plan, the Plan includes certain Debtor and third-party releases, an exculpation provision, and an injunction provision. These provisions comply with the Bankruptcy Code and prevailing law because, among other reasons, they are the product of extensive good faith, arm’s-length negotiations, were material inducements for the Consenting Creditors to enter into the RSA and the comprehensive settlement embodied in the Plan, and are supported by the Debtors and the Consenting Creditors.

IMPORTANTLY, ALL HOLDERS OF CLAIMS OR INTERESTS THAT DO NOT VALIDLY OPT OUT OR FILE AN OBJECTION WITH THE BANKRUPTCY COURT IN THE CHAPTER 11 CASES THAT EXPRESSLY OBJECTS TO THE INCLUSION OF SUCH HOLDER AS A RELEASING PARTY UNDER THE PROVISIONS CONTAINED IN ARTICLE VIII OF THE PLAN WILL BE DEEMED TO HAVE EXPRESSLY, UNCONDITIONALLY, GENERALLY, INDIVIDUALLY, AND COLLECTIVELY CONSENTED TO THE RELEASE AND DISCHARGE OF ALL CLAIMS AND CAUSES OF ACTION AGAINST THE DEBTORS AND THE RELEASED PARTIES. THE RELEASES ARE AN INTEGRAL ELEMENT OF THE PLAN.

1.	Releases by the Debtors.

The releases by the Debtors are in the best interests of the Debtors’ estates and well within the Debtors’ business judgment.  The Debtors would not be where they are today, in process of soliciting and preparing for Confirmation of a highly consensual and value-maximizing transaction that resolves complex issues, without the participation of the Released Parties.  In particular, the Plan provides for releases by the Debtors, the Reorganized Debtors, their Estates, and any person seeking to exercise the rights of the Debtors or their Estates, including any successors, of any and all Claims and Causes of Action, including any derivative claims, that the Debtors could assert against: (a) the Debtors; (b) the Reorganized Debtors; (c) the Term Loan Agent, (d) the Secured Notes Trustee; (e) the ABL Agent; (f) the Consenting Creditors; (g) the ABL Lenders; (h) all Holders of Claims or Interests that vote to accept the Plan; (i) all Holders of Claims or Interests that are deemed to accept the Plan who do not affirmatively opt out of the releases provided by the Plan; (j) the current and former Affiliates of each Entity in clause (a) through (g); and (k) all Related Parties of each Entity in clause (a) through (j). In addition to being fair and equitable, the releases by the Debtors are in the best interests of their Estates.

The Debtors are not aware of any potentially actionable Claims or Causes of Action against the Released Parties. Nothing to date has caused the Debtors to believe that any colorable Claims or Causes of Action exist against the Released Parties. Moreover, prosecution of the Claims or Causes of Action released under the releases by the Debtors would be complex and time-consuming and could mire the Debtors and parties in interest in wholly speculative and potentially value-destructive litigation, rather than effectuating a consensual restructuring. Simply put, as of this time, the Debtors do not believe that they have material Claims or Causes of Action against any of the Released Parties, let alone Claims or Causes of Action that would justify the risk, expense, and delay attendant to their pursuit. Importantly, the releases by the Debtors provide finality and avoid significant delay, and therefore the inclusion of the releases by the Debtors are worthwhile and inure to the benefit of all the Debtors’ stakeholders.

Further, the Plan, including the releases by the Debtors, was vigorously negotiated by sophisticated entities that were represented by able counsel and financial advisors, including the Consenting Creditors, and includes the settlement of Claims, Interests, Causes of Action, and controversies released, settled, compromised, discharged, or otherwise resolved pursuant to the Plan. The release provisions were a necessary element of consideration that these parties required before entering into the RSA and agreeing to support the Plan.

Notably, the parties to the RSA have agreed to equitize and/or take reduced recoveries on account of their Claims and make other material concessions in order to significantly deleverage the Debtors’ prepetition capital structure. In particular, the Consenting Creditors facilitated a consensual restructuring by agreeing to a distribution scheme that provides economic value to the Holders of Other Secured Claims, Other Priority Claims, Secured Debt Claims, Other Unsecured Claims, Ongoing Business Claims, and FTS Common Interests. While honoring the parties’ relative priorities, this distribution is nevertheless not entirely in strict accordance with the waterfall provisions of the Debtors’ debt documents, resulting in material concessions by the Consenting Creditors in furtherance of the Debtors’ restructuring.

The Consenting Creditors have agreed to support the Plan and not pursue litigation claims or other strategies in the Chapter 11 Cases in opposition to the Plan or the consensual restructuring contemplated therein. The consensus embodied in the Plan is thus based on a significant contribution of value by these constituencies and the corresponding release of rights and remedies that could have been pursued.

Further, many of the Related Parties, such as current and former directors, managers, officers, and equity holders (in their capacities as such) may have indemnification rights against the Debtors under applicable agreements for, among other things, all losses, damages, claims, liabilities, or expenses, including defense costs, for claims subject to the release provisions of the Plan against the Debtors’ Estates.  As such, those indemnification claims could directly affect the Debtors’ Estates. Including the Related Parties in the releases by the Debtors avoids the risk of alter ego and/or derivative liability beyond specific named parties, and the release is limited to those entities’ capacities with respect to the primary Released Party. Moreover, there is no question that directors, managers, and officers provided (and continue to provide) valuable consideration to the Debtors, as they commit substantial time and effort (in addition to their prepetition responsibilities) to the Debtors’ Estates and restructuring efforts throughout this chapter 11 process.

As such, the Consenting Creditors and the other Released Parties are essential parties to the settlement embodied in the Plan and, on account of the aforementioned contributions to the Plan, should be entitled to the releases contemplated therein. Accordingly, the Plan provides the various Released Parties the global closure that they negotiated for in exchange for, among other things, the various concessions and benefits provided by such Released Parties to the Debtors’ Estates under the Plan. The Released Parties that benefit from the releases by the Debtors are providing the consideration discussed above and are consenting to the releases, which were a necessary component of the overall bargain that has put the Debtors on the path to a value maximizing restructuring. Such releases are permissible under applicable law as a compromise under the Bankruptcy Code.

Accordingly, the Debtors submit that the releases by the Debtors are consistent with applicable law, represent a valid settlement and release of claims the Debtors may have against the Released Parties pursuant to section 1123(b)(3)(A) of the Bankruptcy Code, are a valid exercise of the Debtors’ business judgment, and are in the best interests of the Debtors’ Estates.

2.	Releases by the Releasing Parties.

Similarly, the proposed third-party release is integral to the Plan and is a condition of the settlement embodied therein. The provisions of the Plan were heavily negotiated by sophisticated parties, each of whom are represented by competent counsel. The consensual third-party release (together with the releases by the Debtors) are key components of the Debtors’ restructuring and a key inducement to bring stakeholder groups to the bargaining table.  Put simply, the Debtors’ key stakeholders were unwilling to support the Plan without assurances that they and their collateral would not be subject to post-emergence litigation or other disputes related to the restructuring. The third-party release therefore not only benefits the non-Debtor Released Parties, but also the Debtors’ post-emergence enterprise as a whole.

Importantly, the third-party release is consensual because it provides voting Holders of Claims and Interests with the option to opt out of the third-party release by checking a box on the ballot (and, in the event of a non-voting Impaired Class, submitting an opt-out form) or filing a formal or informal objection with the Bankruptcy Court. Each of the Disclosure Statement, ballots, notices of non-voting status, and notice of Confirmation Hearing state in bold-faced, conspicuous text that Holders of Claims and Interests that do not opt out or object to the release in the Plan will be bound by the third-party release. Accordingly, upon checking the opt-out box or filing an objection with the Bankruptcy Court, such Holders of Claims or Interests are not bound by the third-party releases and no longer have a basis to argue their rights are affected by such release.

The third-party release comports with applicable law for consensual third-party releases. First, the third-party release is sufficiently specific to put the Releasing Parties on notice of the released claims. Second, the third-party release is integral to the Plan and is a condition of the settlement embodied therein. The provisions of the Plan were heavily negotiated by sophisticated parties to the RSA, each of whom are represented by competent counsel and for which the third-party release was a material inducement to enter into the RSA. Third, as described more fully above, each of the Released Parties under the third-party release gave consideration for the third-party release (and are also Releasing Parties themselves, thereby making the release mutual). Fourth, although the third-party release is consensual, the Debtors have nonetheless included a carveout for claims and Causes of Action determined by Final Order of a court of competent jurisdiction related to actual fraud, gross negligence, or willful misconduct.

Ultimately, the restructuring contemplated by the Plan is value-maximizing and would not be possible absent the support of the Released Parties many of which (i.e., the Consenting Creditors) will also be the Debtors’ most significant post-emergence stakeholders. Thus, the third-party release operates to maximize the Debtors’ fresh start by minimizing the possibility of distracting post-emergence litigation or costs associated with the continuation of disputes related to the Debtors’ restructuring.

3.	Exculpation.

In addition to the Debtor and third-party releases, the exculpation clause in the Plan provides that (a) the Debtors, (b) any official committees appointed in the Chapter 11 Cases and each of their respective members, (c) the Consenting Creditors, (d) the ABL Agent, (e) the Term Loan Agent, (f) the Secured Notes Trustee, and (g) with respect to each of the foregoing, such Entity and its current and former Affiliates, and such Entity’s and its current and former Affiliates’ current and former equity holders, subsidiaries, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals are exculpated from any Causes of Action arising out of acts or omissions related to these Chapter 11 Cases and certain related transactions as set forth therein—except for acts or omissions that are found to have been the product of actual fraud, willful misconduct, or gross negligence. As such, the exculpation clause is reasonable, appropriate, and vital to these Chapter 11 Cases because it provides protection to parties who acted in good faith for the benefit of the Estates during the restructuring.

First, the Debtors are entitled to the benefits of the exculpation clause. Upon a “good faith” finding within the meaning of section 1125(e) of the Bankruptcy Code, such parties are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code and the exculpation clause. Further, granting such relief falls squarely within the “fresh start” principles underlying the Bankruptcy Code.

Second, certain Exculpated Parties owe fiduciary duties in favor of the Debtors’ Estates, permitting them to receive the benefits of the exculpation clause. For example, the directors, officers, and professionals that have acted on behalf of the Debtors in connection with the Chapter 11 Cases owe the Debtors fiduciary duties similar to those the debtor in possession owes to the Estates. The Debtors and their fiduciaries could not possibly have developed the Plan without the support and contributions of the Exculpated Parties.

Accordingly, the failure to approve the exculpation clause would undermine the purpose of the Plan and the settlements set forth in the Plan, Disclosure Statement, and RSA by allowing parties to pursue claims post-bankruptcy that are otherwise fully and finally resolved by the Plan when the Exculpated Parties participated in these chapter 11 cases in reliance upon the protections afforded to those constituents by the exculpation clause.

Based on the foregoing, the Debtors believe that the releases and exculpations in the Plan are necessary and appropriate and meet the requisite legal standard promulgated by the United States Court of Appeals for the Fifth Circuit. Moreover, the Debtors are prepared to present evidence at the Confirmation Hearing to demonstrate the basis for and propriety of the release and exculpation provisions. The release, exculpation, and injunction provisions that are contained in the Plan are copied in pertinent part below.

4.	Releases by the Debtors.

Notwithstanding anything contained in the Plan to the contrary, pursuant to section 1123(b) of the Bankruptcy Code, in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, on and after the Effective Date, each Released Party is, and is deemed hereby to be, fully, conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged by the Debtors, the Reorganized Debtors, their Estates, and any person seeking to exercise the rights of the Debtors or their Estates, including any successors to the Debtors or any Estate representatives appointed or selected pursuant to section 1123(b)(3) of the Bankruptcy Code, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other Entities who may purport to assert any Cause of Action, directly or derivatively, by, through, for, or because of the foregoing Entities, from any and all Claims and Causes of Action, including any derivative claims asserted or assertable on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, contingent or noncontingent, in law, equity, contract, tort or otherwise, that the Debtors, the Reorganized Debtors, or their Estates, including any successors to the Debtors or any Estate representative appointed or selected pursuant to section 1123(b) of the Bankruptcy Code, would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim against, or Interest in, a Debtor or other Entity, or that any Holder of any Claim against, or Interest in, a Debtor or other Entity could have asserted on behalf of the Debtors, based on or relating to, or in any manner arising from, in whole or in part: (a) the Debtors (including the capital structure, management, ownership, or operation thereof), the business or contractual arrangement between the Debtors and any Released Party, any Securities issued by the Debtors and the ownership thereof, the assertion or enforcement of rights and remedies against the Debtors, the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions (but excluding Avoidance Actions brought as counterclaims or defenses to Claims asserted against the Debtors), intercompany transactions between the Debtors, the Term Loan Agreement, the Secured Notes Indenture, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the Restructuring Support Agreement, the Disclosure Statement, the New Revolving Exit Facility Credit Agreement, or the Plan (including, for the avoidance of doubt, the Plan Supplement); (b) any Restructuring Transaction, contract, instrument, release, or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, the New Revolving Exit Facility Credit Agreement, the Plan, or the Plan Supplement, before or during the Chapter 11 Cases; (c) the Chapter 11 Cases, the filing of the Chapter 11 Cases, the Disclosure Statement or the Plan, the solicitation of votes with respect to the Plan, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement; or (d) any related act or omission, transaction, agreement, event, or other occurrence related or relating to any of the foregoing taking place on or before the Effective Date, including all Avoidance Actions or other relief obtained by the Debtors in the Chapter 11 Cases.

Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (i) post Effective Date obligations of any party or Entity under the Plan, the Confirmation Order, any Restructuring Transaction, any Definitive Document, or any other document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, including the New Revolving Exit Facility Credit Agreement, or any Claim or obligation arising under the Plan, or (ii) the rights of any Holder of Allowed Claims or FTS Common Interests to receive distributions under the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the foregoing Debtor release, which includes by reference each of the related provisions and definitions contained in the Plan, and further, shall constitute the Bankruptcy Court’s finding that the foregoing Debtor release is: (a) in exchange for the good and valuable consideration provided by the Released Parties, including, without limitation, the Released Parties’ contributions to facilitating the Restructuring Transactions and implementing the Plan; (b) a good faith settlement and compromise of the Claims released by the foregoing Debtor release; (c) in the best interests of the Debtors and their Estates and all Holders of Claims and Interests; (d) fair, equitable, and reasonable; (e) given and made after due notice and opportunity for hearing; and (f) a bar to any of the Debtors, the Reorganized Debtors, or the Debtors’ Estates asserting any Claim or Cause of Action released pursuant to the foregoing Debtor release.

5.	Releases by the Releasing Parties.

Except as otherwise expressly set forth in the Plan or the Confirmation Order, on and after the Effective Date, in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, each Released Party is, and is deemed hereby to be, fully, conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged by each Releasing Party, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other Entities who may purport to assert any Cause of Action, directly or derivatively, by, through, for, or because of the Releasing Parties, from any and all Claims and Causes of Action, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, contingent or noncontingent, in law, equity, contract, tort, or otherwise, including any derivative claims asserted on behalf of the Debtors, that such Releasing Party would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim against, or Interest in, a Debtor or other Entity, or that any Holder of any Claim against, or Interest in, a Debtor or other Entity could have asserted on behalf of the Debtors, based on or relating to, or in any manner arising from, in whole or in part: (a) the Debtors (including the capital structure, management, ownership, or operation thereof), the business or contractual arrangement between the Debtors and any Releasing Party, any Securities issued by the Debtors and the ownership thereof, the assertion or enforcement of rights and remedies against the Debtors, the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions (but excluding Avoidance Actions brought as counterclaims or defenses to Claims asserted against the Debtors), intercompany transactions between or among the Debtors, the Term Loan Agreement, the Secured Notes Indenture, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the Restructuring Support Agreement, the Disclosure Statement, the New Revolving Exit Facility Credit Agreement, or the Plan (including, for the avoidance of doubt, the Plan Supplement); (b) any Restructuring Transaction, contract, instrument, release, or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, the New Revolving Exit Facility Credit Agreement, the Plan, or the Plan Supplement, before or during the Chapter 11 Cases; (c) the Chapter 11 Cases, the filing of the Chapter 11 Cases, the Disclosure Statement, or the Plan, the solicitation of votes with respect to the Plan, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement; or (d) any related act or omission, transaction, agreement, event, or other occurrence related or relating to any of the foregoing taking place on or before the Effective Date, including all Avoidance Actions or other relief obtained by the Debtors in the Chapter 11 Cases.

Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (i) any post Effective Date obligations of any party or Entity under the Plan, the Confirmation Order, any Restructuring Transaction, or any document, instrument, any Definitive Document, or any agreement (including those set forth in the Plan Supplement) executed to implement the Plan, including the New Revolving Exit Facility Credit Agreement, or any Claim or obligation arising under the Plan, (ii) the rights of Holders of Allowed Claims or FTS Common Interests to receive distributions under the Plan or (iii) any claims or liabilities arising out of or relating to any act or omission of a Released Party that is determined in a final order by a court of competent jurisdiction to have constituted actual fraud, willful misconduct, or gross negligence.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the foregoing third-party release, which includes by reference each of the related provisions and definitions contained herein, and, further, shall constitute the Bankruptcy Court’s finding that the foregoing third-party release is: (a) consensual; (b) essential to the Confirmation of the Plan; (c) given in exchange for a substantial contribution and for the good and valuable consideration provided by the Released Parties that is important to the success of the Plan; (d) a good faith settlement and compromise of the Claims released by the foregoing third-party release; (e) in the best interests of the Debtors and their Estates; (f) fair, equitable, and reasonable; (g) given and made after due notice and opportunity for hearing; and (h) a bar to any of the Releasing Parties asserting any claim or Cause of Action released pursuant to the foregoing third-party release.

6.	Exculpation.

Except as otherwise specifically provided in the Plan or the Confirmation Order, no Exculpated Party shall have or incur liability for, and each Exculpated Party shall be released and exculpated from any Claims and Causes of Action for any claim related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, filing, or termination of the Restructuring Support Agreement and related prepetition transactions (including the Term Loan Agreement and the Secured Notes Indenture), the Disclosure Statement, the Plan, the New Revolving Exit Facility Credit Agreement, the Plan Supplement, or any Restructuring Transaction, contract, instrument, release or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion), including any Definitive Document, created or entered into before or during the Chapter 11 Cases, any preference, fraudulent transfer, or other avoidance claim arising pursuant to chapter 5 of the Bankruptcy Code or other applicable law, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, except for claims related to any act or omission that is determined in a final order by a court of competent jurisdiction to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan.

The Exculpated Parties and other parties set forth above have, and upon Confirmation of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

7.	Injunction.

Except as otherwise expressly provided in the Plan or the Confirmation Order or for obligations or distributions issued or required to be paid pursuant to the Plan or the Confirmation Order, all Entities who have held, hold, or may hold the Released Claims are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties: (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any Released Claims; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any Released Claims; (3) creating, perfecting, or enforcing any lien or encumbrance of any kind against such Entities or the property of such Entities on account of or in connection with or with respect to any Released Claims; (4) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property or the Estates of such Entities on account of or in connection with or with respect to any Released Claims unless such holder has filed a motion requesting the right to perform such setoff on or before the Effective Date, and notwithstanding an indication of a Claim or Interest or otherwise that such holder asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any Released Claims released or settled pursuant to the Plan.

Upon entry of the Confirmation Order, all Holders of Claims and Interests and their respective current and former employees, agents, officers, directors, principals, and direct and indirect Affiliates shall be enjoined from taking any actions to interfere with the implementation or Consummation of the Plan. Each Holder of an Allowed Claim or Allowed Interest, as applicable, by accepting, or being eligible to accept, distributions under or Reinstatement of such Claim or Interest, as applicable, pursuant to the Plan, shall be deemed to have consented to the injunction provisions as set forth in Article VIII.F of the Plan.

8.	Release of Liens.

Except as otherwise provided in the New Revolving Exit Facility Credit Agreement, the Plan, the Confirmation Order, or in any contract, instrument, release, or other agreement or document created or entered into pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, except for Other Secured Claims that the Debtors elect to Reinstate in accordance with the Plan, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns. Any Holder of such Secured Claim (and the applicable agents for such Holder) shall be authorized and directed, at the sole cost and expense of the Reorganized Debtors, to release any collateral or other property of any Debtor (including any cash collateral and possessory collateral) held by such Holder (and the applicable agents for such Holder), and to take such actions as may be reasonably requested by the Reorganized Debtors to evidence the release of such Liens and/or security interests, including the execution, delivery, and filing or recording of such releases. The presentation or filing of the Confirmation Order to or with any federal, state, provincial, or local agency, records office, or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens.

To the extent that any Holder of a Secured Claim that has been satisfied or discharged in full pursuant to the Plan, or any agent for such Holder, has filed or recorded publicly any Liens and/or security interests to secure such Holder’s Secured Claim, then as soon as practicable on or after the Effective Date, such Holder (or the agent for such Holder) shall take, at the Reorganized Debtors’ sole cost and expense, any and all steps requested by the Debtors, the Reorganized Debtors, or the New Revolving Exit Facility Agent that are necessary or desirable to record or effectuate the cancellation and/or extinguishment of such Liens and/or security interests, including the making of any applicable filings or recordings, and the Reorganized Debtors shall be entitled to make any such filings or recordings on such Holder’s behalf.

P.	How will the preservation of the Causes of Action impact my recovery under the Plan?

The Plan provides for the preservation of all Causes of Action other than those that are expressly waived, relinquished, exculpated, released, compromised, or settled.

In accordance with section 1123(b) of the Bankruptcy Code, but subject to Article VIII of the Plan, each Reorganized Debtor, as applicable, shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action of the Debtors, whether arising before or after the Petition Date, including any actions specifically enumerated in the Schedule of Retained Causes of Action, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date, other than the Causes of Action released by the Debtors pursuant to the releases and exculpations contained in the Plan, including in Article VIII of the Plan, which shall be deemed released and waived by the Debtors and the Reorganized Debtors as of the Effective Date.

The Reorganized Debtors may pursue such retained Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. No Entity (other than the Released Parties) may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Debtors or the Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action of the Debtors against it. The Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan, including Article VIII of the Plan. Unless otherwise agreed upon in writing by the parties to the applicable Cause of Action, all objections to the Schedule of Retained Causes of Action must be Filed with the Bankruptcy Court on or before thirty days after the Effective Date. Any such objection that is not timely filed shall be disallowed and forever barred, estopped, and enjoined from assertion against any Reorganized Debtor, without the need for any objection or responsive pleading by the Reorganized Debtors or any other party in interest or any further notice to or action, order, or approval of the Bankruptcy Court. The Reorganized Debtors may settle any such objection without any further notice to or action, order, or approval of the Bankruptcy Court. If there is any dispute regarding the inclusion of any Cause of Action on the Schedule of Retained Causes of Action that remains unresolved by the Debtors or Reorganized Debtors, as applicable, and the objection party for thirty days, such objection shall be resolved by the Bankruptcy Court. Unless any Causes of Action of the Debtors against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Final Order, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.

The Reorganized Debtors reserve and shall retain such Causes of Action of the Debtors notwithstanding the rejection or repudiation of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Plan. In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action that a Debtor may hold against any Entity shall vest in the Reorganized Debtors, except as otherwise expressly provided in the Plan, including Article VIII of the Plan. The applicable Reorganized Debtors, through their authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action. The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court.

Q.	How will undeliverable distributions and unclaimed property be treated under the Plan?

In the event that any distribution to any Holder is returned as undeliverable, no distribution to such Holder shall be made unless and until the Disbursing Agent is notified in writing of such Holder’s then-current address or other necessary information for delivery; provided, however, that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of six months from the date of the distribution. After such date, all unclaimed property or interests in property shall revert to the Reorganized Debtors automatically and without need for a further order by the Bankruptcy Court (notwithstanding any applicable federal, provincial, or state escheat, abandoned, or unclaimed property laws to the contrary), and the Claim of any Holder to such property or interest in property shall be discharged of and forever barred. To the extent such Unclaimed Distribution is comprised of New FTS Equity, such New FTS Equity shall be cancelled.

R.	Are there minimum distribution restrictions?

No Cash payment of less than $250 shall be made to a Holder of an Allowed Claim on account of such Allowed Claim. When any distribution pursuant to the Plan on account of an Allowed Claim or Allowed Interest (as applicable) would otherwise result in the issuance of a number of shares of New FTS Equity that is not a whole number, the actual distribution of shares of New FTS Equity shall be rounded to the next lower whole number with no further payment therefor.

S.	What steps did the Debtors take to evaluate alternatives to a chapter 11 filing?

As described in the Declaration of Lance Turner, Chief Financial Officer of FTS International, Inc., in Support of Chapter 11 Petitions and First Day Motions (the “First Day Declaration”), prior to the Petition Date, the Debtors evaluated numerous potential alternatives to address their funded indebtedness, particularly their April 16, 2021 maturity on the Term Loan Facility. As described in the First Day Declaration, following these considerations and in light of all of the circumstances, including plunging oil prices and the Debtors’ looming debt maturities, the Board of Directors of FTSI determined in its business judgment to pursue a holistic restructuring through a chapter 11 filing.

T.	Are the Debtors seeking to pay professional fees of the Consenting Creditors pursuant to the Plan?

The RSA is the cornerstone of the Debtors’ restructuring, and the Consenting Creditors and their professionals have been, and continue to be, integral to facilitating the transaction contemplated by the RSA and the Plan. The RSA provides that the Consenting Creditors shall support the Plan on the terms set forth therein. Part of the consideration for this support is that the Debtors are obligated to pay the reasonable fees and expenses of certain professionals to the Ad Hoc Group of Secured Noteholders, the Ad Hoc Group of Term Loan Lenders, and the Term Loan Agent.

IV.	THE DEBTORS’ restructuring support agreement and PLAN

A.	Restructuring Term Sheet.

As set forth in Article VII.C of this Disclosure Statement, in connection with the restructuring negotiations, the Debtors reached an agreement in principle with the restricted Consenting Creditors regarding a Restructuring Term Sheet detailing the terms of a consensual restructuring of the Debtors’ funded debt obligations through the Plan.

B.	Restructuring Support Agreement.

On August 22, 2020, the Debtors and certain Secured Noteholders and Term Loan Lenders entered into the Restructuring Support Agreement. Thereafter, on September 4, 2020, certain additional Secured Noteholders and Term Loan Lenders agreed to the restructuring and the RSA was amended and restated. On September 21, 2020, the RSA was amended and restated a second time. Since executing the RSA, the Debtors have documented the terms of the restructuring contemplated thereby, including the Plan. The restructuring transactions contemplated by the Plan will significantly reduce the Debtors’ funded-debt obligations and annual interest payments and result in a stronger balance sheet for the Debtors.

The Plan represents a significant step in the Debtors’ months-long restructuring process. The RSA will allow the Debtors to proceed expeditiously through chapter 11 to a successful emergence. The Plan will significantly deleverage the Debtors’ balance sheet and provide the capital injection needed for the Debtors to conduct competitive operations going forward.

C.	The Plan.

1.	Issuance of New FTS Equity.

All FTS Common Interests shall be cancelled as of the Effective Date.

On the Effective Date, Reorganized FTS is authorized to issue or cause to be issued and shall issue the New FTS Equity in accordance with the terms of this Plan, the Stockholders’ Agreement, and other applicable Definitive Documents without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule, or the vote, consent, authorization, or approval of any Person. The New FTS Equity shall be issued and distributed free and clear of all Liens, Claims, and other Interests. All of the New FTS Equity issued pursuant to the Plan shall be duly authorized and validly issued.

On the Effective Date, Reorganized FTS and all holders of the New FTS Equity then outstanding shall be deemed to be parties to the New Organizational Documents and the Stockholders’ Agreement without the need for execution by any such holder. The New Organizational Documents shall be binding on the Reorganized Debtors and all parties receiving New FTS Equity pursuant to the Plan.

All of the New FTS Equity issued or authorized to be issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable.

2.	New Revolving Exit Facility.

On the Effective Date, the Reorganized Debtors shall enter into the New Revolving Exit Facility Credit Agreement and shall execute and deliver the New Revolving Exit Facility Credit Agreement documents, and such documents shall become effective in accordance with their terms. On and after the Effective Date, the New Revolving Exit Facility Credit Agreement documents shall constitute legal, valid, and binding obligations of the Reorganized Debtors and be enforceable in accordance with their respective terms. The terms and conditions of the New Revolving Exit Facility Credit Agreement documents, if any, shall bind the Reorganized Debtors and each other Entity that enters into such New Revolving Exit Facility Credit Agreement documents as a guarantor. Any Entity’s entry into the New Revolving Exit Facility Credit Agreement, if any, shall be deemed as its agreement to the terms of such New Revolving Exit Facility Credit Agreement documents, as amended or modified from time to time following the Effective Date in accordance with its terms.

Confirmation shall be deemed approval of the New Revolving Exit Facility Credit Agreement documents (including the transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations and guarantees to be incurred and fees and expenses paid in connection therewith), if any, and, to the extent not approved by the Bankruptcy Court previously, the Reorganized Debtors will be authorized to execute and deliver those documents necessary or appropriate to obtain the New Revolving Exit Facility Credit Agreement, including the New Revolving Exit Facility Credit Agreement documents, without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order or rule or vote, consent, authorization, or approval of any Person, subject to such modifications as the Reorganized Debtors may deem to be necessary to enter into the New Revolving Exit Facility Credit Agreement documents, if any.

21

3.	Directors and Officers of the Reorganized Debtors.

On the Effective Date, the terms of the current members of the board of directors of FTS shall expire, and the New Board shall be appointed on the Effective Date in accordance with the terms and conditions set forth in the applicable New Organizational Documents and Stockholders’ Agreement and the identities of directors on the New Board shall be set forth in the Plan Supplement to the extent known at the time of filing of the Plan Supplement.

The New Board shall be comprised of five directors: (a) one of which shall be the CEO of Reorganized FTS, (b) three of which shall be selected by the Required Consenting Noteholders, and (c) one of which shall be selected by the Required Consenting Term Loan Lenders.

The officers of the respective Debtors immediately before the Effective Date, as applicable, shall serve as the initial officers of each of the respective Reorganized Debtors on and after the Effective Date and in accordance with Article IV.Q of the Plan and applicable non-bankruptcy law. After the Effective Date, the selection of officers of the Reorganized Debtors shall be as provided by their respective New Organizational Documents.

V.	Solicitation And Voting Procedures

This Disclosure Statement, which is accompanied by a ballot (the “Ballot”) to be used for voting on the Plan, is being distributed to the Holders of Claims or Interests in those Classes that are entitled to vote to accept or reject the Plan.

A.	Holders of Claims Entitled to Vote on the Plan.

Under the provisions of the Bankruptcy Code, not all Holders of claims against or interests in a debtor are entitled to vote on a chapter 11 plan. The table in Article III.E of this Disclosure Statement, entitled “Am I entitled to vote on the Plan?” provides a summary of the status and voting rights of each Class (and, therefore, of each Holder within such Class absent an objection to the Holder’s Claim) under the Plan.

As shown in the table, the Debtors are soliciting votes to accept or reject the Plan only from Holders of Claims and Interests in Classes 3, 4, and 8 (collectively, the “Voting Classes”). The Holders of Claims and Interests in the Voting Classes are Impaired under the Plan and may, in certain circumstances, receive a distribution under the Plan. Accordingly, Holders of Claims and Interests in the Voting Classes have the right to vote to accept or reject the Plan.

The Debtors are not soliciting votes from Holders of Claims or Interests in Classes 1A, 1B, 2, 5, 6, and 7. Additionally, the Disclosure Statement Order provides that certain Holders of Claims or Interests in the Voting Classes, such as those Holders whose Claims have been disallowed or are subject to a pending objection, are not entitled to vote to accept or reject the Plan.

B.	Claims and Noticing Agent.

The Debtors have retained the Claims and Noticing Agent, Epiq Corporate Restructuring LLC (“Epiq” or the “Claims and Noticing Agent”) to act as, among other things, the Claims and Noticing Agent in connection with the solicitation of votes to accept or reject the Plan.

22

C.	Solicitation Package.

The following materials constitute the solicitation package (collectively, the “Solicitation Package”) distributed to Holders of Claims and Interests in the Voting Classes:

•	the Disclosure Statement (including all exhibits); and

•	a Ballot for the relevant Class of Claims or Interests.

D.	Distribution of the Solicitation Package and Plan Supplement.

The Debtors will cause the Claims and Noticing Agent to distribute the Solicitation Package to Holders of Claims entitled to vote on the Plan, anticipated to begin on September 21, 2020, and to Holders of Interests entitled to vote on the Plan, anticipated to begin on September 24, 2020. The Voting Deadline is October 21, 2020 at 4:00 p.m. (prevailing Central Time).

The Solicitation Package (except the Ballots) may also be obtained from the Claims and Noticing Agent by: (i) calling the Claims and Noticing Agent at (888) 490-0882 (toll free) or (503) 597-5602 (international), or (ii) writing to the Claims and Noticing Agent at FTS International Ballot Processing c/o Epiq Corporate Restructuring LLC, 10300 SW Allen Boulevard, Beaverton, OR 97005. You may also download the exhibits and documents (as well as any pleadings filed with the Bankruptcy Court after the case has been filed) for free by visiting the Debtors’ restructuring website, https://dm.epiq11.com/FTSI, or, you may also obtain copies of any pleadings filed with the Bankruptcy Court for a fee via PACER at https://www.pacer.gov/.

The Debtors shall file the Plan Supplement with the Bankruptcy Court in advance of the Confirmation Hearing. If the Plan Supplement is updated or otherwise modified, such modified or updated documents will be made available on the Debtors’ restructuring website. The Debtors will not serve copies of the Plan Supplement; however, parties may obtain a copy of the Plan Supplement from the Claims and Noticing Agent by: (i) calling the Claims and Noticing Agent at the telephone numbers set forth above; (ii) visiting the Debtors’ restructuring website, https://dm.epiq11.com/FTSI; or (iii) writing to the Claims and Noticing Agent at FTS International Ballot Processing c/o Epiq Corporate Restructuring LLC, 10300 SW Allen Boulevard, Beaverton, OR 97005.

E.	Votes Required for Acceptance by a Class.

Under the Bankruptcy Code, acceptance of a plan of reorganization by a class of claims or interests is determined by calculating the amount and, if a class of claims, the number, of claims and interests voting to accept, as a percentage of the allowed claims or interests, as applicable, that have voted. Acceptance by a class of claims requires an affirmative vote of more than one-half in number of total allowed claims that have voted and an affirmative vote of at least two-thirds in dollar amount of the total allowed claims that have voted. Acceptance by a class of interests requires an affirmative vote of at least two-thirds in amount of the total allowed interests that have voted.

F.	Considerations for Voting.

There are a variety of factors that all Holders of Claims entitled to vote on the Plan should consider prior to voting to accept or reject the Plan. These factors may impact recoveries under the Plan and include, among other things:

23

•	unless otherwise specifically indicated, the financial information contained in the Disclosure Statement has not been audited and is based on an analysis of data available at the time of the preparation of the Plan and the Disclosure Statement;

•	although the Debtors believe that the Plan complies with all applicable provisions of the Bankruptcy Code, the Debtors can neither assure such compliance nor that the Bankruptcy Court will confirm the Plan;

•	the Debtors may request Confirmation without the acceptance of the Plan by all Impaired Classes in accordance with section 1129(b) of the Bankruptcy Code; and

•	any delays of either Confirmation or Consummation could result in, among other things, increased Administrative Claims and Restructuring Expenses.

While these factors could affect distributions available to Holders of Allowed Claims and Allowed Interests under the Plan, the occurrence or impact of such factors may not necessarily affect the validity of the vote of the Voting Classes or necessarily require a re-solicitation of the votes of Holders of Claims in the Voting Classes pursuant to section 1127 of the Bankruptcy Code.

For a further discussion of risk factors, please refer to “Risk Factors” described in Article IX of this Disclosure Statement.

G.	Voting Deadline.

The Voting Deadline is October 21, 2020, at 4:00 p.m. (prevailing Central Time).

H.	Voting Procedures.

Detailed instructions regarding how to vote on the Plan are contained on the ballots distributed to Holders of Claims and Interests that are entitled to vote on the Plan. For your vote to be counted, you must submit your ballot in accordance with the instructions provided therein.

BALLOTS SENT BY FACSIMILE TRANSMISSION ARE NOT ALLOWED AND WILL NOT BE COUNTED.

VI.	The Debtors’ Corporate History, Structure, And Business Overview

A.	FTSI’s Corporate History and Operations.

Present-day FTSI was founded in August 2000 as Frac Tech Services, LLC (“Frac Tech Services”). Frac Tech Services began as a small, family-owned business and started providing hydraulic fracturing services to E&P companies in 2002. Frac Tech Services quickly grew into a leading independent provider of oil and natural gas well stimulation services with expertise in high-pressure hydraulic fracturing. Unlike the majority of its competitors, Frac Tech Services’ vertical integration allowed it to manufacture many of the components of its hydraulic fracturing units, as well as assemble all of the fleets used by present-day FTSI. This reduced operating costs, increased asset utilization, improved supply chain flexibility and responsiveness, and enhanced financial performance and customer service for the organization as a whole. Frac Tech Services’ significant maintenance and repair capabilities also allowed it to refurbish third party components and manufacture replacement parts to support its operations and further enhance asset utilization. E&P companies operating in the United States used Frac Tech Services to enhance their recovery rates from wells drilled in shale and other unconventional reservoirs. Frac Tech Services’ operations were primarily focused in the Haynesville Shale, the Eagle Ford Shale, the Marcellus Shale, the Permian Basin, and the Bakken Shale. Since its founding, the Debtors’ organization has undertaken several reorganizational transactions that have taken it from a family-run limited partnership to a publicly traded corporation. A chart reflecting the Debtors’ current organizational structure is attached hereto.

24

Despite the Debtors’ transformation over the years, the Debtors’ core focus and geographic footprint remain largely the same. The Debtors’ primary business is providing hydraulic fracturing services, also known as pressure pumping, to E&P companies, to enhance hydrocarbon flow in oil and natural gas wells, thus increasing the amount of hydrocarbons recovered. Each of the Debtors’ twenty-eight fleets typically consists of approximately twenty hydraulic fracturing units, generally including a high-pressure pump, a diesel or combined diesel and natural gas engine, a transmission, and various other supporting and ancillary equipment. The Debtors have historically operated under service agreements with customers for one or more “dedicated” fleets, in which the Debtors deploy one or more of their hydraulic fracturing fleets exclusively to the customer to follow the customer’s completion schedule until the agreement expires or is terminated in accordance with its terms. However, the Debtors also offer spot-work agreements, whereby fleets move between customers as work becomes available.

25

The Debtors presently operate in the following basins:

•	Permian Basin. The Permian Basin is one of the largest and most prolific oil and natural gas producing basins in the United States, extending over West Texas and southeast New Mexico. The Permian Basin is characterized by oil and natural gas fields with long production histories and multiple producing formations. As of August 31, 2020, the Debtors were operating four active fleets in the Permian Basin.

•	SCOOP/STACK. The STACK play is located in Oklahoma across the Sooner Trend oil field, Anadarko Basin, and Canadian and Kingfisher counties. As of August 31, 2020, the Debtors were operating one active fleet in the SCOOP/STACK play.

•	Marcellus/Utica Shale. The Marcellus Shale is located primarily in Pennsylvania, West Virginia, and Ohio, and the Utica Shale is primarily located in parts of the aforementioned states along with certain areas of Kentucky and Tennessee. As of August 31, 2020, the Debtors were operating one standby fleet in the Marcellus/Utica Shale.

•	Eagle Ford Shale. The Eagle Ford Shale is located in South Texas. As of August 31, 2020, the Debtors were operating three active fleets in the Eagle Ford Shale.

•	Haynesville Shale. The Haynesville Shale is located primarily in East Texas and West Louisiana. As of August 31, 2020, the Debtors were not operating any fleets in the Haynesville Shale.

•	Uinta-Piceance Basin. The Unita-Piceance Basin is located in Utah and Wyoming. As of August 31, 2020, the Debtors were operating one standby fleet in the Unita-Piceance Basin.

26

B.	The Debtors’ Prepetition Capital Structure.

As of the Petition Date, the Debtors have approximately $446.7 million (principal and accrued interest) in total funded debt. This consists of $67.4 million under the Term Loan Facility and $369.9 million in aggregate principal amount of Secured Notes. FTSI is the borrower under the Term Loan Facility and is the Issuer of the Secured Notes. The Debtors’ aggregate debt load is depicted in the table below:

Funded Debt	Maturity	Outstanding Principal Amount as of June 30, 2020
ABL Facility	February 22, 2023	N/A
Secured Notes	May 1, 2022	$369.9 million
Term Loan Facility	April 16, 2021	$67.4 million
	Total Funded Debt	$437.3 million[11]

1.	The ABL Facility.

FTSI and FTSI Services are borrowers under the credit agreement dated as of February 22, 2018 (as has been amended, amended and restated, or otherwise modified from time to time prior to the Petition Date) with Wells Fargo Bank, National Association, as administrative agent, sole lead arranger, and book runner (together with any successor administrative or collateral agent), and the other lenders party thereto. The ABL Credit Agreement allows the Debtors to access a maximum of $100 million in revolving credit commitments. The obligations under the ABL Facility are secured by: (i) a first lien on substantially all of the Debtors’ assets, including, among other things, accounts receivable, inventory, deposit accounts, intellectual property, and the equity of some current and future wholly-owned domestic and foreign subsidiaries; and (ii) a second lien on the collateral package securing the Secured Notes.

As of June 30, 2020, the borrowing base for the ABL Facility was $9 million. There are no amounts outstanding thereunder. The Debtors have issued $4 million in letters of credit, leaving $5 million available under the ABL Facility. The maturity date on the ABL Facility is February 22, 2023.

2.	The Term Loan Facility.

FTSI is the borrower under the term loan agreement dated as of April 16, 2014 (as have been amended, amended and restated, or otherwise modified from time to time prior to the Petition Date) with Wilmington Savings Fund Society, FSB (as successor to Wells Fargo Bank, National Association) as administrative agent, Wells Fargo Securities, LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, and UBS Securities LLC, as joint lead arrangers and joint book runners (together with any successor administrative or collateral agent), and the other lenders party thereto (the facility thereunder, the “Term Loan Facility”). The Term Loan Facility shares substantially the same collateral package and is pari passu with the Secured Notes. Specifically, the collateral package for the Term Loan Facility and Secured Notes includes the following collateral of FTS and certain of its affiliates: (a) inventory collateral; (b) receivables collateral; (c) account collateral; and any of the following pertaining to the aforementioned collateral: (i) trademarks, intellectual property, and intellectual property licenses; (ii) books; (iii) proceeds; and (iv) pledged collateral. The maturity date for the Term Loan Facility is April 16, 2021. As of June 30, 2020, approximately $67.4 million in aggregate principal amount remains outstanding under the Term Loan Facility.

 11   The total funded debt does not include accrued interest.

27

3.	The Secured Notes.

FTSI is the issuer of 6.25% senior secured notes due May 2022 pursuant to that certain indenture dated as of April 16, 2014 (as have been amended, amended and restated, or otherwise modified from time to time prior to the Petition Date) with U.S. Bank National Association, as collateral agent and trustee (together with any successor collateral agent), and the guarantors party thereto. The maturity date for the Secured Notes is May 1, 2022. As of June 30, 2020, approximately $369.9 million in aggregate principal amount of Secured Notes remain outstanding.

VII.	Events Leading To The Chapter 11 Filings

A.	Market and Industry-Specific Challenges.

In recent years, the markets for oil and natural gas have been especially volatile, which has been exacerbated in recent months by current geopolitical and economic conditions. Among the contributing factors are the domestic and foreign supply of oil and natural gas, the ability of members of the Organization of Petroleum Exporting Countries (“OPEC”) to comply with the agreed upon production cuts (and the cooperation of other producing countries to reduce production levels), social unrest and political instability, particularly in major oil and natural gas producing regions outside the United States, and the levels and growth of domestic and global economic activity. In particular, the U.S. “Shale Revolution”—the implementation of horizontal drilling and hydraulic fracking techniques to unlock oil and natural gas from previously non-producible shale formations—has resulted in a dramatic increase in U.S. crude oil and natural gas production, greatly increasing supplies at a time of uncertain demand.

These market conditions have affected oil and gas companies at every level of the industry around the world. Over thirty oil and gas companies have filed for chapter 11 since the beginning of 2020 alone, and numerous other oil and gas companies have defaulted on their debt obligations, negotiated amendments or covenant relief with creditors to avoid defaulting, or effectuated out-of-court restructurings. The current volatility in the commodity markets has made it difficult for some companies to execute on out-of-court restructuring alternatives and has rendered typical cost-management techniques insufficient to manage outstanding liabilities.

B.	Financial and Operational Responses.

From the beginning of the downturn, the Debtors took steps to reduce expenditures and increase operational efficiencies. These efforts included: (i) salary and benefits reductions; (ii) various measures to decrease its cost structure, including implementation of certain technology initiatives and developments, such as equipment automation and predictive maintenance and analytics; and (iii) contract renegotiations. As a result of the Company’s low cost structure and ability to adapt quickly to the changing environment, the Debtors significantly reduced net debt from approximately $1.05 billion at the end of 2016 to $236.9 million at the end of 2019.

Despite successfully reducing net debt over the last few years, the Debtors were not immune to ongoing macroeconomic forces. Throughout 2018 and 2019, the Debtors were forced to reduce their pricing and to deploy fleets to more active regions as E&P sentiment shifted toward operating within cash flow, resulting in a sudden and significant lowering of E&P capital expenditures (“Capex”). Lower E&P Capex, coupled with low commodity prices, lowered drilling and completion spending across the United States. Further, the pressure pumping industry became oversupplied in late 2018. While the Debtors pivoted to new oil and gas basins in response to these events, doing so came with price concessions, all of which were necessary to successfully redeploy fleets into the Mid-Con and Texas regions.

28

Ultimately, the Debtors recognized that cost savings and operational efficiency improvements, without pricing improvement, would not insulate them from market compression and the struggling commodities market, which was exacerbated by the COVID-19 pandemic. Projected reductions in drilling activity, combined with diminished access to new-money capital, strained the Debtors’ ability to meet their obligations, leading to an examination of more comprehensive solutions.

C.	The Restructuring Negotiations.

In mid-April 2020, the Ad Hoc Group of Secured Noteholders and Ad Hoc Group of Term Loan Lenders coalesced and contacted the Debtors to begin discussing potential restructuring proposals. The Ad Hoc Group of Secured Noteholders and certain members of the Ad Hoc Group of Term Loan Lenders, along with their advisors, signed non-disclosure agreements and began the due diligence process. As part of this process, the Debtors provided the creditors’ advisors substantial diligence, and the parties held numerous telephone conferences among both advisors and principals. Concurrently with the diligence process, the Debtors and the Ad Hoc Group of Secured Noteholders began to engage in high-level discussions about potential restructuring transaction structures that became progressively more detailed as the Ad Hoc Group of Secured Noteholders came to understand the Debtors’ enterprise, including their operations, liquidity needs, contractual obligations, and unencumbered assets. As a result of these efforts and after nearly four months of hard-fought negotiations, the Debtors and a majority of the Secured Noteholders reached an agreement on the restructuring transactions as reflected in the Plan and the RSA. Thereafter, additional Secured Noteholders and a majority of the Term Loan Lenders signed joinders to the RSA.

The Plan contemplates a deleveraging of the Debtors’ balance sheet and potential entry into the New Revolving Exit Facility to provide go-forward credit support. The Debtors will fund the Chapter 11 Cases through the use of cash collateral and seek to emerge on an expedited timeline, thereby preserving critical value for all stakeholders.12

The level of consensus for this comprehensive reorganization reflects the efforts undertaken by all parties and the overriding belief in the Debtors’ prospects as a reorganized enterprise. Critically, the Plan proposes to pay all trade debt in full. In so doing, the Plan is intended to minimize any potential adverse effects to the Debtors’ businesses, customers, and trade partners as a result of the restructuring, thus positioning the Debtors for a quick and smooth transition into, and emergence from, bankruptcy.

D.	The Covia Holdings Corp. Contract Negotiations.

Covia Holdings Corp. (“Covia”) is the counterparty to the Debtors’ largest sand supply contract. Covia is one of the largest mineral and materials solution providers in North America. Among other products, Covia sells frac sand to customers like the Debtors. The Debtors regularly purchase frac sand from suppliers, like Covia, under forward contracts, which the Debtors in turn sell at a markup to their own customers (who include both end-users and other resellers).

In 2013, Covia purchased a frac sand business from the Debtors. Since then, the Debtors have purchased sand from Covia to complete pressure pumping services for oil and gas operators under various sand supply agreements. In September 2013, the Debtors entered into a prior supply agreement with two of Covia’s predecessors (the “Original Supply Agreement”). Over the years, the parties modified the Original Supply Agreement with multiple amendments. The Original Supply Agreement involved a ten-year commitment, and its terms ultimately proved uneconomical for the Debtors. After several months of renegotiation, on May 3, 2019, the Debtors and Covia entered into the Amended and Restated Supply Agreement (the “Supply Agreement”), which is the current operative agreement between the parties. The Supply Agreement released the Debtors from certain liabilities under the Original Supply Agreement and also introduced revised commercial terms, including minimum purchase requirements and pricing provisions. The Supply Agreement also expressly allowed the Debtors to resell the sand that they purchased from Covia to third parties. Unfortunately, Covia has at times been unable to deliver the quantities of sand that the Debtors have been required to purchase under the Supply Agreement.

12  Additional details regarding the Debtors’ requested use of cash collateral are attached hereto as Exhibit F.

29

On June 29, 2020, Covia filed a voluntary petition for relief under the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas. In light of Covia’s insolvency, and considering the challenging economic conditions associated with the COVID-19 pandemic and related disruptions, the Debtors determined that it was in the best interest of the company and its shareholders to terminate the Supply Agreement. Accordingly, in a July 14, 2020 letter, the Debtors informed Covia that they were terminating the Supply Agreement under Section 8.3(ii) thereof, which allows the Debtors to terminate in the event of Covia’s bankruptcy, and pursuant to section 556 of the Bankruptcy Code, an exception to the automatic stay which allows termination of a forward contract. In the same letter, the Debtors stated that the penalty provision in Section 8.4(b)(iii) was unenforceable and therefore the Debtors would be making no further payments to Covia. Covia responded on July 22, 2020, asserting that the Debtors cannot terminate the Supply Agreement because the Debtors are not a “forward contract merchant” and thus cannot invoke section 556’s safe harbor. Covia contends that the Debtors are still obligated under the Supply Agreement to make approximately $84 million in future payments and/or sand purchases through 2024. Covia also argues that even if the Debtors were permitted to terminate the Supply Agreement, the Debtors would still owe Covia $44 million pursuant to the Supply Agreement’s penalty provisions.

On September 10, 2020, Covia filed an adversary proceeding in its own bankruptcy cases to resolve this dispute. As of the Petition Date, the disputes with Covia have not been resolved.

E.	The U.S. Silica Holdings Inc. Contract Negotiations.

The Debtors also entered into a termination agreement with U.S. Silica Holdings Inc. (“USS”), another supplier who asserted contract claims in excess of $17 million, resulting in a cash payment of $1 million and a remaining termination claim of $10 million. The Debtors believe this agreement will also enable them to negotiate more favorable terms with USS on a going forward basis.

VIII.	Material Developments And Anticipated Events Of The Chapter 11 Cases

A.	Corporate Structure upon Emergence.

Except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated in the Plan or the Plan Supplement, each Debtor shall continue to exist after the Effective Date as a separate corporation, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other analogous governing documents) in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws (or other analogous governing documents) are amended under the Plan or otherwise, in each case, consistent with the Plan and the RSA, and to the extent such documents are amended in accordance therewith, such documents are deemed to be amended pursuant to the Plan and require no further action or approval (other than any requisite filings required under applicable state, provincial, or federal law). After the Effective Date, the respective certificate of incorporation and bylaws (or other analogous governing documents) of one or more of the Reorganized Debtors may be amended or modified on the terms therein without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules. After the Effective Date, one or more of the Reorganized Debtors may be disposed of, dissolved, wound down, or liquidated without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

30

B.	Expected Timetable of the Chapter 11 Cases.

The RSA requires that the Debtors proceed in accordance with the RSA milestones, including securing confirmation of the Plan within sixty days after the Petition Date. In light of the Debtors’ extensive prepetition noticing efforts, the timeline from the anticipated Petition Date to the confirmation hearing provides more than sufficient time to administer these Chapter 11 Cases in a manner that gives all parties in interest a full and fair opportunity to participate in the process. Following the commencement of solicitation, the Debtors will file a scheduling motion seeking approval of the following confirmation schedule (including applicable RSA milestones):

Event	Date
Petition Date	September 22, 2020
Interim Cash Collateral Order Milestone	September 27, 2020
Voting and Objection Deadline	October 21, 2020
Combined Hearing	October 30, 2020
Final Cash Collateral Order Milestone	November 6, 2020
Confirmation Milestone	November 21, 2020
Effective Date Milestone	December 6, 2020

C.	First Day Relief.

On the Petition Date, along with their voluntary petitions for relief under chapter 11 of the Bankruptcy Code (the “Petitions”), the Debtors intend to file several motions (the “First Day Motions”) designed to facilitate the administration of the Chapter 11 Cases and minimize disruption to the Debtors’ operations, by, among other things, easing the strain on the Debtors’ relationships with employees, vendors, and customers following the commencement of the Chapter 11 Cases. After the Petition Date, the First Day Motions, and all orders for relief granted in the Chapter 11 Cases, can be viewed free of charge at https://dm.epiq11.com/FTSI.

IX.	Risk Factors

Holders of Claims should read and consider carefully the risk factors set forth below before voting to accept or reject the Plan. Although there are many risk factors discussed below, these factors should not be regarded as constituting the only risks present in connection with the Debtors’ business or the Plan and its implementation.

A.	Bankruptcy Law Considerations.

The occurrence or non-occurrence of any or all of the following contingencies, and any others, could affect distributions available to Holders of Allowed Claims and Allowed Interests under the Plan but will not necessarily affect the validity of the vote of the Impaired Classes to accept or reject the Plan or require a re-solicitation of the votes of Holders of Claims in such Impaired Classes.

1.	Parties in Interest May Object to the Plan’s Classification of Claims and Interests.

Section 1122 of the Bankruptcy Code provides that a plan may place a claim or an equity interest in a particular class only if such claim or equity interest is substantially similar to the other claims or equity interests in such class. The Debtors believe that the classification of the Claims and Interests under the Plan complies with the requirements set forth in the Bankruptcy Code because the Debtors created Classes of Claims and Interests each encompassing Claims or Interests, as applicable, that are substantially similar to the other Claims or Interests, as applicable, in each such Class. Nevertheless, there can be no assurance that the Bankruptcy Court will reach the same conclusion.

2.	The Conditions Precedent to the Effective Date of the Plan May Not Occur.

As more fully set forth in Article IX of the Plan, the Effective Date of the Plan is subject to a number of conditions precedent. If such conditions precedent are not waived or not met, the Effective Date will not take place.

3.	The Debtors May Fail to Satisfy Vote Requirements.

If votes are received in number and amount sufficient to enable the Bankruptcy Court to confirm the Plan, the Debtors intend to seek, as promptly as practicable thereafter, Confirmation of the Plan. In the event that sufficient votes are not received, the Debtors may need to seek to confirm an alternative chapter 11 plan or transaction, subject to the terms of the RSA. There can be no assurance that the terms of any such alternative chapter 11 plan or other transaction would be similar or as favorable to the Holders of Interests and Allowed Claims as those proposed in the Plan, and the Debtors do not believe that any such transaction exists or is likely to exist that would be more beneficial to the Estates than the Plan.

4.	The Debtors May Not Be Able to Secure Confirmation of the Plan.

Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation of a chapter 11 plan, and requires, among other things, a finding by the Bankruptcy Court that:  (a) such plan “does not unfairly discriminate” and is “fair and equitable” with respect to any non-accepting classes; (b) confirmation of such plan is not likely to be followed by a liquidation or a need for further financial reorganization unless such liquidation or reorganization is contemplated by the plan; and (c) the value of distributions to non-accepting Holders of claims or equity interests within a particular class under such plan will not be less than the value of distributions such Holders would receive if the debtors were liquidated under chapter 7 of the Bankruptcy Code.

There can be no assurance that the requisite acceptances to confirm the Plan will be received. Even if the requisite acceptances are received, there can be no assurance that the Bankruptcy Court will confirm the Plan. A non-accepting Holder of an Allowed Claim or Allowed Interest might challenge either the adequacy of this Disclosure Statement or whether the balloting procedures and voting results satisfy the requirements of the Bankruptcy Code or Bankruptcy Rules. Even if the Bankruptcy Court determines that this Disclosure Statement, the balloting procedures, and voting results are appropriate, the Bankruptcy Court could still decline to confirm the Plan if it finds that any of the statutory requirements for Confirmation are not met. If a chapter 11 plan of reorganization is not confirmed by the Bankruptcy Court, it is unclear whether the Debtors will be able to reorganize their business and what, if anything, Holders of Interests and Allowed Claims against them would ultimately receive.

The Debtors, subject to the terms and conditions of the Plan and the RSA, reserve the right to modify the terms and conditions of the Plan as necessary for Confirmation. Any such modifications could result in less favorable treatment of any non-accepting class of Claims or Interests, as well as any class junior to such non-accepting class, than the treatment currently provided in the Plan. Such a less favorable treatment could include a distribution of property with a lesser value than currently provided in the Plan or no distribution whatsoever under the Plan.

5.	Nonconsensual Confirmation.

In the event that any impaired class of claims or interests does not accept a chapter 11 plan, a bankruptcy court may nevertheless confirm a plan at the proponents’ request if at least one impaired class (as defined under section 1124 of the Bankruptcy Code) has accepted the plan (with such acceptance being determined without including the vote of any “insider” in such class), and, as to each impaired class that has not accepted the plan, the bankruptcy court determines that the plan “does not discriminate unfairly” and is “fair and equitable” with respect to the dissenting impaired class(es). The Debtors believe that the Plan satisfies these requirements, and the Debtors may request such nonconsensual Confirmation in accordance with subsection 1129(b) of the Bankruptcy Code. Nevertheless, there can be no assurance that the Bankruptcy Court will reach this conclusion. In addition, the pursuit of nonconsensual Confirmation or Consummation of the Plan may result in, among other things, increased expenses relating to professional compensation.

6.	Continued Risk upon Confirmation.

Even if the Plan is consummated, the Debtors will continue to face a number of risks, including certain risks that are beyond their control, such as further deterioration or other changes in economic conditions, changes in the industry, potential revaluing of their assets due to chapter 11 proceedings, changes in demand for oil and natural gas, and increasing expenses. See Article IX.C of this Disclosure Statement, entitled “Risks Related to the Debtors’ and the Reorganized Debtors’ Businesses.” Some of these concerns and effects typically become more acute when a case under the Bankruptcy Code continues for a protracted period without indication of how or when the case may be completed. As a result of these risks and others, there is no guarantee that a chapter 11 plan of reorganization reflecting the Plan will achieve the Debtors’ stated goals.

In addition, at the outset of the Chapter 11 Cases, the Bankruptcy Code provides the Debtors with the exclusive right to propose the Plan and prohibits creditors and others from proposing a plan. The Debtors will have retained the exclusive right to propose the Plan upon filing their Petitions. If the Bankruptcy Court terminates that right, however, or the exclusivity period expires, there could be a material adverse effect on the Debtors’ ability to achieve confirmation of the Plan in order to achieve the Debtors’ stated goals.

Further, even if the Debtors’ debts are reduced and/or discharged through the Plan, the Debtors may need to raise additional funds through public or private debt or equity financing or other various means to fund the Debtors’ businesses after the completion of the proceedings related to the Chapter 11 Cases. Adequate funds may not be available when needed or may not be available on favorable terms.

7.	The Bankruptcy Court May Find the Solicitation of Acceptances Inadequate.

Usually, votes to accept or reject a plan of reorganization are solicited after the filing of a petition commencing a chapter 11 case. Nevertheless, a debtor may solicit votes prior to the commencement of a chapter 11 case in accordance with sections 1125(g) and 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018(b). Sections 1125(g) and 1126(b) and Bankruptcy Rule 3018(b) require that:

•	solicitation comply with applicable non-bankruptcy law;

•	the plan of reorganization be transmitted to substantially all creditors and other interest Holders entitled to vote; and

•	the time prescribed for voting is not unreasonably short.

In addition, Bankruptcy Rule 3018(b) provides that a holder of a claim or interest who has accepted or rejected a plan before the commencement of the case under the Bankruptcy Code will not be deemed to have accepted or rejected the plan if the court finds after notice and a hearing that the plan was not transmitted in accordance with reasonable solicitation procedures. Section 1126(b) of the Bankruptcy Code provides that a holder of a claim or interest that has accepted or rejected a plan before the commencement of a case under the Bankruptcy Code is deemed to have accepted or rejected the plan if (i) the solicitation of such acceptance or rejection was in compliance with applicable non-bankruptcy law, rule, or regulation governing the adequacy of disclosure in connection with such solicitation or (ii) there is no such law, rule, or regulation, and such acceptance or rejection was solicited after disclosure to such holder of adequate information (as defined by section 1125(a) of the Bankruptcy Code). While the Debtors believe that the requirements of sections 1125(g) and 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018(b) will be met, there can be no assurance that the Bankruptcy Court will reach the same conclusion.

8.	The Chapter 11 Cases May Be Converted to Cases under Chapter 7 of the Bankruptcy Code.

If the Bankruptcy Court finds that it would be in the best interest of creditors and/or the debtor in a chapter 11 case, the Bankruptcy Court may convert a chapter 11 bankruptcy case to a case under chapter 7 of the Bankruptcy Code. In such event, a chapter 7 trustee would be appointed or elected to liquidate the debtor’s assets for distribution in accordance with the priorities established by the Bankruptcy Code. The Debtors believe that liquidation under chapter 7 would result in significantly smaller distributions being made to creditors than those provided for in a chapter 11 plan because of (a) the likelihood that the assets would have to be sold or otherwise disposed of in a disorderly fashion over a short period of time, rather than reorganizing or selling the business as a going concern at a later time in a controlled manner, (b) additional administrative expenses involved in the appointment of a chapter 7 trustee, and (c) additional expenses and Claims, some of which would be entitled to priority, would be generated during the liquidation, including Claims resulting from the rejection of Unexpired Leases and other Executory Contracts in connection with cessation of operations.

9.	The Debtors May Object to the Amount or Classification of a Claim.

Except as otherwise provided in the Plan, the Debtors reserve the right to object to the amount or classification of any Claim under the Plan, subject to the terms of the RSA. The estimates set forth in this Disclosure Statement cannot be relied upon by any Holder of a Claim where such Claim is subject to an objection. Any Holder of a Claim that is subject to an objection thus may not receive its expected share of the estimated distributions described in this Disclosure Statement.

10.	Risk of Non-Occurrence of the Effective Date.

Although the Debtors believe that the Effective Date may occur quickly after the Confirmation Date, there can be no assurance as to such timing or as to whether the Effective Date will, in fact, occur.

11.	Contingencies Could Affect Votes of Impaired Classes to Accept or Reject the Plan.

The distributions available to Holders of Allowed Claims under the Plan can be affected by a variety of contingencies, including, without limitation, whether the Bankruptcy Court orders certain Allowed Claims to be subordinated to other Allowed Claims. The occurrence of any and all such contingencies, which could affect distributions available to Holders of Allowed Claims under the Plan, will not affect the validity of the vote taken by the Impaired Classes to accept or reject the Plan or require any sort of revote by the Impaired Classes.

The estimated Claims and creditor recoveries set forth in this Disclosure Statement are based on various assumptions, and the actual Allowed amounts of Claims may significantly differ from the estimates. Should one or more of the underlying assumptions ultimately prove to be incorrect, the actual Allowed amounts of Claims may vary from the estimated Claims contained in this Disclosure Statement. Moreover, the Debtors cannot determine with any certainty at this time, the number or amount of Claims that will ultimately be Allowed. Such differences may materially and adversely affect, among other things, the percentage recoveries to Holders of Allowed Claims under the Plan.

12.	Releases, Injunctions, and Exculpations Provisions May Not Be Approved.

Article VIII of the Plan provides for certain releases, injunctions, and exculpations, including a release of liens and third-party releases that may otherwise be asserted against the Debtors, Reorganized Debtors, or Released Parties, as applicable. The releases, injunctions, and exculpations provided in the Plan are subject to objection by parties in interest and may not be approved. If the releases are not approved, certain Released Parties may withdraw their support for the Plan.

The releases provided to the Released Parties and the exculpation provided to the Exculpated Parties are necessary to the success of the Debtors’ reorganization because the Released Parties and Exculpated Parties have made significant contributions to the Debtors’ reorganization efforts and have agreed to make further contributions, but only if they receive the full benefit of the Plan’s release and exculpation provisions. The Plan’s release and exculpation provisions are an inextricable component of the Plan and the significant deleveraging and financial benefits that they embody.

B.	Risks Related to Recoveries Under the Plan.

1.	The Reorganized Debtors May Not Be Able to Achieve Their Projected Financial Results.

The Reorganized Debtors may not be able to achieve their projected financial results. The Financial Projections set forth in this Disclosure Statement represent the Debtors’ management team’s best estimate of the Debtors’ future financial performance, which is necessarily based on certain assumptions regarding the anticipated future performance of the Reorganized Debtors’ operations, as well as the United States and world economies in general, and the industry segments in which the Debtors operate in particular. While the Debtors believe that the Financial Projections contained in this Disclosure Statement are reasonable, there can be no assurance that they will be realized. If the Debtors do not achieve their projected financial results, the value of the New FTS Equity may be negatively affected and the Debtors may lack sufficient liquidity to continue operating as planned after the Effective Date. Moreover, the financial condition and results of operations of the Reorganized Debtors from and after the Effective Date may not be comparable to the financial condition or results of operations reflected in the Debtors’ historical financial statements.

2.	The New FTS Equity is Subject to Dilution.

The ownership percentage represented by the New FTS Equity distributed on the Effective Date under the Plan will be subject to dilution from the Management Incentive Plan, Warrants, or other securities that may be issued post-emergence.

3.	Certain Tax Implications of the Plan.

Holders of Allowed Claims should carefully review Article XII of this Disclosure Statement, entitled “Certain United States Federal Income Tax Consequences of the Plan,” to determine how the tax implications of the Plan and the Chapter 11 Cases may adversely affect the Reorganized Debtors and Holders of certain Claims.

4.	The Debtors May Not Be Able to Accurately Report Their Financial Results.

The Debtors have established internal controls over financial reporting. However, internal controls over financial reporting may not prevent or detect misstatements or omissions in the Debtors’ financial statements because of their inherent limitations, including the possibility of human error, and the circumvention or overriding of controls or fraud. Therefore, even effective internal controls can provide only reasonable assurance with respect to the preparation and fair presentation of financial statements. If the Debtors fail to maintain the adequacy of their internal controls, the Debtors may be unable to provide financial information in a timely and reliable manner within the time periods required for the Debtors’ financial reporting under SEC rules and regulations and the terms of the agreements governing the Debtors’ indebtedness. Any such difficulties or failure could materially adversely affect the Debtors’ business, results of operations, and financial condition. Further, the Debtors may discover other internal control deficiencies in the future and/or fail to adequately correct previously identified control deficiencies, which could materially adversely affect the Debtors’ business, results of operations, and financial condition.

5.	A Liquid Trading Market for the Shares of New FTS Equity or Warrants May Not Develop.

Although the Debtors and the Reorganized Debtors may apply to relist the New FTS Equity on a national securities exchange (subject to the terms of the RSA), the Debtors make no assurance that they will be able to obtain this listing or, even if the Debtors do, that liquid trading markets for shares of New FTS Equity will develop. The liquidity of any market for shares of New FTS Equity or the Warrants will depend upon, among other things, the number of holders of shares of New FTS Equity, the Reorganized Debtors’ financial performance, and the market for similar securities, none of which can be determined or predicted. Accordingly, there can be no assurance that an active trading market for the New FTS Equity or the Warrants will develop, nor can any assurance be given as to the liquidity or prices at which such securities might be traded. In the event an active trading market does not develop, the ability to transfer or sell New FTS Equity or the Warrants may be substantially limited.

6.	The Trading Price for the Shares of New FTS Equity or the Warrants May Be Depressed Following the Effective Date.

Assuming that the Effective Date occurs, shares of New FTS Equity and the Warrants will be issued to Holders of certain Classes of Claims and Interests. Following the Effective Date of the Plan, shares of New FTS Equity and Warrants may be sold to satisfy withholding tax requirements, to the extent necessary to fund such requirements. In addition, Holders of Claims and Interests that receive shares of New FTS Equity or Warrants may seek to sell such securities in an effort to obtain liquidity. These sales and the volume of New FTS Equity available for trading could cause the trading price for the shares of New FTS Equity or the Warrants to be depressed, particularly in the absence of an established trading market for the New FTS Equity or the New Warrants.

7.	Certain Holders of New FTS Equity or Warrants May be Restricted in their Ability to Transfer or Sell their Securities.

The recipients of shares of New FTS Equity and Warrants to holders who are deemed “underwriters” as defined in section 1145(b) of the Bankruptcy Code will be restricted in their ability to transfer or sell their securities. In addition, securities issued under the Plan to affiliates of the Reorganized Debtors will be subject to restrictions on resale. These persons will be permitted to transfer or sell such securities only pursuant to the provisions of Rule 144 under the Securities Act, if available, or another available exemption from the registration requirements of the Securities Act. These restrictions may adversely impact the value of the New FTS Equity or Warrants and make it more difficult for such persons to dispose of their securities, or to realize value on such securities, at a time when they wish to do so. See Article XI to this Disclosure Statement, entitled “Certain Securities Law Matters.”

C.	Risks Related to the Debtors’ and the Reorganized Debtors’ Businesses.

1.	The Reorganized Debtors May Not Be Able to Generate Sufficient Cash to Service All of Their Indebtedness.

The Reorganized Debtors’ ability to make scheduled payments on, or refinance their debt obligations, depends on the Reorganized Debtors’ financial condition and operating performance, which are subject to prevailing economic, industry, and competitive conditions and to certain financial, business, legislative, regulatory, and other factors beyond the Reorganized Debtors’ control. The Reorganized Debtors may be unable to maintain a level of cash flow from operating activities sufficient to permit the Reorganized Debtors to pay the principal, premium, if any, and interest on their indebtedness, including, without limitation, potential borrowings under the New Revolving Exit Facility upon emergence.

2.	The Debtors Will Be Subject to the Risks and Uncertainties Associated with the Chapter 11 Cases.

For the duration of the Chapter 11 Cases, the Debtors’ ability to operate, develop, and execute a business plan, and continue as a going concern, will be subject to the risks and uncertainties associated with bankruptcy. These risks include the following: (a) ability to develop, confirm, and consummate the Restructuring Transactions specified in the Plan; (b) ability to obtain Bankruptcy Court approval with respect to motions filed in the Chapter 11 Cases from time to time; (c) ability to maintain relationships with suppliers, vendors, service providers, customers, employees, and other third parties; (d) ability to maintain contracts that are critical to the Debtors’ operations; (e) ability of third parties to seek and obtain Bankruptcy Court approval to terminate contracts and other agreements with the Debtors; (f) ability of third parties to seek and obtain Bankruptcy Court approval to terminate or shorten the exclusivity period for the Debtors to propose and confirm a chapter 11 plan, to appoint a chapter 11 trustee, or to convert the Chapter 11 Cases to chapter 7 proceedings; and (g) the actions and decisions of the Debtors’ creditors and other third parties who have interests in the Chapter 11 Cases that may be inconsistent with the Debtors’ plans.

These risks and uncertainties could affect the Debtors’ businesses and operations in various ways. For example, negative events associated with the Chapter 11 Cases could adversely affect the Debtors’ relationships with suppliers, service providers, customers, employees, and other third parties, which in turn could adversely affect the Debtors’ operations and financial condition. Also, the Debtors will need the prior approval of the Bankruptcy Court for transactions outside the ordinary course of business, which may limit the Debtors’ ability to respond timely to certain events or take advantage of certain opportunities. Because of the risks and uncertainties associated with the Chapter 11 Cases, the Debtors cannot accurately predict or quantify the ultimate impact of events that occur during the Chapter 11 Cases that may be inconsistent with the Debtors’ plans.

3.	Operating in Bankruptcy for a Long Period of Time May Harm the Debtors’ Businesses.

The Debtors’ future results will be dependent upon the successful confirmation and implementation of a plan of reorganization. A long period of operations under Bankruptcy Court protection could have a material adverse effect on the Debtors’ businesses, financial condition, results of operations, and liquidity.  So long as the proceedings related to the Chapter 11 Cases continue, senior management will be required to spend a significant amount of time and effort dealing with the reorganization instead of focusing exclusively on business operations. A prolonged period of operating under Bankruptcy Court protection also may make it more difficult to retain management and other key personnel necessary to the success and growth of the Debtors’ businesses. In addition, the longer the proceedings related to the Chapter 11 Cases continue, the more likely it is that customers and suppliers will lose confidence in the Debtors’ ability to reorganize their businesses successfully and will seek to establish alternative commercial relationships.

So long as the proceedings related to the Chapter 11 Cases continue, the Debtors will be required to incur substantial costs for professional fees and other expenses associated with the administration of the Chapter 11 Cases.

Further, the Debtors cannot predict the ultimate amount of all settlement terms for the liabilities that will be subject to a plan of reorganization.  Even after a plan of reorganization is approved and implemented, the Reorganized Debtors’ operating results may be adversely affected by the possible reluctance of prospective lenders and other counterparties to do business with a company that recently emerged from bankruptcy protection.

4.	Financial Results May Be Volatile and May Not Reflect Historical Trends.

The Financial Projections attached hereto as Exhibit C are based on assumptions that are an integral part of the projections, including Confirmation and Consummation of the Plan in accordance with its terms, the anticipated future performance of the Debtors, industry performance, general business and economic conditions, and other matters, many of which are beyond the control of the Debtors and some or all of which may not materialize.

In addition, unanticipated events and circumstances occurring after the date hereof may affect the actual financial results of the Debtors’ operations. These variations may be material and may adversely affect the value of the New FTS Equity and the ability of the Debtors to make payments with respect to their indebtedness. Because the actual results achieved may vary from projected results, perhaps significantly, the Financial Projections should not be relied upon as a guarantee or other assurance of the actual results that will occur.

Further, during the Chapter 11 Cases, the Debtors expect that their financial results will continue to be volatile as restructuring activities and expenses, contract terminations and rejections, and claims assessments significantly impact the Debtors’ consolidated financial statements. As a result, the Debtors’ historical financial performance likely will not be indicative of their financial performance after the Petition Date. In addition, if the Debtors emerge from the Chapter 11 Cases, the amounts reported in subsequent consolidated financial statements may materially change relative to historical consolidated financial statements, including as a result of revisions to the Debtors’ operating plans pursuant to a plan of reorganization. The Debtors also may be required to adopt fresh start accounting, in which case their assets and liabilities will be recorded at fair value as of the fresh start reporting date, which may differ materially from the recorded values of assets and liabilities on the Debtors’ consolidated balance sheets. The Debtors’ financial results after the application of fresh start accounting also may be different from historical trends.

Lastly, the business plan was developed by the Debtors with the assistance of their advisors. There can be no assurances that the Debtors’ business plan will not change, perhaps materially, as a result of decisions that the board of directors may make after fully evaluating the strategic direction of the Debtors and their business plan. Any deviations from the Debtors’ existing business plan would necessarily cause a deviation.

5.	The Debtors’ Substantial Liquidity Needs May Impact Revenue.

The Debtors operate in a capital-intensive industry. If the Debtors’ cash flow from operations remains depressed or decreases as a result of low commodity prices, decreased E&P sector capital expenditures, or otherwise, the Debtors may not have the ability to expend the capital necessary to improve or maintain their current operations, resulting in decreased revenues over time.

The Debtors face uncertainty regarding the adequacy of their liquidity and capital resources. In addition to the cash necessary to fund ongoing operations, the Debtors have incurred significant professional fees and other costs in connection with preparing for the Chapter 11 Cases and expect to continue to incur significant professional fees and costs throughout the Chapter 11 Cases. The Debtors cannot guarantee that cash on hand and cash flow from operations will be sufficient to continue to fund their operations and allow the Debtors to satisfy obligations related to the Chapter 11 Cases until the Debtors are able to emerge from bankruptcy protection.

The Debtors’ liquidity, including the ability to meet ongoing operational obligations, will be dependent upon, among other things: (a) their ability to comply with the terms and condition of any Cash Collateral Orders entered by the Bankruptcy Court in connection with the Chapter 11 Cases; (b) their ability to maintain adequate cash on hand; (c) their ability to develop, confirm, and consummate a chapter 11 plan or other alternative restructuring transaction; and (d) the cost, duration, and outcome of the Chapter 11 Cases. The Debtors’ ability to maintain adequate liquidity depends, in part, upon industry conditions and general economic, financial, competitive, regulatory, and other factors beyond the Debtors’ control. In the event that cash on hand, cash flow from operations, and cash provided through access to cash collateral are not sufficient to meet the Debtors’ liquidity needs, the Debtors may be required to seek additional financing. The Debtors can provide no assurance that additional financing would be available or, if available, offered to the Debtors on acceptable terms. The Debtors’ access to additional financing is, and for the foreseeable future likely will continue to be, extremely limited if it is available at all. The Debtors’ long-term liquidity requirements and the adequacy of their capital resources are difficult to predict at this time.

6.	Oil and Natural Gas Prices Are Volatile, and Continued Low Oil or Natural Gas Prices Could Materially Adversely Affect the Debtors’ Businesses, Results of Operations, and Financial Condition.

The Debtors’ revenues, profitability and the value of the Debtors’ properties substantially depend on prevailing oil and natural gas prices. In short, the Debtors face a high level of exposure to oil and natural gas price swings. Oil and natural gas are commodities, and therefore, their prices are subject to wide fluctuations in response to changes in supply and demand and are subject to both short- and long-term cyclical trends. Oil and natural gas prices historically have been volatile and are likely to continue to be volatile in the future, especially given current economic and geopolitical conditions. The prices for oil and natural gas are subject to a variety of factors beyond the Debtors’ control, such as:

•	the current uncertainty in the global economy;

•	changes in global supply and demand for oil and natural gas;

•	the condition of the United States and global economies;

•	the actions of certain foreign countries;

•	the price and quantity of imports of foreign oil and natural gas;

•	political conditions, including embargoes, war or civil unrest in or affecting other oil producing activities of certain countries;

•	the level of global oil and natural gas exploration and production activity;

•	the level of global oil and natural gas inventories;

•	production or pricing decisions made by OPEC;

•	weather conditions;

•	technological advances affecting energy consumption; and

•	the price and availability of alternative fuels.

As set forth in Article II of this Disclosure Statement, in early 2020, the continued spread of COVID-19 caused oil and gas prices to suffer. Subsequently, in March 2020, a breakdown in dialogue between OPEC and Russia over proposed oil production cuts in the midst of the COVID-19 pandemic caused oil and gas prices to fall to their lowest levels in nearly twenty years. It is impossible to tell with certainty whether a deal will be reached regarding production levels and whether such a deal would ultimately correct commodity prices. Further, it is impossible to tell with certainty how, or to what degree, the COVID-19 pandemic will affect the macro-economy and commodity prices in the long term.

Continued volatility or weakness in oil and natural gas prices (or the perception that oil and natural gas prices will remain depressed) generally leads to decreased upstream spending, which in turn negatively affects demand for the Debtors’ services. A sustained decline in oil or natural gas prices may materially and adversely affect the Debtors’ future business, financial condition, results of operations, liquidity or ability to finance planned capital expenditures. As a result, if there is a further decline or sustained depression in commodity prices, the Debtors may, among other things, be unable to maintain or increase their borrowing capacity, meet their debt obligations or other financial commitments, or obtain additional capital, all of which could materially adversely affect the Debtors’ businesses, results of operations, and financial condition.

7.	The Debtors’ Operations May Be Impacted by the Continuing COVID-19 Pandemic.

The continued spread of COVID-19 could have a significant impact on the Debtors’ business, both in the context of consumer demand and production capacity. On a macro level, this pandemic could dampen global growth and ultimately lead to a greater economic recession than already exists. If this occurs, demand for oil and natural gas would likely decline, as would commodity prices generally. Such a scenario would negatively impact the Debtors’ financial performance. In addition, government lockdowns and employee infections could both inhibit the Debtors’ ability to extract and transport their hydrocarbon production. This diminished production capacity would negatively affect the Debtors’ financial performance.

8.	The Debtors’ Business is Subject to Complex Laws and Regulations That Can Adversely Affect the Cost, Manner, or Feasibility of Doing Business.

The Debtors’ operations are subject to extensive federal, state, and local laws and regulations, including complex environmental laws and occupational health and safety laws. The Debtors may be required to make large expenditures to comply with such regulations. Failure to comply with these laws and regulations may result in the suspension or termination of operations and subject the Debtors to administrative, civil and criminal penalties. Additionally, in recent years, the practice of hydraulic fracturing has come under increased scrutiny by the environmental community. The Debtors’ operations create the risk of environmental liabilities to the government or third parties for any unlawful discharge of oil, gas, or other pollutants into the air, soil, or water. In the event of environmental violations, the Reorganized Debtors may be charged with remedial costs and land owners may file claims for alternative water supplies, property damage, or bodily injury. Laws and regulations protecting the environment have become more stringent in recent years, and may, in some circumstances, result in liability for environmental damage regardless of negligence or fault. In addition, pollution and similar environmental risks generally are not fully insurable. These liabilities and costs could have a material adverse effect on the business, financial condition, results of operations, and cash flows of the Reorganized Debtors.

9.	The Reorganized Debtors May Be Adversely Affected by Potential Litigation, Including Litigation Arising Out of the Chapter 11 Cases.

In the future, the Reorganized Debtors may become parties to litigation. In general, litigation can be expensive and time consuming to bring or defend against. Such litigation could result in settlements or damages that could significantly affect the Reorganized Debtors’ financial results. It is also possible that certain parties will commence litigation with respect to the treatment of their Claims under the Plan. It is not possible to predict the potential litigation that the Reorganized Debtors may become party to, nor the final resolution of such litigation. The impact of any such litigation on the Reorganized Debtors’ businesses and financial stability, however, could be material.

10.	The Loss of Key Personnel Could Adversely Affect the Debtors’ Operations.

The Debtors’ operations are dependent on a relatively small group of key management personnel and a highly-skilled employee base. The Debtors’ recent liquidity issues and the Chapter 11 Cases have created distractions and uncertainty for key management personnel and employees. As a result, the Debtors have experienced, and may continue to experience, increased levels of employee attrition. Because competition for experienced personnel can be significant, the Debtors may be unable to find acceptable replacements with comparable skills and experience and the loss of such key management personnel could adversely affect the Debtors’ ability to operate their businesses. In addition, a loss of key personnel or material erosion of employee morale could have a material adverse effect on the Debtors’ ability to meet expectations, thereby adversely affecting the Debtors’ businesses and the results of operations.

X.	Confirmation Of The Plan

A.	The Confirmation Hearing.

Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court to hold a hearing on confirmation of the Plan and recognizes that any party in interest may object to Confirmation of the Plan. The Debtors will request, on the Petition Date, that the Bankruptcy Court set a hearing to approve the Plan and Disclosure Statement. The Confirmation Hearing may, however, be continued or adjourned from time to time without further notice to parties in interest other than an adjournment announced in open court or a notice of adjournment filed with the Bankruptcy Court and served in accordance with the Bankruptcy Rules. Subject to section 1127 of the Bankruptcy Code and the RSA, the Plan may be modified, if necessary, prior to, during, or as a result of the Confirmation Hearing, without further notice to parties in interest.

Additionally, section 1128(b) of the Bankruptcy Code provides that a party in interest may object to Confirmation. The Debtors, in the same motion requesting a date for the Confirmation Hearing, will request that the Bankruptcy Court set a date and time for parties in interest to file objections to Confirmation of the Plan. An objection to Confirmation of the Plan must be filed with the Bankruptcy Court and served on the Debtors and certain other parties in interest in accordance with the applicable order of the Bankruptcy Court so that it is actually received on or before the deadline to file such objections as set forth therein.

B.	Purpose of the Confirmation Hearing.

The confirmation of a plan of reorganization by a bankruptcy court binds the debtor, any issuer of securities under a plan of reorganization, any person acquiring property under a plan of reorganization, any creditor or equity interest holder of a debtor, and any other person or entity as may be ordered by the bankruptcy court in accordance with the applicable provisions of the Bankruptcy Code. Subject to certain limited exceptions, the order issued by the bankruptcy court confirming a plan of reorganization discharges a debtor from any debt that arose before the confirmation of such plan of reorganization and provides for the treatment of such debt in accordance with the terms of the confirmed plan of reorganization.

C.	Confirmation Requirements.

Among the requirements for Confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code are: (1) the Plan is accepted by all Impaired Classes of Claims or Interests, or if rejected by an Impaired Class, the Plan “does not discriminate unfairly” and is “fair and equitable” as to the rejecting Impaired Class; (2) the Plan is feasible; and (3) the Plan is in the “best interests” of Holders of Claims or Interests.

At the Confirmation Hearing, the Bankruptcy Court will determine whether the Plan satisfies all of the requirements of section 1129 of the Bankruptcy Code. The Debtors believe that: (1) the Plan satisfies, or will satisfy, all of the necessary statutory requirements of chapter 11 for plan confirmation; (2) the Debtors have complied, or will have complied, with all of the necessary requirements of chapter 11 for plan confirmation; and (3) the Plan has been proposed in good faith.

D.	Feasibility.

Section 1129(a)(11) of the Bankruptcy Code requires that confirmation of a plan of reorganization is not likely to be followed by the liquidation, or the need for further financial reorganization of the debtor, or any successor to the debtor (unless such liquidation or reorganization is proposed in such plan of reorganization).

To determine whether the Plan meets this feasibility requirement, the Debtors, with the assistance of their advisors, have analyzed their ability to meet their respective obligations under the Plan. As part of this analysis, the Debtors have prepared their projected consolidated balance sheet, income statement, and statement of cash flows (the “Financial Projections”). Creditors and other interested parties should review Article IX of this Disclosure Statement, entitled “Risk Factors,” for a discussion of certain factors that may affect the future financial performance of the Reorganized Debtors.

The Financial Projections are attached hereto as Exhibit C and incorporated herein by reference. Based upon the Financial Projections, the Debtors believe that they will be a viable operation following the Chapter 11 Cases and that the Plan will meet the feasibility requirements of the Bankruptcy Code.

E.	Acceptance by Impaired Classes.

The Bankruptcy Code requires, as a condition to confirmation, except as described in the following section, that each class of claims or equity interests impaired under a plan, accept the plan. A class that is not “impaired” under a plan is deemed to have accepted the plan and, therefore, solicitation of acceptances with respect to such a class is not required.13

Section 1126(c) of the Bankruptcy Code defines acceptance of a plan by a class of impaired claims as acceptance by holders of at least two-thirds in dollar amount and more than one-half in a number of allowed claims in that class, counting only those claims that have actually voted to accept or to reject the plan. Thus, a class of Claims will have voted to accept the Plan only if two-thirds in amount and a majority in number of the Allowed Claims in such class that vote on the Plan actually cast their ballots in favor of acceptance.

Section 1126(d) of the Bankruptcy Code defines acceptance of a plan by a class of impaired equity interests as acceptance by holders of at least two-thirds in amount of allowed interests in that class, counting only those interests that have actually voted to accept or to reject the plan. Thus, a Class of Interests will have voted to accept the Plan only if two-thirds in amount of the Allowed Interests in such class that vote on the Plan actually cast their ballots in favor of acceptance.

Pursuant to Article III of the Plan, if a Class contains Claims or Interests eligible to vote and no Holders of Claims or Interests eligible to vote in such Class vote to accept or reject the Plan, the Holders of such Claims or Interests in such Class shall be deemed to have accepted the Plan.

[13]	A class of claims is “impaired” within the meaning of section 1124 of the Bankruptcy Code unless the plan (a) leaves unaltered the legal, equitable and contractual rights to which the claim or equity interest entitles the holder of such claim or equity interest or (b) cures any default, reinstates the original terms of such obligation, compensates the holder for certain damages or losses, as applicable, and does not otherwise alter the legal, equitable, or contractual rights to which such claim or equity interest entitles the holder of such claim or equity interest.

F.	Confirmation Without Acceptance by All Impaired Classes.

Section 1129(b) of the Bankruptcy Code allows a bankruptcy court to confirm a plan even if all impaired classes have not accepted it; provided, that the plan has been accepted by at least one impaired class of claims. Pursuant to section 1129(b) of the Bankruptcy Code, notwithstanding an impaired class’s rejection or deemed rejection of the plan, the plan will be confirmed, at the plan proponent’s request, in a procedure commonly known as a “cramdown” so long as the plan does not “discriminate unfairly” and is “fair and equitable” with respect to each class of claims or equity interests that is impaired under, and has not accepted, the plan.

If any Impaired Class rejects the Plan, the Debtors reserve the right to seek to confirm the Plan utilizing the “cramdown” provision of section 1129(b) of the Bankruptcy Code. To the extent that any Impaired Class rejects the Plan or is deemed to have rejected the Plan, the Debtors may request Confirmation of the Plan, as it may be modified from time to time, under section 1129(b) of the Bankruptcy Code. The Debtors reserve the right to alter, amend, modify, revoke, or withdraw the Plan or any Plan Supplement document, including the right to amend or modify the Plan or any Plan Supplement document to satisfy the requirements of section 1129(b) of the Bankruptcy Code.

1.	No Unfair Discrimination.

The “unfair discrimination” test applies to classes of claims or interests that are of equal priority and are receiving different treatment under a plan. The test does not require that the treatment be the same or equivalent, but that treatment be “fair.” In general, bankruptcy courts consider whether a plan discriminates unfairly in its treatment of classes of claims or interests of equal rank (e.g., classes of the same legal character). Bankruptcy courts will take into account a number of factors in determining whether a plan discriminates unfairly. A plan could treat two classes of similarly situated creditors differently without unfairly discriminating against either class.

2.	Fair and Equitable Test.

The “fair and equitable” test applies to classes of different priority and status (e.g., secured versus unsecured) and includes the general requirement that no class of claims receives more than 100 percent of the amount of the allowed claims in the class. As to the dissenting class, the test sets different standards depending upon the type of claims or equity interests in the class.

The Debtors submit that if the Debtors “cramdown” the Plan pursuant to section 1129(b) of the Bankruptcy Code, the Plan is structured so that it does not “discriminate unfairly” and satisfies the “fair and equitable” requirement. With respect to the unfair discrimination requirement, all Classes under the Plan are provided treatment that is substantially equivalent to the treatment that is provided to other Classes that have equal rank. With respect to the fair and equitable requirement, no Class under the Plan will receive more than 100 percent of the amount of Allowed Claims or Interests in that Class. The Debtors believe that the Plan and the treatment of all Classes of Claims or Interests under the Plan satisfy the foregoing requirements for nonconsensual Confirmation of the Plan.

G.	Valuation Analysis.

The Plan provides for the New FTS Equity to be distributed to Holders of Claims and Interests in Classes 3, 4, and 8, as applicable, upon consummation of the Plan. Accordingly, Lazard Frères & Co. LLC (“Lazard”) performed an analysis of the estimated implied value of the Debtors on a going-concern basis as of November 30, 2020 (the “Valuation Analysis”) at the Debtors’ request. Based on the Valuation Analysis which is attached hereto as Exhibit D, the Reorganized Debtors will have an implied equity value at emergence of approximately $240 million at the midpoint.

Hilco Valuation Services, LLC (“Hilco”) performed an analysis to determine the fair market value of the Debtors’ unencumbered assets (the “Unencumbered Asset Analysis” and, such assets, the “Unencumbered Assets”). The Unencumbered Assets predominately consist of (a) $28.5 million in real property interests, primarily district yards at which the Debtors repair, store, and manufacture/re-manufacture equipment (the “Unencumbered Real Property”), and (b) $77.5 million of equipment and machinery, including the Debtors’ frac fleets, large trucks, certain light-duty vehicles, and other ancillary equipment (the “Unencumbered Equipment”). The Unencumbered Real Property is primarily owned by Debtor FTSI Services.  The Unencumbered Equipment is primarily owned by Debtor FTSI Manufacturing. Debtor FTSI Services holds $25.2 million in value of Unencumbered Assets and Debtor FTSI Manufacturing holds $80.8 million in value of Unencumbered Assets.

The Valuation Analysis, including the procedures followed, assumptions made, qualifications, and limitations on review undertaken, should be read in conjunction with Section VIII of this Disclosure Statement entitled “Risk Factors.” The Valuation Analysis performed by Lazard is based on data and information as of August 28, 2020. Lazard makes no representations as to changes to such data and information that may have occurred since the date of the Valuation Analysis. The Unencumbered Asset Analysis performed by Hilco is based on data and information as of September 15, 2020. Hilco makes no representations as to changes to such data and information that may have occurred since the date of the Unencumbered Asset Analysis.

THE VALUATION ANALYSIS REPRESENTS A HYPOTHETICAL VALUATION OF THE REORGANIZED DEBTORS AND THEIR ASSETS AND BUSINESSES, WHICH ASSUMES THAT THE REORGANIZED DEBTORS CONTINUE AS AN OPERATING BUSINESS IN SUBSTANTIALLY THE SAME CORPORATE STRUCTURE. THE ESTIMATED VALUE SET FORTH IN THE VALUATION ANALYSIS DOES NOT PURPORT TO CONSTITUTE AN APPRAISAL OR NECESSARILY REFLECT THE ACTUAL MARKET VALUE THAT MIGHT BE REALIZED THROUGH A SALE OR LIQUIDATION OF THE REORGANIZED DEBTORS, THEIR SECURITIES OR THEIR ASSETS, WHICH MAY BE MATERIALLY DIFFERENT THAN THE ESTIMATES SET FORTH IN THE VALUATION ANALYSIS. ACCORDINGLY, SUCH ESTIMATED VALUE IS NOT NECESSARILY INDICATIVE OF THE PRICES AT WHICH ANY SECURITIES OF THE REORGANIZED DEBTORS MAY TRADE AFTER GIVING EFFECT TO THE RESTRUCTURING TRANSACTIONS SET FORTH IN THE PLAN. ANY SUCH PRICES MAY BE MATERIALLY DIFFERENT THAN INDICATED BY THE VALUATION ANALYSIS.

H.	Best Interests of Creditors/Liquidation Analysis.

The Debtors believe that the Plan provides Holders of Allowed Claims and Interests the same or greater recovery as would be achieved if the Debtors were to liquidate under chapter 7 of the Bankruptcy Code. This belief is based on a number of considerations, including: (a) that the Debtors’ primary assets likely would have to be sold on a piecemeal basis in a chapter 7 liquidation; (b) the additional Administrative Claims that would be incurred if the cases were converted to a chapter 7 along with the other costs associated therewith; and (c) that there would not be a robust market to liquidate the Debtors’ assets and services.

The Debtors, with the assistance of their restructuring advisor, Alvarez and Marsal North America, LLC, have prepared an unaudited liquidation analysis, which is attached hereto as Exhibit E (the “Liquidation Analysis”), to assist Holders of Claims and Interests in evaluating the Plan. The Liquidation Analysis compares the projected recoveries that would result from the liquidation of the Debtors in a hypothetical case under chapter 7 of the Bankruptcy Code with the estimated distributions to Holders of Allowed Claims and Interests under the Plan. The Liquidation Analysis is based on the value of the Debtors’ assets and liabilities as of a certain date and incorporates various estimates and assumptions, including a hypothetical conversion to a chapter 7 liquidation as of a certain date. Further, the Liquidation Analysis is subject to potentially material changes, including with respect to economic and business conditions as well as legal rulings. Therefore, the actual liquidation value of the Debtors could vary materially from the estimate provided in the Liquidation Analysis.

I.	Financial Information and Projections.

In connection with planning and developing the Plan, the Debtors, with the assistance of their advisors, prepared projections for fiscal years 2020 through 2025, which are attached hereto as Exhibit C (the “Financial Projections”), including management’s assumptions related thereto. For purposes of the Financial Projections, the Debtors have assumed an illustrative emergence date of November 30, 2020. The Financial Projections assume that the Plan will be implemented in accordance with its stated terms. The Debtors are unaware of any circumstances as of the date of this Disclosure Statement that would require the re-forecasting of the Financial Projections due to a material change in the Debtors’ prospects.

The Financial Projections are based on forecasts of key economic variables and may be significantly impacted by, among other factors, changes in the competitive environment, regulatory changes, and/or a variety of other factors, including the factors listed in this Disclosure Statement. Accordingly, the estimates and assumptions underlying the Financial Projections are inherently uncertain and are subject to significant business, economic, and competitive uncertainties. Therefore, such projections, estimates, and assumptions are not necessarily indicative of current values or future performance, which may be significantly less or more favorable than set forth herein. The Financial Projections should be read in conjunction with the assumptions, qualifications, and explanations set forth in this Disclosure Statement.

J.	Additional Information Regarding this Disclosure Statement and Plan.

If you have any questions regarding this Disclosure Statement or the Plan, please contact the Debtors’ Claims and Noticing Agent, Epiq, by emailing FTSInternational@epiqglobal.com and referencing “FTSI” in the subject line, or by calling (888) 490-0882 (toll free) or (503) 597-5602 (international).

Copies of the Plan and the Disclosure Statement: (a) are available on the Debtors’ restructuring website, free of charge, at http://dm.epiq11.com/FTSI; (b) may be obtained upon request of the Debtors’ proposed counsel at the address specified below; (c) upon the commencement of the Chapter 11 Cases, will be on file with the Clerk of the Bankruptcy Court, 4th Floor, 515 Rusk Street, Houston, Texas 77002, where they are available for review between the hours of 8:30 a.m. to 5:00 p.m., prevailing Central Time; and (d) will available for inspection for a fee on the Bankruptcy Court’s website at http://www.txs.uscourts.gov.

K.	Support of the Plan.

The Plan is supported by the Debtors and Holders of at least 87.56% of the Debtors’ Debt Claims.

L.	Debtors’ Recommendation of the Plan.

Yes. The Debtors believe that the Plan provides for a larger distribution to the Debtors’ creditors than would otherwise result from any other available alternative. The Debtors believe that the Plan, which contemplates a significant deleveraging of the Debtors’ balance sheet and enables them to emerge from chapter 11 expeditiously, is in the best interest of all Holders of Claims and Interests, and that any other alternatives (to the extent they exist) fail to realize or recognize the value inherent under the Plan.

XI.	CERTAIN SECURITIES LAW MATTERS

No registration statement will be filed under the Securities Act, or pursuant to any state securities laws (“Blue Sky Laws”) with respect to the offer and distribution of securities under the plan. Prior to the Petition Date, the Debtors are relying on Section 4(a)(2) and/or Regulation D of the Securities Act, and similar Blue Sky Laws provisions, to exempt from registration under the Securities Act and Blue Sky Laws the offer to Holders of Debt Claims that are “accredited investors” within the meaning of Rule 501(a) of Regulation D of the Securities Act of new securities. After the Petition Date, the Debtors will rely on section 1145(a) of the Bankruptcy Code to the extent permitted by applicable law to exempt from registration under the Securities Act and Blue Sky Laws the offer, issuance, and distribution of New FTS Equity and Warrants under the Plan and the shares of New FTS Equity issuable upon exercise of the Warrants.

A.	1145 Securities.

1.	Issuance.

The Plan provides for the offer, issuance, sale, and distribution of New FTS Equity and Warrants with respect to Secured Debt Claims, Other Unsecured Claims, and FTS Common Interests (collectively, the “1145 Securities”). The offer, issuance, sale, or distribution of the section 1145 Securities by Reorganized FTS is expected to be exempt from registration under section 5 of the Securities Act and under any state or local law requiring registration for offer or sale of a security pursuant to section 1145 of the Bankruptcy Code.

Section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities under a plan of reorganization from registration under section 5 of the Securities Act and state or local securities laws if three principal requirements are satisfied: (i) the securities must be offered and sold under a plan of reorganization and must be securities issued by the debtor, an affiliate participating in a joint plan with the debtor, or a successor to the debtor under the plan; (ii) the recipients of the securities must hold prepetition or administrative expense claims against the debtor or interests in the debtor; and (iii) the securities must be issued entirely in exchange for the recipient’s claim against or interest in the debtor or “principally” in exchange for such claim or interest and “partly” for cash or property.

The Debtors believe that the issuance of New FTS Equity and Warrants under the Plan and the shares of New FTS Equity issuable upon exercise of the Warrants satisfy the requirements of section 1145(a) of the Bankruptcy Code. Accordingly, no registration statement will be filed under the Securities Act or any state securities laws. Recipients of the New FTS Equity are advised to consult with their own legal advisors as to the availability of any exemption from registration under the Securities Act and any applicable state Blue Sky Law. As discussed below, the exemptions provided for in section 1145(a) do not apply to an entity that is deemed an “underwriter” as such term is defined in section 1145(b) of the Bankruptcy Code.

2.	Subsequent Transfers.

Section 1145(b)(1) of the Bankruptcy Code defines an “underwriter” as one who, except with respect to “ordinary trading transactions” of an entity that is not an “issuer:” (a) purchases a claim against, interest in, or claim for an administrative expense in the case concerning, the debtor, if such purchase is with a view to distribution of any security received or to be received in exchange for such claim or interest; (b) offers to sell securities offered or sold under a plan for the holders of such securities; (c) offers to buy securities offered or sold under a plan from the holders of such securities, if such offer to buy is (i) with a view to distribution of such securities, and (ii) under an agreement made in connection with the plan, with the consummation of the plan, or with the offer or sale of securities under the plan; or (d) is an issuer of the securities within the meaning of section 2(a)(11) of the Securities Act. In addition, a person who receives a fee in exchange for purchasing an issuer’s securities could also be considered an underwriter within the meaning of section 2(a)(11) of the Securities Act.

The definition of an “issuer” for purposes of whether a person is an underwriter under section 1145(b)(1)(D) of the Bankruptcy Code, by reference to section 2(a)(11) of the Securities Act, includes as “statutory underwriters” all “affiliates,” which are all persons who, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with, an issuer of securities. The reference to “issuer,” as used in the definition of “underwriter” contained in section 2(a)(11) of the Securities Act, is intended to cover “Controlling Persons” of the issuer of the securities. “Control,” as defined in Rule 405 of the Securities Act, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise. Accordingly, an officer or director of a reorganized debtor or its successor under a plan of reorganization may be deemed to be a “Controlling Person” of the debtor or successor, particularly if the management position or directorship is coupled with ownership of a significant percentage of the reorganized debtor’s or its successor’s voting securities. In addition, the legislative history of section 1145 of the Bankruptcy Code suggests that a creditor who owns 10% or more of a class of securities of a reorganized debtor may be presumed to be a “Controlling Person” and, therefore, an underwriter.

Resales of the New FTS Equity constituting 1145 Securities by entities deemed to be “underwriters” (which definition includes “Controlling Persons”) are not exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. Under certain circumstances, holders of New FTS Equity and Warrants who are deemed to be “underwriters” may be entitled to resell their New FTS Equity or Warrants pursuant to the limited safe harbor resale provisions of Rule 144 of the Securities Act. Generally, Rule 144 of the Securities Act would permit the public sale of securities received by such Person if the required holding period has been met and, under certain circumstances, current information regarding the issuer is publicly available and volume limitations, manner of sale requirements and certain other conditions are met. Whether any particular Person would be deemed to be an “underwriter” (including whether the Person is a “Controlling Person”) with respect to the New FTS Equity or Warrants would depend upon various facts and circumstances applicable to that Person. Accordingly, the Debtors express no view as to whether any Person would be deemed an “underwriter” with respect to such New FTS Equity or Warrants and, in turn, whether any Person may freely trade such New FTS Equity or Warrants.

B.	Restricted Securities.

Unlike the securities that will be issued pursuant to section 1145(a)(1) of the Bankruptcy Code, any shares of New FTS Equity or Warrants issued in reliance upon section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder will be deemed “restricted securities” that may not be offered, sold, exchanged, assigned or otherwise transferred unless they are registered under the Securities Act or an exemption from registration under the Securities Act is available, including under Rule 144 or Rule 144A promulgated under the Securities Act.

Rule 144 provides an exemption for the public resale of “restricted securities” if certain conditions are met. These conditions vary depending on whether the holder of the restricted securities is an affiliate of the issuer. An affiliate is defined as “a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the issuer.”

A non-affiliate who has not been an affiliate of the issuer during the preceding three months may resell restricted securities after a six-month holding period if at the time of the sale there is available certain current public information regarding the issuer, and may sell the securities after a one-year holding period whether or not there is current public information regarding the issuer. Adequate current public information is available for a reporting issuer if the issuer has filed all periodic reports required under section 13 or section 15(d) of the Securities Exchange Act of 1934, as amended, during the twelve months preceding the sale of the restricted securities. If the issuer is a non-reporting issuer, adequate current public information is available if certain information about the issuer is made publicly available. The Debtors currently expect that Reorganized FTS will continue to be a reporting issuer and file all such required periodic reports and that current public information will be available to allow resales by non-affiliates when the six-month holding period expires (approximately six months after the emergence date).

An affiliate may resell restricted securities after the six-month holding period if at the time of the sale certain current public information regarding the issuer is available. As noted above, the Debtors currently expect that this information requirement will be satisfied. The affiliate must also comply with the volume, manner of sale and notice requirements of Rule 144. First, the rule limits the number of restricted securities (plus any unrestricted securities) sold for the account of an affiliate (and related persons) in any three-month period to the greater of 1% of the outstanding securities of the same class being sold, or, if the class is listed on a stock exchange, the average weekly reported volume of trading in such securities during the four weeks preceding the filing of a notice of proposed sale on Form 144, or if no notice is required, the date of receipt of the order to execute the transaction by the broker or the date of execution of the transaction directly with a market maker. Second, the manner of sale requirement provides that the restricted securities must be sold in a broker’s transaction, directly with a market maker or in a riskless principal transaction (as defined in Rule 144). Third, if the amount of securities sold under Rule 144 in any three month period exceeds 5,000 shares or has an aggregate sale price greater than $50,000, an affiliate must file or cause to be filed with the SEC three copies of a notice of proposed sale on Form 144, and provide a copy to any exchange on which the securities are traded.

The Debtors believe that the Rule 144 exemption will not be available with respect to any 4(a)(2) Securities (whether held by non-affiliates or affiliates) until at least six months after the Effective Date. Accordingly, holders of 4(a)(2) Securities will be required to hold the 4(a)(2) Securities for at least six months and, thereafter, to sell the 4(a)(2) Securities only in accordance with the applicable requirements of Rule 144, unless such 4(a)(2) Securities are registered under the Securities Act or are otherwise exempt.

ANY PERSONS RECEIVING “RESTRICTED SECURITIES” UNDER THE PLAN ARE URGED TO CONSULT WITH THEIR OWN COUNSEL CONCERNING THE AVAILABILITY OF AN EXEMPTION FROM REGISTRATION FOR RESALE OF THESE SECURITIES UNDER THE SECURITIES ACT AND OTHER APPLICABLE LAW.

BECAUSE OF THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A PARTICULAR PERSON MAY BE AN UNDERWRITER OR AN AFFILIATE AND THE HIGHLY FACT-SPECIFIC NATURE OF THE AVAILABILITY OF EXEMPTIONS FROM REGISTRATION UNDER THE SECURITIES ACT, INCLUDING THE EXEMPTIONS AVAILABLE UNDER SECTION 1145 OF THE BANKRUPTCY CODE AND RULE 144 UNDER THE SECURITIES ACT, NONE OF THE DEBTORS OR REORGANIZED FTS MAKE ANY REPRESENTATION CONCERNING THE ABILITY OF ANY PERSON TO DISPOSE OF THE SECURITIES TO BE DISTRIBUTED UNDER THE PLAN. POTENTIAL RECIPIENTS OF THE SECURITIES TO BE ISSUED UNDER THE PLAN ARE URGED TO CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH SECURITIES. POTENTIAL RECIPIENTS OF NEW INTERESTS ARE URGED TO CONSULT THEIR OWN COUNSEL CONCERNING THEIR ABILITY TO FREELY TRADE SUCH SECURITIES WITHOUT COMPLIANCE WITH THE FEDERAL LAW AND ANY APPLICABLE STATE BLUE SKY LAW.

XII.	CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

A.	Introduction.

The following discussion summarizes certain United States federal income tax consequences of the implementation of the Plan to the Debtors and certain Holders of Claims and Interests entitled to vote on the Plan. This summary is based on the Internal Revenue Code of 1986, as amended (the “Tax Code”), the U.S. Treasury Regulations promulgated thereunder (the “Treasury Regulations”), judicial decisions and published administrative rules, and pronouncements of the Internal Revenue Service (the “IRS”), all as in effect on the date hereof (collectively, “Applicable Tax Law”). Changes in the rules or new interpretations of the rules may have retroactive effect and could significantly affect the U.S. federal income tax consequences described below. The Debtors have not requested, and will not request, any ruling or determination from the IRS or any other taxing authority with respect to the tax consequences discussed herein, and the discussion below is not binding upon the IRS or the courts. No assurance can be given that the IRS would not assert, or that a court would not sustain, a different position from any position discussed herein.

This summary does not address non-U.S., state, local, or non-income tax consequences of the Plan, nor does it purport to address all aspects of U.S. federal income taxation that may be relevant to a Holder in light of its individual circumstances, such as the alternative minimum tax or consequences to accrual method U.S. Holders (as defined below) that prepare an “applicable financial statement” (as defined in Section 451 of the Tax Code), or to a Holder that may be subject to special tax rules (such as Persons who are related to the Debtors within the meaning of the Tax Code, U.S. Holders whose functional currency is not the U.S. dollar, U.S. expatriates, broker-dealers, banks, mutual funds, insurance companies, financial institutions, small business investment companies, regulated investment companies, tax-exempt organizations, controlled foreign corporations, passive foreign investment companies, pass-through entities, beneficial owners of pass-through entities, subchapter S-corporations, persons who hold Claims or Interests or who will hold the New FTS Equity as part of a straddle, hedge, conversion transaction, or other integrated investment, persons using a mark-to-market method of accounting, and Holders of Claims or Interests who are themselves in bankruptcy). Further, this summary assumes that a Holder of a Claim or Interest holds a Claim or Interest, as applicable, only as a “capital asset” (within the meaning of section 1221 of the Tax Code). This summary also assumes that the various debt and other arrangements to which any of the Debtors are a party will be respected for U.S. federal income tax purposes in accordance with their form and that the Debt Claims constitute interests in the Debtors “solely as a creditor” for purposes of section 897 of the Tax Code. This summary does not discuss differences in tax consequences to Holders of Claims that act or receive consideration in a capacity different from that of any other Holder of a Claim of the same Class or Classes, and the tax consequences for such Holders may differ materially from that described below. This summary does not address the U.S. federal income tax consequences to Holders (1) whose Claims are Unimpaired or otherwise entitled to payment in full in Cash under the Plan, or (2) that are deemed to reject the Plan.

For purposes of this discussion, a “U.S. Holder” is a Holder of a Claim or Interest that is: (1) an individual citizen or resident of the United States for U.S. federal income tax purposes; (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia; (3) an estate the income of which is subject to U.S. federal income taxation regardless of the source of such income; or (4) a trust (a) if a court within the United States is able to exercise primary jurisdiction over the trust’s administration and one or more United States persons (within the meaning of section 7701(a)(30) of the Tax Code) have authority to control all substantial decisions of the trust, or (b) that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person. For purposes of this discussion, a “non-U.S. Holder” is any Holder of a Claim or Interest that is not a U.S. Holder or a partnership (or other entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes).

If a partnership (or other entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes) is a Holder of a Claim or Interest, the tax treatment of a partner (or other beneficial owner) generally will depend upon the status of the partner (or other beneficial owner) and the activities of the entity. Partners (or other beneficial owners) of partnerships (or other pass-through entities) that are Holders of Claims or Interests should consult their respective tax advisors regarding the U.S. federal income tax consequences of the Plan.

THE FOLLOWING SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES PERTAINING TO A HOLDER OF A CLAIM. ALL HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND NON-U.S. INCOME, ESTATE, AND OTHER TAX CONSEQUENCES OF THE PLAN.

B.	Certain U.S. Federal Income Tax Consequences to the Borrowers.

1.	Characterization of Restructuring Transactions.

The Restructuring Transactions will be structured as a recapitalization or tax-free reorganization of the Debtors (such transaction, the “Recapitalization Transaction”). In the Recapitalization Transaction, the New FTS Equity will be new stock issued by FTSI itself. In addition, as discussed below, it is expected that the Debtors will realize cancellation of indebtedness income (“CODI”) as a result of the Restructuring Transactions.

As of December 31, 2019, the Debtors estimate that they had approximately $1,518 million of federal net operating losses (“NOLs”). The Debtors are currently generating additional tax losses, which will ultimately increase the Debtors’ NOLs and other tax attributes. Any NOLs remaining upon implementation of the Plan may be available to offset future taxable income for up to 20 years in the case of NOLs arising before 2018 and indefinitely for NOLs arising in taxable years starting in 2018, thereby reducing the Debtors’ future aggregate tax obligations. NOLs arising before 2018 may offset 100% of future taxable income and NOLs arising in or after 2018 may be used to offset 80% of taxable income in a given year, although the recently passed Coronavirus Aid, Relief and Economic Security Act allows NOLs arising before 2021 to offset 100% of future taxable income in a given year. As discussed below, however, the Debtors’ NOLs may be reduced and possibly significantly limited upon implementation of the Plan.

2.	Cancellation of Debt and Reduction of Tax Attributes.

In general, absent an exception, a taxpayer will realize and recognize CODI for U.S. federal income tax purposes upon satisfaction of its outstanding indebtedness for total consideration less than the amount of such indebtedness. The amount of CODI, in general, is the excess of (a) the adjusted issue price of the indebtedness satisfied, over (b) the sum of (i) the amount of cash paid, (ii) the issue price (determined as discussed below) of any new indebtedness of the taxpayer issued, and (iii) the fair market value of any other consideration (including stock of the debtor) given in satisfaction of such indebtedness at the time of the exchange.

Under section 108 of the Tax Code, a taxpayer is not required to include CODI in gross income (a) if the taxpayer is under the jurisdiction of a court in a case under chapter 11 of the Bankruptcy Code and the discharge of indebtedness occurs pursuant to that proceeding (the “Bankruptcy Exception”), or (b) to the extent that the taxpayer is insolvent immediately before the discharge (the “Insolvency Exception”). Instead, as a consequence of such exclusion, a taxpayer must reduce its tax attributes by the amount of CODI that it excluded from gross income pursuant to the rules discussed in the preceding sentence. Such reduction in tax attributes occurs only after the tax for the year of the discharge of indebtedness has been determined (including, as described above, the amount of gain or loss recognized by the Debtors with respect to the sale of all or a portion of their assets in a taxable transaction). In general, tax attributes will be reduced in the following order: (a) NOLs and NOL carryforwards; (b) general business credit carryovers; (c) minimum tax credit carryovers; (d) capital loss carryovers; (e) tax basis in assets (but not below the amount of liabilities to which the taxpayer remains subject); (f) passive activity loss and credit carryovers; and (g) foreign tax credit carryovers. Alternatively, a taxpayer with CODI may elect first to reduce the basis of its depreciable assets pursuant to section 108(b)(5) of the Tax Code.14 To the extent that CODI exceeds the amount of available tax attributes, such excess is not subject to U.S. federal income tax and has no other U.S. federal income tax impact.

As a result of the Recapitalization Transactions, the Debtors may realize CODI. The exact amount of any CODI that will be realized by the Debtors will not be determinable until the consummation of the Plan. Because the Plan provides that certain Claim Holders will receive (x) Cash Consideration and (y) New FTS Equity, the amount of CODI, and, if applicable, the amount of tax attributes required to be reduced, will depend, in part, on the amount of Cash Consideration, the fair market value of the New FTS Equity, or the issue price of debt instruments received, as applicable, which cannot be known with certainty at this time.

3.	Limitation on NOLs and Other Tax Attributes.

After giving effect to the reduction in tax attributes pursuant to excluded CODI described above, to the extent the Reorganized Debtors succeed to the Debtors’ tax attributes, the Reorganized Debtors’ ability to use any remaining tax attributes post-emergence will be subject to certain limitations under sections 382 and 383 of the Tax Code.

[14]	Whether this election can apply to the Debtors’ assets that are subject to depletion, as opposed to depreciation, is subject to uncertainty.

Under sections 382 and 383 of the Tax Code, if the Debtors undergo an “ownership change,” the amount of any remaining NOLs, net unrealized built-in losses, tax credit carryforwards, and possibly certain other attributes of the Debtors allocable to periods prior to the Effective Date (collectively, “Pre-Change Losses”) that may be utilized to offset future taxable income generally are subject to an annual limitation. For this purpose, if a corporation (or consolidated group) has a net unrealized built-in loss at the time of an ownership change (taking into account most assets and items of “built-in” income and deductions), then generally such built-in losses (including amortization or depreciation deductions attributable to such built-in losses) recognized during the following five years (up to the amount of the original net unrealized built-in loss) will be treated as Pre-Change Losses and similarly will be subject to the annual limitation. In general, a corporation’s (or consolidated group’s) net unrealized built-in loss will be deemed to be zero unless it is greater than the lesser of (a) $10,000,000, and (b) 15% of the fair market value of its assets (with certain adjustments) before the ownership change.

The rules of section 382 of the Tax Code are complicated, but, as a general matter, the Debtors anticipate that the issuance of New FTS Equity pursuant to the Plan will result in an “ownership change” of the Debtors for these purposes and that the Reorganized Debtors’ use of the Pre-Change Losses will be subject to significant limitation unless an exception to the general rules of section 382 of the Tax Code applies.

a.	General Section 382 Annual Limitation.

In general, the amount of the annual limitation to which a corporation that undergoes an “ownership change” would be subject is equal to the product of (a) the fair market value of the stock of the corporation immediately before the ownership change (with certain adjustments), and (b) the “long-term tax-exempt rate” (which is the highest of the adjusted federal long-term rates in effect for any month in the 3-calendar-month period ending with the calendar month in which the ownership change occurs, currently 0.76% for September 2020). The annual limitation may be increased to the extent that the Reorganized Debtors recognize certain built-in gains in their assets during the five-year period following the ownership change, or are treated as recognizing built-in gains pursuant to the safe harbors provided in IRS Notice 2003-65.15 Section 383 of the Tax Code applies a similar limitation to capital loss carryforwards and tax credits. Any unused limitation may be carried forward, thereby increasing the annual limitation in the subsequent taxable year. As discussed below, however, special rules may apply in the case of a corporation that experiences an ownership change as the result of a bankruptcy proceeding.

b.	Special Bankruptcy Exceptions.

An exception to the foregoing annual limitation rules generally applies when shareholders and so-called “qualified creditors” of a debtor corporation in chapter 11 receive, in respect of their shares and Claims, at least 50% of the vote and value of the stock of the debtor corporation (or a controlling corporation if also in chapter 11) as reorganized pursuant to a confirmed chapter 11 plan (the “382(l)(5) Exception”). If the requirements of the 382(l)(5) Exception were satisfied, a debtor’s Pre-Change Losses would not be limited on an annual basis, but, instead, NOL carryforwards would be reduced by the amount of any interest deductions claimed by the debtor during the three taxable years preceding the effective date of the plan of reorganization, and during the part of the taxable year prior to and including the effective date of the plan of reorganization, in respect of all debt converted into stock pursuant to the reorganization. If the 382(l)(5) Exception applies and the Reorganized Debtors undergo another “ownership change” within two years after the Effective Date, then the Reorganized Debtors’ Pre-Change Losses thereafter would be effectively eliminated in their entirety.

[15]	The IRS issued proposed regulations in September 2019 that would revoke IRS Notice 2003-65 and make substantial changes to the way limitations under section 382 of the IRC are calculated. The changes would decrease the limitation set forth in section 382 of the Tax Code in most cases and potentially cause entities that would have had a net unrealized built-in gain under Notice 2003-65 to instead have a net unrealized built-in loss, which would result in additional limitations on the ability to deduct Pre-Change Losses (as defined below). Additionally, the IRS issued further proposed regulations in January 2020 that would provide certain transition relief for the application of any finalized regulation. Under such transition relief, any finalized regulations would apply only to ownership changes occurring 31 days after the regulations are finalized and certain specified and identifiable transactions would be subject to a “grandfathering” rule that allows for application of the prior IRS Notice 2003-65 rules. Additionally, the “grandfathering” rule would also apply so long as a company files its chapter 11 case within 31 days of the issuance of final regulations, even where the applicable ownership change occurs more than 31 days after the finalization of the regulations. Because the Debtors filed their chapter 11 cases prior to the finalization of the proposed regulations, the regulations will not be applicable to the Debtors.

Where the 382(l)(5) Exception is not applicable to a corporation in bankruptcy (either because the debtor corporation does not qualify for it or the debtor corporation otherwise elects not to utilize the 382(l)(5) Exception), another exception will generally apply (the “382(l)(6) Exception”). Under the 382(l)(6) Exception, the annual limitation will be calculated by reference to the lesser of (a) the value of the debtor corporation’s new stock (with certain adjustments) immediately after the ownership change, and (b) the value of such debtor corporation’s assets (determined without regard to liabilities) immediately before the ownership change. This differs from the ordinary rule that requires the fair market value of a debtor corporation that undergoes an “ownership change” to be determined before the events giving rise to the change. The 382(l)(6) Exception also differs from the 382(l)(5) Exception in that a debtor corporation is not required to reduce its NOL carryforwards by the amount of interest deductions claimed within the prior three-year period, and a debtor corporation may undergo a change of ownership within two years without automatically triggering the elimination of its Pre-Change Losses.

The Restructuring Transactions may qualify for the 382(l)(5) Exception, although analysis is ongoing. If the Restructuring Transactions are eligible for the 382(l)(5) Exception, the Debtors and the Holders have not yet decided whether the Debtors would elect out of its application. Regardless of whether the Reorganized Debtors take advantage of the 382(l)(6) Exception or the 382(l)(5) Exception, the Reorganized Debtors’ use of their Pre-Change Losses after the Effective Date may be adversely affected if an “ownership change” within the meaning of section 382 of the Tax Code were to occur after the Effective Date.

C.	Certain U.S. Federal Income Tax Consequences to Certain U.S. Holders of Claims and Interests.

The following discussion assumes that the Debtors will undertake the Restructuring Transactions currently contemplated by the Plan. Holders of Claims and Interests are urged to consult their tax advisors regarding the tax consequences of the Restructuring Transactions.

The U.S. federal income tax consequences to a U.S. Holder of a Claim will depend, in part, on whether the Claim surrendered constitutes a “security” of the Debtor for U.S. federal income tax purposes. Neither the Tax Code nor the Treasury Regulations promulgated thereunder defines the term “security.” Whether a debt instrument constitutes a “security” is determined based on all relevant facts and circumstances, but authorities have held that the length of the term of a debt instrument at initial issuance is an important factor in determining whether such instrument is a security for U.S. federal income tax purposes. These authorities have indicated that a term of less than five years is evidence that the instrument is not a security, whereas a term of ten years or more is evidence that it is a security. There are numerous other factors that could be taken into account in determining whether a debt instrument is a security, including the security for payment, the creditworthiness of the obligor, the subordination or lack thereof with respect to other creditors, the right to vote or otherwise participate in the management of the obligor, convertibility of the instrument into an equity interest in the obligor, whether payments of interest are fixed, variable, or contingent, and whether such payments are made on a current basis or accrued. In addition, Warrants should be treated as securities for this purpose.

If a Claim did not qualify as a “security” of the Debtor, then the Holder of that Claim would be treated as receiving its distribution under the Plan in a taxable exchange. In that event, the Holder of the Claim would recognize gain or loss equal to the difference between the fair market value of the consideration received and the Holder’s adjusted basis in the Claim. This gain or loss would generally be capital gain or loss, subject to the rules regarding accrued but untaxed interest and market discount, and whether and to what extent the Holder had previously claimed a bad debt deduction with respect to its Claim. Recognized gain or loss generally would be long-term capital gain or loss if the Holder held its Claim for more than one year at the time of the exchange. A Holder’s tax basis in the New FTS Equity received would equal its fair market value as of the date it is distributed to the Holder. A Holder’s holding period for New FTS Equity received would begin on the day following the date received.

Due to the inherently factual nature of the determination, U.S. Holders are urged to consult their tax advisors regarding the status of their claims as “securities” for U.S. federal income tax purposes.

a.	Consequences to Holders of Class 3 Claims.

Pursuant to the Plan, in exchange for full and final satisfaction, compromise, settlement, release, and discharge of the Class 3 Secured Debt Claims, each Holder thereof will receive as consideration, as applicable, its Pro Rata share of (i) the Cash Consideration and (ii) 90.1% of the New FTS Equity.

If a Claim is treated as a security for U.S. federal income tax purposes, then a U.S. Holder will be treated as receiving consideration under the Plan in a recapitalization for U.S. federal income tax purposes. In this case, subject to the rules discussed below regarding accrued but unpaid interest (and original issue discount (“OID”) and market discount), a U.S. Holder will not recognize loss but will recognize gain, if any, on the exchange of such Holder’s Claims but only to the extent of the amount of Cash Consideration received. A U.S. Holder’s tax basis in the New FTS Equity received, other than any such New FTS Equity received in satisfaction of accrued but unpaid interest (and OID) and subject to the discussion below regarding market discount, would equal the U.S. Holder’s basis in the Claims surrendered, decreased by the amount of Cash Consideration received and increased by the amount of any gain recognized. The holding period for the New FTS Equity should include the holding period for the exchanged Claims. For the treatment of any portion of the Consideration received that is allocable to accrued but unpaid interest, OID or market discount, see the sections entitled “Accrued Interest (and OID)” and “Market Discount” below.

b.	Consequences to Holders of Class 4 Claims.

Pursuant to the Plan, in exchange for full and final satisfaction, compromise, settlement, release, and discharge of the Class 4 Other Unsecured Claims, each Holder thereof will receive as Consideration, its Pro Rata share of and interest in the Unencumbered Plan Recovery, at the applicable Debtor.

Subject to the rules regarding accrued but untaxed interest and market discount discussed below, a U.S. Holder of a Class 4 Claim who receives cash should recognize gain or loss equal to (a) the amount of any cash received, minus (b) such U.S. Holder’s adjusted tax basis in its Class 4 Claim.

For the treatment of any portion of the consideration received that is allocable to accrued but unpaid interest, OID or market discount, see the sections entitled “Accrued Interest (and OID)” and “Market Discount” below.

c.	Consequences to Holders of Class 8 Interests.

Pursuant to the Plan, in exchange for full and final satisfaction, compromise, settlement, release, and discharge of each FTS Common Interest, each Holder thereof shall receive its Pro Rata share of and interest in (i) 9.9% of the New FTS Equity, subject to dilution on account of the Management Incentive Plan and the Warrants, minus the Class 4 Recovery Deduction and (ii) the Warrants.

Each Holder of FTS Common Interests will be treated as receiving consideration under the Plan in a recapitalization for U.S. federal income tax purposes and should not recognize gain or loss.

In a recapitalization exchange, the U.S. Holder’s aggregate tax basis in the New FTS Equity and Warrants should generally equal such U.S. Holder’s aggregate adjusted tax basis in the FTS Common Interests previously held. This aggregate tax basis will then be allocated among the New FTS Equity and Warrants in accordance with their respective fair market values. The holding period for the New FTS Equity and Warrants should include the holding period for the exchanged FTS Common Interests.

A U.S. Holder’s tax basis in the Warrants received would equal the fair market value of the Warrants on the Effective Date and a Holder’s holding period with respect to the Warrants will begin the day after the Effective Date.

U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE ALLOCATION OF CONSIDERATION RECEIVED IN SATISFACTION OF THEIR CLAIMS AND THE FEDERAL INCOME TAX TREATMENT OF ACCRUED BUT UNPAID INTEREST.

2.	Treatment of the Warrants.

A U.S. Holder that elects to exercise the Warrants will be treated as purchasing, in exchange for its Warrants and the amount of cash funded by the U.S. Holder to exercise the Warrants, the New FTS Equity it is entitled to purchase pursuant to the Warrants. Such a purchase will generally be treated as the exercise of an option under general tax principles, and, as such, a U.S. Holder should not recognize income, gain, or loss for U.S. federal income tax purposes when it exercises the Warrants. A U.S. Holder’s aggregate tax basis in the New FTS Equity will equal the sum of (i) the amount of cash paid by the U.S. Holder to exercise its Warrants plus such U.S. Holder’s tax basis in its Warrants immediately before the Warrants are exercised. A U.S. Holder’s holding period for the New FTS Equity received on the Effective Date pursuant to the exercise of the Warrants should begin on the Effective Date.

A U.S. Holder that elects not to exercise the Warrants may be entitled to claim a capital loss equal to the amount of tax basis allocated to the Warrants, subject to any limitations on such U.S. Holder’s ability to utilize capital losses. Such U.S. Holders are urged to consult with their own tax advisors as to the tax consequences of electing not to exercise the Warrants.

3.	Accrued Interest (and OID).

A portion of the consideration received by U.S. Holders of Claims may be attributable to accrued but untaxed interest on such Claims. This amount should be taxable to that U.S. Holder as ordinary interest income to the extent it has not been previously included in the U.S. Holder’s gross income for U.S. federal income tax purposes. Conversely, a U.S. Holder of a Claim may be able to recognize a deductible loss to the extent that any accrued interest on the Claims was previously recognized by the U.S. Holder but was not paid in full by the Debtors. Such loss may be ordinary, but the tax law is unclear on this point. The tax basis of any non-cash consideration treated as received in satisfaction of accrued but unpaid interest (or OID) should equal the amount of such accrued but unpaid interest (or OID). The holding period for such non-cash consideration should begin on the day following the receipt of such consideration.

If the fair market value of the consideration received by a Holder pursuant to the Plan is not sufficient to fully satisfy all principal and interest on a Claim, the extent to which such consideration will be attributable to accrued but unpaid interest is unclear. Certain legislative history indicates that an allocation of consideration as between principal and interest provided in a chapter 11 plan is binding for U.S. federal income tax purposes, while certain Treasury Regulations treat payments as allocated first to any accrued but unpaid interest. Under the Plan, the aggregate consideration to be distributed to U.S. Holders of Claims in each Class will be allocated first to the principal amount of such Allowed Claims, with any excess allocated to unpaid interest that accrued on these Claims, if any. However, the IRS could take the position that the consideration received by the U.S. Holder should be allocated first to accrued but unpaid interest or OID for U.S. federal income tax purposes.

HOLDERS OF CLAIMS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE PROPER ALLOCATION OF THE CONSIDERATION RECEIVED BY THEM UNDER THE PLAN AND THE U.S. FEDERAL INCOME TAX TREATMENT OF ACCRUED BUT UNPAID INTEREST AND OID.

4.	Market Discount.

Under the “market discount” provisions of the Tax Code, some or all of any gain realized by a U.S. Holder of a Claim who exchanges the Claim for an amount on the Effective Date may be treated as ordinary income (instead of capital gain), to the extent of the amount of “market discount” on the debt instruments constituting the exchanged Claim. In general, a debt instrument is considered to have been acquired with “market discount” if it was acquired other than on original issue and if its Holder’s initial tax basis in the debt instrument is less than (x) the sum of all remaining payments to be made on the debt instrument, excluding “qualified stated interest” or (y) in the case of a debt instrument issued with original issue discount, its adjusted issue price, by at least a de minimis amount (equal to 0.25% of the sum of all remaining payments to be made on the debt instrument, excluding qualified stated interest, multiplied by the number of remaining whole years to maturity).

Any gain recognized by a U.S. Holder on the taxable disposition of a Claim (determined as described above) that was acquired with market discount should be treated as ordinary income to the extent of the market discount that accrued thereon while the Claim was considered to be held by the U.S. Holder (unless the U.S. Holder elected to include market discount in income as it accrued).

U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE APPLICATION OF THE MARKET DISCOUNT RULES TO THEIR CLAIMS.

5.	Character of Gain or Loss With Respect to Impaired Claims.

Generally, the gain or loss recognized by a U.S. Holder with respect to a Claim or Interest will be a capital gain or loss unless the Claim or Interest was acquired at a market discount (as discussed above), and depending on whether and the extent to which the U.S. Holder previously claimed a bad debt deduction. Any such capital gain or loss generally should be long-term capital gain or loss if the U.S. Holder’s holding period in the Claim or Interest is more than one year and otherwise should be short-term capital gain or loss. Under current U.S. federal income tax law, certain non-corporate U.S. Holders (including individuals) are eligible for preferential rates of U.S. federal income tax on long-term capital gains.

A U.S. Holder of a Claim or Interest who recognizes capital losses as a result of the distributions under the Plan will be subject to limits on the use of such capital losses. For a non-corporate U.S. Holder, capital losses may be used to offset any capital gains (without regard to holding periods), and also ordinary income to the extent of the lesser of (x) $3,000 ($1,500 for married individuals filing separate returns) and (y) the excess of the capital losses over the capital gains. A non-corporate U.S. Holder may carry over unused capital losses and apply them against future capital gains and a portion of their ordinary income for an unlimited number of years. For corporate U.S. Holders, capital losses may only be used to offset capital gains. A corporate U.S. Holder that has more capital losses than may be used in a tax year may carry back unused capital losses to the three years preceding the capital loss year or may carry over unused capital losses for the five years following the capital loss year.

6.	Distributions on New FTS Equity.

The gross amount of any distribution of cash or property made to a U.S. Holder with respect to New FTS Equity generally will be includible in gross income by a U.S. Holder as dividend income to the extent such distribution is paid out of current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed Reorganized FTSI's current and accumulated earnings and profits, the distribution (i) will be treated as a non-taxable return of the U.S. Holder’s adjusted basis in the New FTS Equity and (ii) thereafter as capital gain. Dividends received by non-corporate U.S. Holders may qualify for reduced rates of taxation. Subject to applicable limitations, a distribution which is treated as a dividend for U.S. federal income tax purposes may qualify for the dividends-received deduction if such amount is distributed to a corporate U.S. Holder and certain other requirements are satisfied.

7.	Sale Redemption, or Repurchase of New FTS Equity.

U.S. Holders generally will recognize capital gain or loss upon the sale, redemption, retirement, or other taxable disposition of New FTS Equity. Such capital gain will be long-term capital gain if at the time of the sale, redemption, retirement, or other taxable disposition, the U.S. Holder held the New FTS Equity for more than one year. Long-term capital gains of an individual taxpayer generally are taxed at preferential rates. Under the recapture rules of section 108(e)(7) of the Code, a U.S. Holder may be required to treat gain recognized on such a disposition of the New FTS Equity as ordinary income if such U.S. Holder took a bad debt deduction with respect to its Claim or recognized an ordinary loss on the exchange of its Claim or Interest for New FTS Equity.

8.	Medicare Tax.

Certain U.S. Holders that are individuals, estates, or trusts are required to pay an additional 3.8% tax on, among other things, dividends and gains from the sale or other disposition of capital assets. U.S. Holders that are individuals, estates, or trusts should consult their tax advisors regarding the effect, if any, of this tax provision on their ownership and disposition of consideration received pursuant to the Plan.

D.	Certain U.S. Federal Income Tax Consequences to Certain Non-U.S. Holders of Claims.

The following discussion includes only certain U.S. federal income tax consequences of the Restructuring Transactions to non-U.S. Holders. The discussion does not include any non-U.S. tax considerations. The rules governing the U.S. federal income tax consequences to non-U.S. Holders are complex. Each non-U.S. Holder should consult its own tax advisor regarding the U.S. federal, state, local, and non-U.S. tax consequences of the consummation of the Plan to such non-U.S. Holder and the ownership and disposition of the New FTS Equity.

Whether a non-U.S. Holder realizes gain or loss on the exchange and the amount of such gain or loss is generally determined in the same manner as set forth above in connection with U.S. Holders.

1.	Distributions on New FTS Equity.

The gross amount of any distribution of cash or property made to a non-U.S. Holder with respect to New FTS Equity generally will be treated as described in Article XII.C.5 above.

Subject to the withholding requirements under FATCA (as defined below) and with respect to effectively connected dividends, each of which is discussed below, any distribution made to a non-U.S. Holder on the New FTS Equity generally will be subject to U.S. withholding tax at a rate of 30% of the gross amount of the distribution unless an applicable income tax treaty provides for a lower rate. To receive the benefit of a reduced income tax treaty rate of withholding, a non-U.S. Holder must provide the applicable withholding agent with an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) certifying qualification for the reduced rate.

If dividends paid to a non-U.S. Holder are effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the rates and in the manner generally applicable to U.S. Holders, as described above. A non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include such effectively connected dividends.

2.	Sale, Redemption, or Repurchase of New FTS Equity or Warrants.

A non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to any gain realized on the sale or other taxable disposition (including a cash redemption) of its New FTS Equity or Warrants unless:

•	such non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition or who is subject to special rules applicable to former citizens and residents of the United States;

•	such gain is effectively connected with such non-U.S. Holder’s conduct of a U.S. trade or business (and if an income tax treaty applies, such gain is attributable to a permanent establishment maintained by such non-U.S. Holder in the United States); or

•	in the case of the sale of New FTS Equity, Reorganized FTS is or has been during a specified testing period a “U.S. real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes.

If the first exception applies, the non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30 percent (or at a reduced rate or exemption from tax under an applicable income tax treaty) on the amount by which such non-U.S. Holder’s capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources during the taxable year of disposition. If the second exception applies, the non-U.S. Holder generally will be subject to U.S. federal income tax with respect to such gain in the same manner as a U.S. Holder, and a non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to earnings and profits effectively connected with a U.S. trade or business that are attributable to such gains at a rate of 30% (or at a reduced rate or exemption from tax under an applicable income tax treaty).

If the third exception applies in the case of a sale of New FTS Equity or Warrants, the non-U.S. Holder generally will be subject to U.S. federal income tax on any gain recognized on the disposition of all or a portion of its New FTS Equity or Warrants and will be required to file U.S. federal income tax returns. Taxable gain from the disposition of an interest in a USRPHC (generally equal to the difference between the amount realized and such non-U.S. Holder’s adjusted tax basis in such interest) will constitute effectively connected income. Further, the buyer of the New FTS Equity or Warrants will be required to withhold an amount equal to 15% of the amount realized on the sale. The amount of any such withholding would be allowed as a credit against the non-U.S. Holder’s federal income tax liability and may entitle the non-U.S. Holder to a refund, provided that the non-U.S. Holder properly and timely filed a tax return with the IRS. In general, the provisions described above will not apply if (a) the non-U.S. Holder does not directly or indirectly own more than 5% of the value of such interest during a specified testing period and (b) such interest is regularly traded on an established securities market.

The Debtors do not expect that Reorganized FTS will constitute a USRPHC as of the Effective Date, and thus expect that the New FTS Equity and Warrants will not constitute a United States real property interest, for the period relevant under the Tax Code. However, there can be no guarantee that Reorganized FTS would not become a USRPHC in the future. Non-U.S. Holders who may receive or acquire New FTS Equity or Warrants in connection with the Restructuring Transactions are urged to consult a U.S. tax advisor with respect to the U.S. tax consequences applicable to their acquisition, holding, and disposition of New FTS Equity or Warrants.

3.	FATCA.

Under the Foreign Account Tax Compliance Act (“FATCA”), foreign financial institutions and certain other foreign entities must report certain information with respect to their U.S. accountholders and investors or be subject to withholding on the receipt of “withholdable payments.” For this purpose, “withholdable payments” are generally U.S. source payments of fixed or determinable, annual, or periodical income (including dividends, if any, on New FTS Equity), and, subject to the proposed Treasury Regulations described below, also include gross proceeds from the sale of any property of a type which can produce U.S. source interest or dividends (which would include dividends, if any, on New FTS Equity). FATCA withholding will apply even if the applicable payment would not otherwise be subject to U.S. federal nonresident withholding tax.

Previously, withholding with respect to gross proceeds from the disposition of a debt instrument was scheduled to begin on January 1, 2019; however, such withholding has been eliminated under proposed Treasury Regulations, which can be relied on until final regulations become effective. Each non-U.S. Holder should consult its own tax advisor regarding the possible impact of these rules on such non-U.S. Holder.

E.	Information Reporting and Backup Withholding.

The Debtors will withhold all amounts required by law to be withheld from payments of interest and dividends. The Debtors will comply with all applicable reporting requirements of the Tax Code. In general, information reporting requirements may apply to distributions or payments made to a Holder of a Claim under the Plan, as well as future payments made with respect to the consideration received under the Plan. In addition, backup withholding of taxes will generally apply to payments in respect of a Claim under the Plan, as well as future payments made with respect to the consideration received under the Plan, unless, in the case of a U.S. Holder, such U.S. Holder provides a properly executed IRS Form W-9 or, in the case of a non-U.S. Holder, such non-U.S. Holder provides a properly executed applicable IRS Form W-8 (or, in each case, such Holder otherwise establishes eligibility for an exemption).

Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be credited against a Holder’s U.S. federal income tax liability, and the Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing an appropriate claim for refund with the IRS (generally, a federal income tax return).

In addition, the Treasury Regulations generally require disclosure by a taxpayer on its U.S. federal income tax return of certain types of transactions in which the taxpayer participated, including, among other types of transactions, certain transactions that result in the taxpayer’s claiming a loss in excess of specified thresholds. Holders are urged to consult their tax advisors regarding these regulations and whether the transactions contemplated by the Plan would be subject to these regulations and require disclosure on the Holders’ tax returns.

THE FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN ARE COMPLEX. THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER IN LIGHT OF SUCH HOLDER’S CIRCUMSTANCES AND INCOME TAX SITUATION. ALL HOLDERS OF CLAIMS AND INTERESTS SHOULD CONSULT WITH THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE TRANSACTIONS CONTEMPLATED BY THE PLAN, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, OR FOREIGN TAX LAWS, AND OF ANY CHANGE IN APPLICABLE TAX LAWS.

XIII.	Recommendation

In the opinion of the Debtors, the Plan is preferable to all other available alternatives and provides for a larger distribution to the Debtors’ creditors than would otherwise result in any other scenario. Accordingly, the Debtors recommend that Holders of Claims entitled to vote on the Plan vote to accept the Plan and support Confirmation of the Plan.

Dated: September 21, 2020	FTS International, Inc. FTS International Services, LLC FTS International Manufacturing, LLC

/s/

Lance Turner
Chief Financial Officer
FTS International, Inc.
FTS International Services, LLC
FTS International Manufacturing, LLC

CORPORATE STRUCTURE

Capital Structure as of September 21, 2020Leg en d Corpora tion LLC C.V., U.A., B.V.Rev olvi ng Credit Facili ty BorrowerRev olvi ng Credit Facili ty Guarantor2022 Senio r Notes Issuer2022 Senio r Notes Gu arantorFTS International, Inc. DelawareRevolving Credit FacilityMax Availability: $100 million Borrowing Base $9 million (based on eligible accounts receivable / inventory) Drawn: $0 Maturity: February 22, 2023 (could be accelerated to January 16, 2021 or January 31, 2022 if Term Loan or 2022 Senior Notes, respectively, are not repaid or refinanced) Administrative Ag ent: Wells Fargo Interest: L + 1.75% (equal to, or less than, $125 million) or L + 2% ($125 million + ) Interest Due: Quarterly2021 Term LoanPrincipal Outstanding: $67.4 million Maturity: April 16, 2021 Administrative Ag ent: Wilmington Savings Fund Society, FSB Interest: L + 4.75% Interest Due: Every 3 months2021 Term Loan Borrower2021 Term Loan GuarantorNon-Gu arantor EntityFTS International Services, LLC TexasFTS International Manufacturing, LLC TexasFTS International Ventures I, LLC Delaware99% 1%FTS International Netherlands I, C.V. NetherlandsFTS International Ventures II, LLC Delaware2022 Senior NotesPrincipal Outstanding: $369.90 million Maturity: May 1, 2022 Collateral Agent: U.S. Bank N ational As sociation Interest: 6.25% Interest Due: May 1 and November 1Total Principal Debt Outs tanding: $437.3 million99% 1%FTS International Netherlands II, C.V. NetherlandsFTS International Netherlands, LLC Delaware99% 1%FTS International Netherlands Coöperatief U.A. NetherlandsFTS International Netherlands B.V. Netherlands

EXHIBIT A

Plan of Reorganization

A-1

THIS CHAPTER 11 PLAN IS BEING SOLICITED FOR ACCEPTANCE OR REJECTION IN ACCORDANCE WITH BANKRUPTCY CODE SECTION 1125 AND WITHIN THE MEANING OF BANKRUPTCY CODE SECTION 1126. THIS CHAPTER 11 PLAN WILL BE SUBMITTED TO THE BANKRUPTCY COURT FOR APPROVAL FOLLOWING SOLICITATION AND THE DEBTORS’ FILING FOR CHAPTER 11 BANKRUPTCY.

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

)
In re:	)	Chapter 11
)
FTS INTERNATIONAL, INC., et al.,[1]	)	Case No. 20-[_____] (___)
)
Debtors.	)	(Joint Administration Requested)
)

JOINT PREPACKAGED CHAPTER 11 PLAN OF REORGANIZATION
OF FTS INTERNATIONAL, INC. AND ITS DEBTOR AFFILIATES

Houston, Texas
September 21, 2020

/s/
KIRKLAND & ELLIS LLP		WINSTON & STRAWN LLP
KIRKLAND & ELLIS INTERNATIONAL		Katherine A. Preston (TX Bar No. 2968884)
LLP		800 Capitol Street, Suite 2400
Brian Schartz, P.C. (TX Bar No. 24099361)		Houston, Texas 77002
609 Main Street		Telephone:	(713) 651-2600
Houston, Texas 77002		Facsimile:	(713) 651-2700
Telephone:	(713) 836-3600	Email:	kpreston@winston.com
Facsimile:	(713) 836-3601
Email:	brian.schartz@kirkland.com	- and -

- and -		Daniel J. McGuire (pro hac vice pending)
35 W Wacker Drive
Joshua A. Sussberg, P.C. (pro hac vice pending)		Chicago, IL 60601
Emily E. Geier (pro hac vice pending)		Telephone:	(312) 558-5600
Alexander Nicas (pro hac vice pending)		Facsimile:	(312) 558-5700
601 Lexington Avenue		Email: dmcguire@winston.com
New York, New York 10022
Telephone:	(212) 446-4800	Proposed Co-Counsel for the Debtors
Facsimile:	(212) 446-4900	and Debtors in Possession
Email:	jsussberg@kirkland.com
emily.geier@kirkland.com
alexander.nicas@kirkland.com

Proposed Co-Counsel for the Debtors
and Debtors in Possession

1 The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, are: FTS International, Inc. (0081); FTS International Manufacturing, LLC (9132); and FTS International Services, LLC (7729). The location of Debtor FTS International, Inc.’s principal place of business and the Debtors’ service address in these chapter 11 cases is 777 Main Street, Suite 2900, Fort Worth, Texas, 76102.

TABLE OF CONTENTS

Article I. DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION OF TIME, GOVERNING LAW, AND OTHER REFERENCES	1
A.	Defined Terms	1
B.	Rules of Interpretation	13
C.	Computation of Time	13
D.	Governing Law	13
E.	Reference to Monetary Figures	14
F.	Reference to the Debtors or the Reorganized Debtors	14
G.	Controlling Document	14
H.	Consultation, Information, Notice, and Consent Rights	14

Article II. ADMINISTRATIVE CLAIMS, PRIORITY CLAIMS, AND RESTRUCTURING EXPENSES	15
A.	Administrative Claims	15
B.	Professional Fee Claims	15
C.	Priority Tax Claims	16
D.	Payment of Statutory Fees	16
E.	Restructuring Expenses	16

Article III. CLASSIFICATION, TREATMENT, AND VOTING OF CLAIMS AND INTERESTS	17
A.	Classification of Claims and Interests	17
B.	Treatment of Classes of Claims and Interests	18
C.	Special Provision Governing Unimpaired Claims	21
D.	Elimination of Vacant Classes	21
E.	Voting Classes, Presumed Acceptance by Non-Voting Classes	21
F.	Intercompany Interests	22
G.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code	22
H.	Controversy Concerning Impairment	22
I.	Subordinated Claims and Interests	22

Article IV. MEANS FOR IMPLEMENTATION OF THIS PLAN	23
A.	General Settlement of Claims and Interests	23
B.	Restructuring Transactions	23
C.	Reorganized Debtors	23
D.	Sources of Consideration for Plan Distributions	24
E.	Vesting of Assets in the Reorganized Debtors	25
F.	Exemption from Registration Requirements	25
G.	Cancellation of Existing Securities and Agreements	27
H.	Corporate Action	28
I.	Corporate Existence	28
J.	New Organizational Documents	29
K.	Indemnification Provisions	29
L.	Effectuating Documents; Further Transactions	29
M.	Section 1146 Exemption	29
N.	Directors and Officers of the Reorganized Debtors	30
O.	Director and Officer Liability Insurance	30
P.	Management Incentive Plan	31

i

Q.	Employee Obligations	31
R.	Preservation of Causes of Action	31

Article V. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES	32
A.	Assumption and Rejection of Executory Contracts and Unexpired Leases	32
B.	Claims Based on Rejection of Executory Contracts or Unexpired Leases	33
C.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases	33
D.	Preexisting Obligations to the Debtors under Executory Contracts and Unexpired Leases	34
E.	Insurance Policies and Surety Bonds	35
F.	Reservation of Rights	35
G.	Nonoccurrence of Effective Date	35
H.	Contracts and Leases Entered into after the Petition Date	35

Article VI. PROVISIONS GOVERNING DISTRIBUTIONS	35
A.	Distributions on Account of Claims and Interests Allowed as of the Effective Date	35
B.	Disbursing Agent	36
C.	Delivery of Distributions and Undeliverable or Unclaimed Distributions	36
D.	Manner of Payment	38
E.	Compliance with Tax Requirements	38
F.	Allocations	39
G.	No Postpetition Interest on Claims	39
H.	Foreign Currency Exchange Rate	39
I.	Setoffs and Recoupment	39
J.	Claims Paid or Payable by Third Parties	39

Article VII. PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED, AND DISPUTED CLAIMS	40
A.	Disputed Claims Process	40
B.	Allowance of Claims	41
C.	Claims Administration Responsibilities	41
D.	Estimation of Claims and Interests	41
E.	Adjustment to Claims or Interests without Objection	41
F.	Disallowance of Claims or Interests	41
G.	No Distributions Pending Allowance	42
H.	Distributions After Allowance	42
I.	No Interest	42

Article VIII. SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS	42
A.	Discharge of Claims and Termination of Interests	42
B.	Release of Liens	43
C.	Releases by the Debtors	43
D.	Releases by the Releasing Parties	44
E.	Exculpation	46
F.	Injunction	46
G.	Protections Against Discriminatory Treatment	47
H.	Document Retention	47
I.	Reimbursement or Contribution	47

ii

Article IX. CONDITIONS PRECEDENT TO CONSUMMATION OF THIS PLAN	48
A.	Conditions Precedent to the Effective Date	48
B.	Waiver of Conditions	48
C.	Effect of Failure of Conditions	49
D.	Substantial Consummation	49

Article X. MODIFICATION, REVOCATION, OR WITHDRAWAL OF THIS PLAN	49
A.	Modification and Amendments	49
B.	Effect of Confirmation on Modifications	49
C.	Revocation or Withdrawal of Plan	49

Article XI. RETENTION OF JURISDICTION	50

Article XII. MISCELLANEOUS PROVISIONS	52
A.	Immediate Binding Effect	52
B.	Additional Documents	52
C.	Statutory Committee and Cessation of Fee and Expense Payment	52
D.	Reservation of Rights	52
E.	Successors and Assigns	53
F.	Notices	53
G.	Term of Injunctions or Stays	54
H.	Entire Agreement	55
I.	Plan Supplement	55
J.	Nonseverability of Plan Provisions	55
K.	Votes Solicited in Good Faith	55
L.	Closing of Chapter 11 Cases	55
M.	Waiver or Estoppel	56
N.	Creditor Default	56

iii

INTRODUCTION

FTS International, Inc., FTS International Manufacturing, LLC, and FTS International Services, LLC (each a “Debtor” and, collectively, the “Debtors”) jointly propose this prepackaged chapter 11 plan of reorganization (the “Plan”) for the resolution of the outstanding claims against, and equity interests in, the Debtors. Although proposed jointly for administrative purposes, the Plan constitutes a separate plan for each of the foregoing entities and each of the foregoing entities is a proponent of the Plan within the meaning of section 1129 of the Bankruptcy Code.

Holders of Claims or Interests may refer to the Disclosure Statement Relating to the Debtors’ Joint Prepackaged Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code for a discussion of the Debtors’ history, businesses, properties, assets, results of operations, projections, historical financial information, risk factors, a summary and analysis of the Plan, the Restructuring Transactions, and certain related matters.

ALL HOLDERS OF CLAIMS AND INTERESTS, TO THE EXTENT APPLICABLE, ARE ENCOURAGED TO READ THIS PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THIS PLAN.

Article I.
DEFINED TERMS, RULES OF INTERPRETATION,
COMPUTATION OF TIME, GOVERNING LAW, AND OTHER REFERENCES

A.	Defined Terms.

As used in the Plan, capitalized terms have the meanings set forth below.

1.            “ABL Agent” means Wells Fargo Bank, National Association, as administrative agent under the ABL Credit Agreement.

2.            “ABL Claim” means any Claim against a Debtor arising under, derived from, secured by, based on, or related to the ABL Credit Agreement or any other agreement, instrument or document executed at any time in connection therewith and any guaranty thereof, including all “Obligations” as defined under the ABL Credit Agreement.

3.            “ABL Credit Agreement” means that certain credit agreement, dated as of February 22, 2018, between FTS, FTS Services, certain lenders, and the ABL Agent, as amended, restated, amended and restated, modified, or supplemented from time to time.

4.            “ABL Lenders” means the lenders party to the ABL Credit Agreement.

5.            “ABL Secured Claim” means any ABL Claim, or portion thereof, that is Secured.

6.            “Ad Hoc Group of Secured Noteholders” means the ad hoc group of holders of Secured Notes that is represented by the Ad Hoc Group of Secured Noteholders Advisors.

7.            “Ad Hoc Group of Secured Noteholders Advisors” means Davis Polk & Wardwell LLP, Ducera Partners LLC, Silver Foundry LP, and any local or special counsel retained by the Ad Hoc Group of Secured Noteholders.

1

8.            “Ad Hoc Group of Term Loan Lenders” the ad hoc group of holders of Term Loan Claims that is represented by the Ad Hoc Group of Term Loan Lender Advisors.

9.            “Ad Hoc Group of Term Loan Lender Advisors” means Stroock & Stroock & Lavan LLP, and any financial advisor or local or special counsel retained by the Ad Hoc Group of Term Loan Lenders.

10.            “Administrative Claim” means a Claim incurred by the Debtors on or after the Petition Date and before the Effective Date for a cost or expense of administration of the Chapter 11 Cases entitled to priority under sections 503(b), 507(a)(2), or 507(b) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred on or after the Petition Date until and including the Effective Date of preserving the Estates and operating the Debtors’ businesses; (b) Allowed Professional Fee Claims; (c) all fees and charges assessed against the Estates pursuant to section 1930 of chapter 123 of title 28 of the United States Code, and (d) the Restructuring Expenses.

11.            “Affiliate” means affiliate as defined in section 101(2) of the Bankruptcy Code. With respect to any Entity that is not a Debtor, the term “Affiliate” shall apply to such Entity as if the Entity were a Debtor.

12.            “Agent” means any administrative agent, collateral agent, or similar Entity under the Term Loan Agreement, including any successors thereto.

13.            “Allowed” means, with respect to a Claim or an Interest, any Claim or Interest (or portion thereof) that (a) is not Disputed within the applicable period of time, if any, fixed by the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court, (b) is allowed, compromised, settled, or otherwise resolved pursuant to the terms of the Plan, in any stipulation that is approved by a Final Order of the Bankruptcy Court, or pursuant to any contract, instrument, indenture, or other agreement entered into or assumed in connection herewith, or (c) has been allowed by a Final Order of the Bankruptcy Court. For the avoidance of doubt, (x) there is no requirement to file a Proof of Claim (or move the Bankruptcy Court for allowance) to have a Claim Allowed for the purposes of the Plan except as provided in Article V.B of this Plan, (y) the Debtors may deem any Unimpaired Claim to be Allowed in an asserted amount for the purposes of the Plan, and (z) any Claim (or portion thereof) that has been disallowed pursuant to a Final Order shall not be an “Allowed” Claim. For the avoidance of doubt, a Debtor shall not stipulate or otherwise agree to the allowance of any Claim related to the Specified Agreements without the prior consent of the Required Consenting Creditors.

14.            “Avoidance Actions” means any and all avoidance, recovery, subordination, or other Claims, actions, remedies, or Causes of Action that may be brought by or on behalf of the Debtors or their Estates or other authorized parties in interest under the Bankruptcy Code or applicable non-bankruptcy law to avoid, recover, or subordinate a prepetition transaction, including actions, remedies, or Claims and Causes of Action under sections 502, 510, 542, 544, 545, 547 through and including 553, and 724(a) of the Bankruptcy Code or under similar or related local, state, federal, or foreign statutes and common law, including fraudulent transfer laws.

15.            “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as may be amended from time to time.

16.            “Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas or such other court having jurisdiction over the Chapter 11 Cases as determined and agreed by the Debtors and the Required Consenting Creditors, including, to the extent of the withdrawal of reference under 28 U.S.C. § 157 and/or the General Order of the District Court pursuant to section 151 of the Judicial Code, the United States District Court for the Southern District of Texas.

2

17.            “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, and the general, local, and chambers rules of the Bankruptcy Court.

18.            “Business Day” means any day other than a Saturday, Sunday, or “legal holiday” (as defined in Bankruptcy Rule 9006(a)), or other day on which commercial banks in the State of New York are closed for business as a result of a federal, state, or local holiday.

19.            “Cash” means the legal tender of the United States of America or the equivalent thereof, including bank deposits, checks, and other similar items.

20.            “Cash Collateral Orders” means, collectively, the Interim Cash Collateral Order and the Final Cash Collateral Order.

21.            “Cash Consideration” means $30.66 million in Cash.

22.            “Cause of Action” means any claims, interests, damages, remedies, causes of action, demands, rights, actions, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, liens, indemnities, guaranties, and franchises of any kind or character whatsoever, whether known or unknown, choate or inchoate, foreseen or unforeseen, existing or hereinafter arising, contingent or noncontingent, liquidated or unliquidated, secured or unsecured, assertable, directly or derivatively, matured or unmatured, suspected or unsuspected, in contract, tort, law, equity, or otherwise. Causes of Action also include: (a) all rights of setoff, counterclaim, or recoupment and claims under contracts or for breaches of duties imposed by law; (b) any claim based on or relating to, or in any manner arising from, in whole or in part, breach of fiduciary duty, violation of local, state, federal, or foreign law, or breach of any duty imposed by law or in equity, including securities laws, negligence, and gross negligence; (c) the right to object to or otherwise contest Claims or Interests; (d) claims pursuant to sections 362, 510, 542, 543, 544 through 550, or 553 of the Bankruptcy Code; and (e) such claims and defenses as fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code.

23.            “Chapter 11 Cases” means (a) when used with reference to a particular Debtor, the case pending for that Debtor under chapter 11 of the Bankruptcy Code in the Bankruptcy Court and (b) when used with reference to all the Debtors, the procedurally consolidated and jointly administered chapter 11 cases pending for all of the Debtors in the Bankruptcy Court.

24.            “Claim” means any claim, as defined in section 101(5) of the Bankruptcy Code, against any of the Debtors.

25.            “Claims Register” means the official register of Claims maintained by the Solicitation Agent or the clerk of the Bankruptcy Court.

26.            “Class” means a category of Holders of Claims or Interests as set forth in Article III of the Plan pursuant to section 1122(a) of the Bankruptcy Code.

27.            “Class 4 Recovery Deduction” means, with respect to Class 3, a deduction of the Unencumbered Plan Recovery provided to the Deficiency Claims and a deduction of 90.1% of the Unencumbered Plan Recovery provided to the Termination Claims and with respect to Class 8, a deduction of 9.9% of the Unencumbered Plan Recovery provided to the Termination Claims.

28.            “Confirmation” means the entry of the Confirmation Order by the Bankruptcy Court on the docket of the Chapter 11 Cases.

3

29.            “Confirmation Date” means the date upon which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases within the meaning of Bankruptcy Rules 5003 and 9021.

30.            “Confirmation Hearing” means the hearing(s) before the Bankruptcy Court under section 1128 of the Bankruptcy Code at which the Debtors seek entry of the Confirmation Order.

31.            “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code and providing final approval of the Disclosure Statement and the Solicitation Materials.

32.            “Consenting Creditors” means collectively, the Consenting Noteholders and the Consenting Term Loan Lenders.

33.            “Consenting Noteholders” means, collectively, the Holders of, or investment advisors, sub-advisors, or managers of discretionary accounts that hold, Secured Notes Claims that are party to the Restructuring Support Agreement or that have executed a joinder or transfer agreement to the Restructuring Support Agreement.

34.            “Consenting Term Loan Lenders” means, collectively, the Holders of, or investment advisors, sub-advisors, or managers of discretionary accounts that hold, Term Loan Claims that are party to the Restructuring Support Agreement or that have executed a joinder or transfer agreement to the Restructuring Support Agreement.

35.            “Consummation” means the occurrence of the Effective Date.

36.            “Cure” or “Cure Claim” means all amounts, including an amount of $0.00, required to cure any monetary defaults under any Executory Contract or Unexpired Lease (or such lesser amount as may be agreed upon by the parties under an Executory Contract or an Unexpired Lease) that is to be assumed by the Debtors pursuant to sections 365 or 1123 of the Bankruptcy Code, other than a default that is not required to be cured pursuant to section 365(b)(2) of the Bankruptcy Code.

37.            “D&O Liability Insurance Policies” means all unexpired directors’, managers’, and officers’ liability insurance policies (including any “tail policy” and all agreements, documents, or instruments related thereto) of any of the Debtors that have been issued or provide coverage to current and former directors, managers, officers, and employees of the Debtors.

38.            “Debt Claim” means, collectively, any claim that is part of (a) the Term Loan Claims, which are Allowed in an amount equal to approximately $67.6 million and (b) the Secured Notes Claims, which are Allowed in an amount equal to approximately $379.1 million.

39.            “Definitive Documents” has the meaning set forth in the Restructuring Support Agreement.

40.            “Disbursing Agent” means, as applicable, the Reorganized Debtors or the Entity or Entities selected by the Debtors or the Reorganized Debtors to make or facilitate distributions pursuant to the Plan.

41.            “Disclosure Statement” means the disclosure statement for the Joint Prepackaged Chapter 11 Plan of Reorganization of FTS International Inc. and Its Debtor Affiliates, including all exhibits and schedules thereto, in each case, as may be amended, supplemented, or modified from time to time, to be approved by the Confirmation Order.

4

42.            “Disputed” means, as to a Claim or an Interest, any Claim or Interest: (a) that is not Allowed; (b) that is not disallowed by the Plan, the Bankruptcy Code, or a Final Order, as applicable; and (c) with respect to which a party in interest has Filed a Proof of Claim or otherwise made a written request to a Debtor for payment, without any further notice to or action, order, or approval of the Bankruptcy Court.

43.            “Distribution Date” means, except as otherwise set forth herein, the date or dates determined by the Debtors or the Reorganized Debtors, on or after the Effective Date, with the first such date occurring on or as soon as is reasonably practicable after the Effective Date, upon which the Disbursing Agent shall make distributions to Holders of Allowed Claims and Interests entitled to receive distributions under the Plan.

44.            “Distribution Record Date” means, other than with respect to Holders of public Securities (including Secured Notes deposited with DTC and FTS Common Interests) the record date for purposes of determining which Holders of Allowed Claims against or Allowed Interests in the Debtors are eligible to receive distributions under the Plan, which date shall be the Confirmation Date, or such other date as is announced by the Debtors or designated in a Final Order. The Distribution Record Date shall not apply to any public Securities (including Secured Notes deposited with DTC and FTS Common Interests) the Holders of which shall receive a distribution in accordance with the customary procedures of DTC.

45.            “DTC” means The Depository Trust Company.

46.            “Effective Date” means the date that is the first Business Day on which (a) no stay of the Confirmation Order is in effect; (b) all conditions precedent to the occurrence of the Effective Date set forth in Article IX.A of the Plan have been satisfied or waived in accordance with Article IX.B of the Plan; and (c) the Plan is declared effective by the Debtors.

47.            “Entity” means an entity as defined in section 101(15) of the Bankruptcy Code.

48.            “Estate” means as to each Debtor, the estate of any Debtor created under sections 301 and 541 of the Bankruptcy Code upon the commencement of the applicable Debtor’s Chapter 11 Case.

49.            “Exculpated Parties” means, collectively, and in each case in its capacity as such: (a) the Debtors; (b) any official committees appointed in the Chapter 11 Cases and each of their respective members; (c) the Consenting Creditors, (d) the ABL Agent, (e) the Term Loan Agent, (f) the Secured Notes Trustee, and (g) with respect to each of the foregoing, such Entity and its current and former Affiliates, and such Entity’s and its current and former Affiliates’ current and former equity holders, subsidiaries, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals.

50.            “Executory Contract” means a contract to which one or more of the Debtors is a party and that is subject to assumption or rejection under section 365 or 1123 of the Bankruptcy Code.

51.            “Federal Judgment Rate” means the federal judgment rate in effect pursuant to 28 U.S.C. § 1961 as of the Petition Date, compounded annually.

52.            “File,” “Filed,” or “Filing” means file, filed, or filing in the Chapter 11 Cases with the Bankruptcy Court or, with respect to the filing of a Proof of Claim, the Solicitation Agent.

53.            “Final Cash Collateral Order” means a Final Order authorizing the use of cash collateral consistent with the terms set forth in the Restructuring Term Sheet and otherwise in form and substance acceptable to the Required Consenting Creditors.

5

54.            “Final Order” means an order, ruling or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter which has: (a) not been reversed, vacated, stayed, modified, or amended, as entered on the docket in any Chapter 11 Case or on the docket of any court of competent jurisdiction, and as to which the time to appeal, petition for certiorari or move for reargument, reconsideration or rehearing has expired and no appeal, petition for certiorari or motion for reargument, reconsideration or rehearing has been timely filed or as to which any appeal, petition for certiorari or motion for reargument, reconsideration or rehearing has been withdrawn; or (b) as to which any appeal, petition for certiorari or motion for reargument, reconsideration or rehearing that has been or may be filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari, reargument, reconsideration or rehearing was sought, which resulted in no stay pending appeal of such order, or has otherwise been dismissed with prejudice; provided that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed with respect to such order and will not preclude such order from being a Final Order.

55.            “FTS” means FTS International, Inc.

56.            “FTS Common Interests” means existing Interests in FTS.

57.            “FTS Services” means FTS International Services, LLC.

58.            “Governmental Unit” means a governmental unit as defined in section 101(27) of the Bankruptcy Code.

59.            “Holder” means an Entity holding a Claim against or an Interest in any Debtor, as applicable.

60.            “Impaired” means, with respect to a Class of Claims or Interests, a Class of Claims or Interests that is impaired within the meaning of section 1124 of the Bankruptcy Code.

61.            “Indemnification Provisions” means each of the Debtors’ indemnification provisions in place immediately prior to the Effective Date whether in the Debtors’ bylaws, certificates of incorporation, other formation documents, board resolutions, or contracts for, as applicable, the benefit of the current and former directors, officers, managers, employees, attorneys, other professionals, and agents of the Debtors and such current and former directors, officers, and managers’ respective Affiliates.

62.            “Intercompany Claim” means a Claim held by a Debtor against another Debtor or an Affiliate of a Debtor or any Claim held by an Affiliate of a Debtor against a Debtor.

63.            “Intercompany Interest” means an Interest in any Debtor, or a direct or indirect subsidiary of any Debtor, other than FTS Common Interests.

64.            “Interest” means any interest, equity, or share in the Debtors, including all issued, unissued, authorized, or outstanding shares of capital stock and any other common stock, preferred stock, limited liability company interests, and any other equity, ownership, or profit interests of an Entity, including all options, warrants, rights, stock appreciation rights, phantom stock rights, restricted stock units, redemption rights, repurchase rights, convertible, exercisable, or exchangeable Securities, or other agreements, arrangements, or commitments of any character relating to, or whose value is related to, any such interest or other ownership interest in an Entity whether or not certificated, transferable, preferred, common, voting, or denominated “stock” or a similar security, whether vested or unvested as of the Effective Date, including any Claim subject to subordination under section 510(b) of the Bankruptcy Code arising from or related to any of the foregoing.

6

65.            “Interim Cash Collateral Order” means an interim order authorizing the use of cash collateral consistent with the terms set forth in the Restructuring Term Sheet and otherwise in form and substance acceptable to the Required Consenting Creditors.

66.            “Judicial Code” means title 28 of the United States Code, 28 U.S.C. §§ 1–4001, as amended from time to time.

67.            “Law” means any federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation, order, ruling, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a governmental authority of competent jurisdiction (including the Bankruptcy Court).

68.            “Lien” means a lien as defined in section 101(37) of the Bankruptcy Code.

69.            “Management Incentive Plan” means a post-Effective Date management incentive plan for certain participating employees of the Reorganized Debtors, to be established and implemented in accordance with Article IV.P of the Plan and terms of which shall be included in the Plan Supplement and consistent with the Restructuring Support Agreement.

70.            “MIP Pool” means the 10% of New FTS Equity reserved for issuance as part of the Management Incentive Plan.

71.            “New Board” means the board of directors or the board of managers, as applicable, as of the Effective Date of Reorganized FTS. The identities of directors on the New Board shall be set forth in the Plan Supplement, to the extent known at the time of filing of the Plan Supplement.

72.            “New FTS Equity” means the equity interests in Reorganized FTS issued, distributed, or otherwise transferred pursuant to the Plan.

73.            “New Organizational Documents” means the form of the certificates or articles of incorporation, bylaws, or such other applicable formation documents of the Reorganized Debtors.

74.            “New Revolving Exit Facility” means a third-party asset based exit financing facility, if any, to be agreed on terms acceptable to the Debtors and the Required Consenting Creditors.

75.            “New Revolving Exit Facility Credit Agreement” means the credit agreement governing the New Revolving Exit Facility, which shall be set forth in the Plan Supplement.

76.            “Ongoing Business Claim” means any Claim, other than (a) an Administrative Claim, (b) a Professional Fee Claim, (c) a Secured Tax Claim, (d) an Other Secured Claim, (e) an ABL Secured Claim, (f) a Priority Tax Claim, (g) an Other Priority Claim, (h) a Secured Debt Claim, (i)  a Term Loan Deficiency Claim, (j)  a Secured Notes Deficiency Claim, (k) a Termination Claim, or (l) an Intercompany Claim, against one or more of the Debtors.

77.            “Other Priority Claim” means any Claim, other than an Administrative Claim or a Priority Tax Claim, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

78.            “Other Secured Claim” means any Secured Claim against the Debtors, including any Secured Tax Claim, other than a Secured Debt Claim or an ABL Secured Claim.

7

79.            “Other Unsecured Claim” means, collectively, any (a) Term Loan Deficiency Claim, (b) Secured Notes Deficiency Claim, or (c) Termination Claim.

80.            “Person” means a person as defined in section 101(41) of the Bankruptcy Code.

81.            “Petition Date” means the date on which each Debtor commences its Chapter 11 Case.

82.            “Plan Distribution” means a payment or distribution to Holders of Allowed Claims, Allowed Interests, or other eligible Entities under the Plan.

83.            “Plan Supplement” means the compilation of documents and forms of documents, agreements, schedules, and exhibits to the Plan (in each case, as may be altered, amended, modified, or supplemented from time to time in accordance with the terms hereof, the Restructuring Support Agreement, the Bankruptcy Code, and the Bankruptcy Rules) to be Filed prior to the Confirmation Hearing, and any additional documents Filed prior to the Effective Date as amendments to the Plan Supplement, including the following, as applicable: (a) the New Organizational Documents; (b) the Stockholders’ Agreement, if any; (c) to the extent known, the identities of the members of the New Board; (d) the Schedule of Rejected Executory Contracts and Unexpired Leases; (e) the Schedule of Retained Causes of Action; (f) the form New Revolving Exit Facility Credit Agreement; (g) the Warrants; (h) the definitive documentation related to the Management Incentive Plan; and (i) the Restructuring Steps Memorandum. The Debtors shall have the right to alter, amend, modify, or supplement the documents contained in the Plan Supplement up to the Effective Date as set forth in the Plan, subject to, for the avoidance of doubt, the consent rights set forth in the Restructuring Support Agreement. The Plan Supplement shall be deemed incorporated into and part of the Plan as if set forth herein in full, provided that in the event of a conflict between the Plan and the Plan Supplement, the Plan Supplement shall control in accordance with Article I.G.

84.            “Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

85.            “Pro Rata” means the proportion that an Allowed Claim or an Allowed Interest in a particular Class bears to the aggregate amount of Allowed Claims or Allowed Interests in that respective Class or the proportion of the Allowed Claims or Allowed Interests in a particular Class and other Classes entitled to share in the same recovery as such Allowed Claim or Allowed Interest under the Plan, unless otherwise indicated.

86.            “Professional” means an entity employed pursuant to a Bankruptcy Court order in accordance with sections 327 or 1103 of the Bankruptcy Code and to be compensated for services rendered before or on the Confirmation Date, pursuant to sections 327, 328, 329, 330, or 331 of the Bankruptcy Code.

87.            “Professional Fee Amount” means the aggregate amount of Professional Fee Claims and other unpaid fees and expenses that Professionals estimate they have incurred or will incur in rendering services to the Debtors prior to and as of the Confirmation Date, which estimates Professionals shall deliver to the Debtors as set forth in Article II.B.3 of the Plan.

88.            “Professional Fee Claim” means all Administrative Claims for the compensation of retained professionals and the reimbursement of expenses incurred by such retained professionals through and including the Effective Date under sections 328, 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code to the extent such fees and expenses have not been paid pursuant to an order of the Bankruptcy Court.

8

89.            “Professional Fee Escrow Account” means an account funded by the Debtors with Cash on the Effective Date in an amount equal to the total estimated Professional Fee Amount.

90.            “Proof of Claim” means a proof of Claim Filed against any of the Debtors in the Chapter 11 Cases.

91.            “Reinstate,” “Reinstated,” or “Reinstatement” means with respect to a Claim or Interest, that the Claim or Interest shall be rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code.

92.            “Related Party” means, collectively, current and former directors, managers, officers, equity holders (regardless of whether such interests are held directly or indirectly), affiliated investment funds or investment vehicles, predecessors, participants, successors, assigns, subsidiaries, affiliates, managed accounts or funds, partners, limited partners, general partners, principals, members, management companies, fund advisors or managers, employees, agents (including any Disbursing Agent), advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, heirs, executors, and assigns, and other professionals, in each case solely in their capacities as such, together with their respective past and present directors, officers, shareholders, partners, members, employees, agents, attorneys, representatives, heirs, executors and assigns, in each case solely in their capacities as such.

93.            “Released Claims” means any Claims or Interests that have been released, satisfied, stayed, terminated, discharged, or are subject to exculpation pursuant to the Plan.

94.            “Released Parties” means, collectively, and in each case in its capacity as such: (a) the Debtors; (b) the Reorganized Debtors; (c) the Term Loan Agent, (d) the Secured Notes Trustee; (e) the ABL Agent; (f) the Consenting Creditors; (g) the ABL Lenders; (h) all Holders of Claims or Interests that vote to accept the Plan; (i) all Holders of Claims or Interests that are deemed to accept the Plan who do not affirmatively opt out of the releases provided by the Plan; (j) the current and former Affiliates of each Entity in clause (a) through (g); and (k) all Related Parties of each Entity in clause (a) through (j); provided that any holder of a Claim or Interest that opts out of the releases shall not be a “Released Party.”

95.            “Releasing Parties” means, collectively, and in each case in its capacity as such: (a) the Debtors; (b) the Reorganized Debtors; (c) the Term Loan Agent; (d) the Secured Notes Trustee; (e) the ABL Agent; (f) the Consenting Creditors; (g)  the ABL Lenders; (h) all Holders of Claims or Interests that vote to accept the Plan; (i) all Holders of Claims or Interests that are deemed to accept the Plan who do not affirmatively opt out of the releases provided by the Plan; (j) all Holders of Claims or Interests that abstain from voting on the Plan and who do not affirmatively opt out of the releases provided by the Plan; (k) all Holders of Claims or Interests that vote to reject the Plan or are deemed to reject the Plan and who do not affirmatively opt out of the releases provided by the Plan; (l) all current and former Affiliates of each Entity in clause (a) through (k); and (m) all Related Parties of each Entity in clause (a) through (k).

96.            “Reorganized Debtors” means the Debtors, as reorganized pursuant to and under the Plan, or any successor thereto, by merger, amalgamation, consolidation, or otherwise, on the Effective Date.

97.            “Reorganized FTS” means FTS, as reorganized pursuant to the Plan, or any successor or assign thereto, by merger, consolidation, or otherwise, on the Effective Date.

98.            “Required Consenting Creditors” means, as of the relevant date, Consenting Creditors holding at least 50.01% of the aggregate outstanding principal amount of Debt Claims that are held by Consenting Creditors.

9

99.            “Required Consenting Noteholders” means, as of the relevant date, Consenting Noteholders holding at least 50.01% of the aggregate outstanding principal amount of Secured Notes that are held by Consenting Noteholders.

100.            “Required Consenting Term Loan Lenders” means, as of the relevant date, Consenting Term Loan Lenders holding at least 50.01% of the aggregate outstanding principal amount of Secured Notes that are held by Consenting Term Loan Lenders.

101.            “Restructuring Expenses” means the reasonable and documented costs and expenses incurred by or on behalf of the Consenting Creditors, including the fees and expenses of the Ad Hoc Group of Secured Noteholders Advisors, the Secured Notes Trustee, the Ad Hoc Group of Term Loan Lenders Advisors, and the Term Loan Agent.

102.            “Restructuring Steps Memorandum” means the summary of transaction steps to complete the restructuring contemplated by the Plan, which shall be included in the Plan Supplement.

103.            “Restructuring Support Agreement” means that certain Second Amended & Restated Restructuring Support Agreement, dated as of August 22, 2020, by and among the Debtors, the Consenting Creditors, and any subsequent Entity that becomes party thereto, including all exhibits, schedules and other attachments thereto, as such agreement may be amended, modified, or supplemented from time to time, solely in accordance with its terms.

104.            “Restructuring Term Sheet” means the Restructuring Term Sheet attached as Exhibit A to the Restructuring Support Agreement.

105.            “Restructuring Transactions” means the mergers, amalgamations, consolidations, arrangements, continuances, restructurings, transfers, conversions, dispositions, liquidations, dissolutions, or other corporate transactions described in, approved by, contemplated by, or undertaken to implement the Plan.

106.            “Rules” means Rule 501(a)(1), (2), (3), and (7) of the Securities Act.

107.            “Schedule of Rejected Executory Contracts and Unexpired Leases” means the schedule (including any amendments, supplements, or modifications thereto) of Executory Contracts and Unexpired Leases to be rejected by the Debtors pursuant to the Plan, which schedule shall be included in the Plan Supplement.

108.            “Schedule of Retained Causes of Action” means the schedule of Causes of Action that shall vest in the Reorganized Debtors on the Effective Date, which, for the avoidance of doubt, shall not include any of the Causes of Action that are settled, released, or exculpated under the Plan.

109.            “Secured” means when referring to a Claim: (a) secured by a lien on property in which any of the Debtors has an interest, which lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, or that is subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the creditor’s interest in the Debtors’ interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code; or (b) Allowed pursuant to the Plan, or separate order of the Bankruptcy Court, as a secured claim.

110.            “Secured Debt Claim” means, collectively, (a) a Term Loan Secured Claim and (b) a Secured Notes Secured Claim.

10

111.            “Secured Noteholder” means any Holder of a Secured Notes Claim.

112.            “Secured Notes” means those certain 6.25% senior secured notes, due May 1, 2022, issued by FTS, with U.S. Bank National Association as Agent and Trustee.

113.            “Secured Notes Claim” means any Claim against a Debtor arising under, derived from, secured by, based on, or related to the Secured Notes Indenture or any other agreement, instrument or document executed at any time in connection therewith and any guaranty thereof.

114.            “Secured Notes Deficiency Claim” means any Secured Notes Claim, or portion thereof, that is not Secured.

115.            “Secured Notes Indenture” means that certain instrument, dated as of April 16, 2014, between FTS, certain guarantors, and the Secured Notes Trustee, as amended, restated, amended and restated, modified, or supplemented from time to time.

116.            “Secured Notes Secured Claim” means any Secured Notes Claim, or portion thereof, that is Secured.

117.            “Secured Notes Trustee” means U.S. Bank National Association, as collateral agent and trustee under the Secured Notes Indenture.

118.            “Secured Tax Claim” means any Secured Claim that, absent its secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code (determined irrespective of time limitations), including any related Secured Claim for penalties.

119.            “Securities Act” means the Securities Act of 1933, as amended, 15 U.S.C. §§ 77a–77aa, together with the rules and regulations promulgated thereunder, as amended from time to time, or any similar federal, state, or local law.

120.            “Security” shall have the meaning set forth in section 101(49) of the Bankruptcy Code.

121.            “Solicitation Agent” means Epiq Corporate Restructuring, LLC, the notice, claims, and solicitation agent, proposed to be retained by the Debtors in the Chapter 11 Cases by Bankruptcy Court order.

122.            “Solicitation Materials” means, collectively, the solicitation materials with respect to the Plan.

123.            “Specified Agreements” means (i) the Amended and Restated Supply Agreement entered into as of May 3, 2019 and effective as of April 1, 2019 between FTS International Services, LLC and Covia Holdings Corporation and (ii) such other agreements as the Company Parties and Consenting Noteholders agree (which agreement may be evidenced by email between counsel to the Company Parties and counsel to the Ad Hoc Group of Secured Noteholders).

124.            “Stockholders’ Agreement” means that certain stockholders’ agreement of Reorganized FTS, which agreement shall become effective upon the Effective Date, if any.

125.            “Term Loan Agent” means Wilmington Savings Fund Society, FSB, as successor to Wells Fargo Bank, National Association, as administrative agent under the Term Loan Agreement.

11

126.            “Term Loan Agreement” means that certain credit agreement, dated as of April 16, 2014, among FTS, the lenders party thereto, and the Term Loan Agent, as amended, restated, amended and restated, modified, or supplemented from time to time.

127.            “Term Loan Claim” means any Claim against a Debtor arising under, derived from, secured by, based on, or related to the Term Loan Agreement or any other agreement, instrument or document executed at any time in connection therewith and any guaranty thereof.

128.            “Term Loan Deficiency Claim” means any Term Loan Claim, or portion thereof, that is not Secured.

129.            “Term Loan Lender” means any lender party to the Term Loan Agreement.

130.            “Term Loan Secured Claim” means any Term Loan Claim, or portion thereof, that is Secured.

131.            “Termination Claim” means any Claim on account of contracts terminated prepetition or executory contracts to be rejected or rejected during the Chapter 11 Cases. Without limiting the generality of the foregoing, Termination Claims shall include all claims, if any, in respect of the Specified Agreements.

132.            “Trustee” means any indenture trustee, collateral trustee, or other trustee or similar entity under the Secured Notes.

133.            “Unclaimed Distribution” means any distribution under the Plan on account of an Allowed Claim or an Allowed Interest to a Holder that has not: (a) accepted a particular distribution or, in the case of distributions made by check, negotiated such check; (b) given notice to the Reorganized Debtors of an intent to accept a particular distribution; (c) responded to the Debtors’ or the Reorganized Debtors’ requests for information necessary to facilitate a particular distribution; or (d) timely taken any other action necessary to facilitate such distribution.

134.            “Unencumbered Asset Value” means the value of the Debtors’ assets that are unencumbered by Liens as of the Petition Date, which, (i) with respect to FTS International Services, LLC, shall be an amount equal to $25.2 million and (ii) with respect to FTS International Manufacturing, LLC, shall be an amount equal to $80.8 million.

135.            “Unencumbered Plan Recovery” means a percentage of such New FTS Equity, subject to dilution on account of the Management Incentive Plan and the Warrants, that is distributed on account of Allowed Other Unsecured Claims equal to the value of any Unencumbered Asset Value minus Administrative Claims against the applicable Debtor, including, for the avoidance of doubt, any adequate protection claims.

136.            “Unexpired Lease” means a lease of nonresidential real property to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

137.            “Unimpaired” means with respect to a Class of Claims or Interests, a Class of Claims or Interests that is not impaired within the meaning of section 1124 of the Bankruptcy Code.

138.            “Warrants” means the warrants issued pursuant to the Plan, the terms of which shall be set forth in the Plan Supplement and consistent with the Restructuring Support Agreement.

12

139.            “Wells Cash Collateral” has the meaning ascribed to such term in the Cash Collateral Orders, plus such additional amount of cash collateral sufficient to satisfy the ABL Secured Claims as of the Effective Date.

B.	Rules of Interpretation.

For purposes of the Plan: (1) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (2) unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in such form or substantially on such terms and conditions; (3) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit, whether or not Filed, having been Filed or to be Filed shall mean that document, schedule, or exhibit, as it may thereafter be amended, modified, or supplemented in accordance with the Plan or Confirmation Order, as applicable; (4) any reference to an Entity as a Holder of a Claim or Interest includes that Entity’s successors and assigns; (5) unless otherwise specified, all references herein to “Articles” are references to Articles of the Plan; (6) unless otherwise specified, all references herein to exhibits are references to exhibits in the Plan Supplement; (7) unless otherwise specified, the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (8) subject to the provisions of any contract, charters, bylaws, partnership agreements, limited liability company agreements, operating agreements, or other organizational documents or shareholders’ agreements, as applicable, instrument, release, or other agreement or document entered into in connection with the Plan, the rights and obligations arising pursuant to the Plan shall be governed by, and construed and enforced in accordance with the applicable federal law, including the Bankruptcy Code and Bankruptcy Rules; (9) any immaterial effectuating provisions may be interpreted by the Debtors or the Reorganized Debtors in such a manner that is consistent with the overall purpose and intent of the Plan all without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity, but subject to the terms of the Restructuring Support Agreement; (10) unless otherwise specified herein, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (11) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; (12) all references to docket numbers of documents Filed in the Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (13) all references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time, and as applicable to the Chapter 11 Cases, unless otherwise stated; (14) references to “Proofs of Claim,” “Holders of Claims,” “Disputed Claims,” and the like shall include “Proofs of Interest,” “Holders of Interests,” “Disputed Interests,” and the like, as applicable; (15) captions and headings are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (16) references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable state limited liability company laws; and (17) all references herein to consent, acceptance, or approval may be conveyed by counsel for the respective Person or Entity that have such consent, acceptance, or approval rights, including by electronic mail.

C.	Computation of Time.

Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein. If the date on which a transaction may occur pursuant to the Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day. Any action to be taken on the Effective Date may be taken on or as soon as reasonably practicable after the Effective Date.

13

D.	Governing Law.

Except to the extent a rule of law or procedure is supplied by federal law (including the Bankruptcy Code or Bankruptcy Rules), and subject to the provisions of any contract, lease, instrument, release, indenture, or other agreement or document entered into expressly in connection herewith, the rights and obligations arising hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without giving effect to conflict of laws principles; provided that corporate or limited liability company governance matters relating to the Debtors or the Reorganized Debtors, as applicable, not incorporated in New York shall be governed by the laws of the state of incorporation or formation of the relevant Debtor or Reorganized Debtor, as applicable.

E.	Reference to Monetary Figures.

All references in the Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided herein.

F.	Reference to the Debtors or the Reorganized Debtors.

Except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the Debtors or to the Reorganized Debtors shall mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

G.	Controlling Document.

In the event of an inconsistency between the Plan and the Disclosure Statement, the terms of the Plan shall control in all respects. In the event of an inconsistency between the Plan and the Plan Supplement, including the schedules or exhibits, the terms of the relevant provision in the Plan Supplement shall control (unless stated otherwise in such Plan Supplement document or in the Confirmation Order). In the event of an inconsistency between the Plan or any Definitive Documents or other documents, schedules or exhibits contained in the Plan Supplement, on the one hand, and the Confirmation Order, on the other hand, the Confirmation Order shall control.

H.	Consultation, Information, Notice, and Consent Rights.

Notwithstanding anything herein to the contrary, any and all consultation, information, notice, and consent rights of the parties to the Restructuring Support Agreement set forth in the Restructuring Support Agreement (including the Consenting Creditors’ consent rights), with respect to the form and substance of the Plan, all exhibits to the Plan, the Plan Supplement, and all other Definitive Documents, including any amendments, restatements, supplements, or other modifications to such agreements and documents, and any consents, waivers, or other deviations under or from any such documents, shall be incorporated herein by this reference (including to the applicable definitions in Article I.A of the Plan) and fully enforceable as if stated in full herein.

Failure to reference the rights referred to in the immediately preceding paragraph as such rights relate to any document referenced in the Restructuring Support Agreement shall not impair such rights and obligations.

14

Article II.
ADMINISTRATIVE CLAIMS,
PRIORITY CLAIMS, AND RESTRUCTURING EXPENSES

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Professional Fee Claims, and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Article III of the Plan.

A.	Administrative Claims.

Except with respect to the Professional Fee Claims and Claims for fees and expenses pursuant to section 1930 of chapter 123 of title 28 of the United States Code, and except to the extent that a Holder of an Allowed Administrative Claim and the Debtors against which such Allowed Administrative Claim is asserted agree to less favorable treatment for such Holder, or such Holder has been paid by any Debtor on account of such Allowed Administrative Claim prior to the Effective Date, each Holder of such an Allowed Administrative Claim will receive in full and final satisfaction, settlement, release and discharge of its Allowed Administrative Claim an amount of Cash equal to the amount of such Allowed Administrative Claim in accordance with the following: (1) if an Administrative Claim is Allowed on or prior to the Effective Date, on the Effective Date or as soon as reasonably practicable thereafter (or, if not then due, when such Allowed Administrative Claim is due or as soon as reasonably practicable thereafter); (2) if such Administrative Claim is not Allowed as of the Effective Date, no later than thirty days after the date on which an order allowing such Administrative Claim becomes a Final Order, or as soon as reasonably practicable thereafter; (3) if such Allowed Administrative Claim is based on liabilities incurred by the Debtors in the ordinary course of their business after the Petition Date, in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Administrative Claim without any further action by the Holder of such Allowed Administrative Claim; (4) at such time and upon such terms as may be agreed upon by such Holder and the Debtors or the Reorganized Debtors, as applicable; or (5) at such time and upon such terms as set forth in a Final Order of the Bankruptcy Court.

B.	Professional Fee Claims.

1.            Final Fee Applications and Payment of Professional Fee Claims.

All final requests for payment of Professional Fee Claims for services rendered and reimbursement of expenses incurred prior to the Effective Date must be Filed no later than thirty days after the Effective Date. After notice and a hearing in accordance with the procedures established by the Bankruptcy Code and prior Bankruptcy Court orders, the Allowed amounts of such Professional Fee Claims shall be determined by the Bankruptcy Court. The Reorganized Debtors shall pay Professional Fee Claims in Cash in the amount the Bankruptcy Court Allows, including from the Professional Fee Escrow Account, as soon as reasonably practicable after such Professional Fee Claims are Allowed. To the extent that funds held in the Professional Fee Escrow Account are insufficient to satisfy the amount of Professional Fee Claims owing to the Professionals, such Professionals shall have an Allowed Administrative Claim for any such deficiency, which shall be satisfied in accordance with Article II.A of the Plan.

2.            Professional Fee Escrow Account.

No later than the Effective Date, the Debtors shall establish and fund the Professional Fee Escrow Account with Cash equal to the Professional Fee Amount. The Professional Fee Escrow Account shall be maintained in trust solely for the Professionals until all Professional Fee Claims Allowed by the Bankruptcy Court have been irrevocably paid in full pursuant to one or more Final Orders. Such funds shall not be considered property of the Debtors’ Estates. The amount of Allowed Professional Fee Claims shall be paid in Cash to the Professionals by the Reorganized Debtors from the Professional Fee Escrow Account as soon as reasonably practicable after such Professional Fee Claims are Allowed by a Final Order. When all such Allowed Professional Fee Claims have been paid in full, any remaining amount in the Professional Fee Escrow Account shall promptly be transferred to the Reorganized Debtors without any further notice to or action, order, or approval of the Bankruptcy Court.

15

3.            Professional Fee Amount.

Professionals shall reasonably estimate their unpaid Professional Fee Claims and other unpaid fees and expenses incurred in rendering services to the Debtors before and as of the Effective Date, and shall deliver such estimate to the Debtors no later than five days before the Effective Date; provided that such estimate shall not be deemed to limit the amount of the fees and expenses that are the subject of each Professional’s final request for payment in the Chapter 11 Cases. If a Professional does not provide an estimate, the Debtors or the Reorganized Debtors may estimate the unpaid and unbilled fees and expenses of such Professional.

4.            Post-Confirmation Fees and Expenses.

Except as otherwise specifically provided in the Plan, from and after the Confirmation Date, the Debtors will, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable and documented legal, professional, or other fees and expenses incurred by the Debtors. Upon the Confirmation Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and each Debtor or the Reorganized Debtors (as applicable) may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

C.	Priority Tax Claims.

Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code.

D.	Payment of Statutory Fees.

All fees due and payable pursuant to section 1930(a) of the Judicial Code, as determined by the Bankruptcy Court at a hearing pursuant to section 1128 of the Bankruptcy Code, shall be paid by each of the Reorganized Debtors (or the Disbursing Agent on behalf of each of the Reorganized Debtors) for each quarter (including any fraction thereof) until the earlier of entry of a final decree closing such Chapter 11 Cases or an order of dismissal or conversion, whichever occurs first.

E.	Restructuring Expenses.

The Restructuring Expenses incurred, or estimated to be incurred, up to and including the Effective Date shall be paid in full in Cash on the Effective Date (to the extent not previously paid prior to or during the course of the Chapter 11 Cases in accordance with the terms of the Restructuring Support Agreement) without the requirement to file a fee application with the Bankruptcy Court and without any requirement for review or approval by the Bankruptcy Court or any other party. All Restructuring Expenses to be paid on the Effective Date shall be estimated prior to and as of the Effective Date and such estimates shall be delivered to the Debtors at least two Business Days before the anticipated Effective Date. In addition, the Debtors and Reorganized Debtors (as applicable) shall continue to pay Restructuring Expenses related to implementation, consummation, and defense of the Plan after the Effective Date when due and payable in the ordinary course, whether incurred before, on, or after the Effective Date.

16

Article III.
CLASSIFICATION, TREATMENT, AND VOTING OF CLAIMS AND INTERESTS

A.	Classification of Claims and Interests.

The Plan constitutes a separate Plan for each of the Debtors within the meaning of section 1121 of the Bankruptcy Code. Except for the Claims addressed in Article II of the Plan, all Claims and Interests are classified in the Classes set forth below in accordance with section 1122 of the Bankruptcy Code. In accordance with section 1123(a)(1) of the Bankruptcy Code, the Debtors have not classified Administrative Claims, and Priority Tax Claims, as described in Article II.

A Claim or an Interest, or any portion thereof, is classified in a particular Class only to the extent that any portion of such Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest qualifies within the description of such other Classes. A Claim or an Interest also is classified in a particular Class for the purpose of receiving distributions under the Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and has not been paid, released, or otherwise satisfied or disallowed by Final Order prior to the Effective Date. For all purposes under the Plan, each Class will contain sub-Classes for each of the Debtors; provided that any Class that does not contain any Allowed Claims or Allowed Interests with respect to a particular Debtor will be treated in accordance with Article III.D below.

Below is a chart assigning each Class a number for purposes of identifying each separate Class:

Summary of Classification and Treatment of Claims and Interests

Class	Claims and Interests	Status	Voting Rights
Class 1A	Other Secured Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)
Class 1B	ABL Secured Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)
Class 2	Other Priority Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)
Class 3	Secured Debt Claims	Impaired	Entitled to Vote
Class 4	Other Unsecured Claims	Impaired	Entitled to Vote
Class 5	Ongoing Business Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)
Class 6	Intercompany Claims	Unimpaired / Impaired	Not Entitled to Vote (Presumed to Accept or Deemed to Reject)
Class 7	Intercompany Interests	Unimpaired / Impaired	Not Entitled to Vote (Presumed to Accept or Deemed to Reject)
Class 8	FTS Common Interests	Impaired	Entitled to Vote

17

B.	Treatment of Classes of Claims and Interests.

Each Holder of an Allowed Claim or Allowed Interest, as applicable, shall receive under the Plan the treatment described below in full and final satisfaction, settlement, release, and discharge of and in exchange for such Holder’s Allowed Claim or Allowed Interest, as applicable, except to the extent different treatment is agreed to in writing by the Debtors or the Reorganized Debtors, as applicable, and the Holder of such Allowed Claim or Allowed Interest, as applicable. Unless otherwise indicated, the Holder of an Allowed Claim or Allowed Interest, as applicable, shall receive such treatment on the Effective Date (or, if payment is not then due, in accordance with such Claim’s or Interest’s terms in the ordinary course of business) or as soon as reasonably practicable thereafter.

1.            Class 1A – Other Secured Claims.

a.	Classification: Class 1A consists of all Allowed Other Secured Claims.

b.	Treatment: Except to the extent that a Holder of an Allowed Other Secured Claim agrees to less favorable treatment, on the Effective Date, or as soon as reasonably practicable thereafter, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for such Allowed Other Secured Claim, each Holder thereof shall receive, at the option of the applicable Debtor(s), or Reorganized Debtor(s), as applicable: (i) payment in full in cash; (ii) the collateral securing its Allowed Other Secured Claim; (iii) Reinstatement of its Allowed Other Secured Claim; or (iv) such other treatment rendering its Allowed Other Secured Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.

c.	Voting: Class 1A is Unimpaired. Holders of Allowed Other Secured Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Allowed Other Secured Claims are not entitled to vote to accept or reject the Plan.

2.            Class 1B – ABL Secured Claims.

a.	Classification: Class 1B consists of all Allowed ABL Secured Claims.

b.	Allowance: There are no Revolving Loans (as defined in the ABL Credit Agreement) outstanding as of the Petition Date and all commitments to provide Revolving Loans or other financial accommodations under the ABL Credit Agreement and related loan documents have been terminated as of the Petition Date, except as may otherwise be agreed by the provider of designated bank products. The ABL Secured Claims are comprised of, and deemed Allowed in an amount equal to, not less than: (i) $4,189,903.20 in respect of fully cash collateralized outstanding letters of credit pursuant to the ABL Credit Agreement; (ii) $3,605,000.00 in respect of certain fully cash collateralized bank products provided to the Debtors by Wells Fargo Bank, National Association, pursuant to the ABL Credit Agreement and applicable bank product agreements and related documents; and (iii) all fees, including any unused line fee or collateral monitoring fee, and all expenses required to be paid to the ABL Agent or ABL Lenders under the ABL Credit Agreement as of the Effective Date.

c.	Treatment: Except to the extent that a Holder of an Allowed ABL Secured Claim agrees to less favorable treatment, on the Effective Date, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed ABL Secured Claim, the ABL Agent shall retain: (i) a first priority security interest and right of setoff in the Wells Cash Collateral, in one or more non-interest bearing accounts at Wells Fargo Bank, as designated by the Debtors or Reorganized Debtors, as applicable, and the ABL Agent, in order to satisfy the ABL Secured Claims as and when the ABL Secured Claims become due and payable (provided that, prior to the Effective Date, at the ABL Agent's election, the Debtors shall use commercially reasonable efforts to cause the cash collateral for letters of credit to be held in a separate bank account from the cash collateral for bank products) and (ii) any security interest granted to the ABL Agent in the Wells Cash Collateral pursuant to the Cash Collateral Orders and this Plan until the ABL Secured Claims have been satisfied; provided, that if any Wells Cash Collateral remains after all Allowed ABL Secured Claims are satisfied, the ABL Agent shall promptly return the remaining Wells Cash Collateral to the Reorganized Debtors.

18

d.	Voting: Class 1B is Unimpaired. Holders of Allowed ABL Secured Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of ABL Secured Claims are not entitled to vote to accept or reject the Plan.

3.            Class 2 – Other Priority Claims.

a.	Classification: Class 2 consists of all Allowed Other Priority Claims.

b.	Treatment: Except to the extent that a Holder of an Allowed Other Priority Claim agrees to less favorable treatment, on the Effective Date, or as soon as reasonably practicable thereafter, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for such Allowed Other Priority Claim, each Holder thereof shall receive payment in full in cash or such other treatment rendering its Allowed Other Priority Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.

c.	Voting: Class 2 is Unimpaired. Holders of Allowed Other Priority Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Allowed Other Priority Claims are not entitled to vote to accept or reject the Plan.

4.            Class 3 – Secured Debt Claims.

a.	Classification: Class 3 consists of all Allowed Secured Debt Claims.

b.	Allowance: The Term Loan Secured Claims shall be deemed Allowed in an amount equal to approximately $29.2 million. The Secured Notes Secured Claims shall be deemed Allowed in an amount equal to approximately $163.8 million.

c.	Treatment: Except to the extent that a Holder of an Allowed Secured Debt Claim agrees to less favorable treatment, on the Effective Date, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed Secured Debt Claim, each Holder thereof shall receive its Pro Rata share of and interest in (i) the Cash Consideration and (ii) 90.1% of the New FTS Equity, subject to dilution on account of the Management Incentive Plan and the Warrants, minus the Class 4 Recovery Deduction.

d.	Voting: Class 3 is Impaired. Therefore, Holders of Allowed Secured Debt Claims are entitled to vote to accept or reject the Plan.

19

5.            Class 4 – Other Unsecured Claims.

a.	Classification: Class 4 consists of all Allowed Other Unsecured Claims.

b.	Allowance: The Term Loan Deficiency Claims shall be Allowed in an amount equal to approximately $38.4 million. The Secured Notes Deficiency Claims shall be Allowed in an amount equal to approximately $215.3 million.

c.	Treatment: Except to the extent that a Holder of an Allowed Other Unsecured Claim agrees to less favorable treatment, on the Effective Date, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed Other Unsecured Claim, each Holder thereof shall receive, as applicable, its Pro Rata share of and interest in the Unencumbered Plan Recovery, at the applicable Debtor.

d.	Voting: Class 4 is Impaired. Therefore, Holders of Allowed Other Unsecured Claims are entitled to vote to accept or reject the Plan.

6.            Class 5 – Ongoing Business Claims.

a.	Classification: Class 5 consists of all Allowed Ongoing Business Claims.

b.	Treatment: Except to the extent that a Holder of an Allowed Ongoing Business Claim agrees to less favorable treatment, on the Effective Date, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed Ongoing Business Claim, each Holder thereof shall receive, at the election of the Debtors or the Reorganized Debtors, as applicable, either: (i) Reinstatement of such Allowed Ongoing Business Claim pursuant to section 1124 of the Bankruptcy Code; (ii) payment in full in cash on the later of (A) the Effective Date or as soon as reasonably practicable thereafter, or (B) the date such payment is due in the ordinary course of business in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Ongoing Business Claim; or (iii) such other treatment rendering such Allowed Ongoing Business Claim Unimpaired.

c.	Voting: Class 5 is Unimpaired. Holders of Allowed Ongoing Business Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Allowed Ongoing Business Claims are not entitled to vote to accept or reject the Plan.

7.            Class 6 – Intercompany Claims.

a.	Classification: Class 6 consists of all Intercompany Claims.

b.	Treatment: On the Effective Date, Intercompany Claims shall be, at the option of the applicable Reorganized Debtor, either Reinstated or cancelled and released without any distribution.

c.	Voting: Class 6 is Unimpaired, and Holders of Intercompany Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code if Intercompany Claims are Reinstated, or Impaired, and Holders of Intercompany Claims are conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Code if Intercompany Claims are cancelled.

20

8.            Class 7 – Intercompany Interests.

a.	Classification: Class 7 consists of all Intercompany Interests.

b.	Treatment: On the Effective Date, Intercompany Interests shall be, at the option of the applicable Reorganized Debtor, either Reinstated or cancelled and released without any distribution.

c.	Voting: Class 7 is Unimpaired, and Holders of Intercompany Interests are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code if Intercompany Interests are Reinstated, or Impaired, and Holders of Intercompany Claims are conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Code if Intercompany Interests are cancelled.

9.            Class 8 – FTS Common Interests.

a.	Classification: Class 8 consists of all FTS Common Interests.

b.	Treatment: On the Effective Date, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each FTS Common Interest, each Holder thereof shall receive its Pro Rata share of and interest in (i) 9.9% of the New FTS Equity, subject to dilution on account of the Management Incentive Plan and the Warrants, minus the Class 4 Recovery Deduction and (ii) the Warrants.

c.	Voting: Class 8 is Impaired. Therefore, Holders of FTS Common Interests are entitled to vote to accept or reject the Plan.

C.	Special Provision Governing Unimpaired Claims.

Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’ or the Reorganized Debtors’ rights regarding any Unimpaired Claim, including, all rights regarding legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claim. Unless otherwise Allowed, Claims that are Unimpaired shall remain Disputed Claims under the Plan.

D.	Elimination of Vacant Classes.

Any Class of Claims or Interests that does not have a Holder of an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed by the Bankruptcy Court as of the date of the Confirmation Hearing shall be considered vacant and deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

21

E.	Voting Classes, Presumed Acceptance by Non-Voting Classes.

If a Class contains Claims or Interests eligible to vote on the Plan and no Holder of Claims or Interests eligible to vote in such Class votes to accept or reject the Plan, the Plan shall be deemed to be accepted by the Holders of such Claims or Interests in such Class.

F.	Intercompany Interests.

To the extent Reinstated under the Plan, distributions on account of Intercompany Interests are not being received by Holders of such Intercompany Interests on account of their Intercompany Interests but for the purposes of administrative convenience and due to the importance of maintaining the prepetition corporate structure for the ultimate benefit of the holders of New FTS Equity, and in exchange for the Debtors’ and Reorganized Debtors’ agreement under the Plan to make certain distributions to the Holders of Allowed Claims. For the avoidance of doubt, to the extent Reinstated pursuant to the Plan, on and after the Effective Date, all Intercompany Interests shall be owned by the same Reorganized Debtor that corresponds with the Debtor that owned such Intercompany Interests immediately prior to the Effective Date.

G.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code.

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Plan by at least one Impaired Class of Claims. The Debtors shall seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests. The Debtors reserve the right, to the extent permitted or required by the Bankruptcy Code and subject to the approval of the Required Consenting Creditors, to modify the Plan in accordance with Article X of the Plan and the Restructuring Support Agreement to the extent that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification, including by (a) modifying the treatment applicable to a Class of Claims or Interests to render such Class of Claims or Interests Unimpaired to the extent permitted by the Bankruptcy Code and the Bankruptcy Rules or (b) withdrawing the Plan as to an individual Debtor at any time before the Confirmation Date, in each case with the consent of the Required Consenting Creditors. For the avoidance of doubt, notwithstanding any of the foregoing, the Plan shall enforce all rights and subordination arising under any intercreditor agreements in accordance with section 510(a) of the Bankruptcy Code.

H.	Controversy Concerning Impairment.

If a controversy arises as to whether any Claims or Interests, or any Class of Claims or Interests, are Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

I.	Subordinated Claims and Interests.

The allowance, classification, and treatment of all Allowed Claims and Allowed Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Debtors or Reorganized Debtors, as applicable, reserve the right to re-classify any Allowed Claim or Allowed Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

22

Article IV.
MEANS FOR IMPLEMENTATION OF THIS PLAN

A.	General Settlement of Claims and Interests.

Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, upon the Effective Date, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims, Interests, Causes of Action, and controversies released, settled, compromised, discharged, satisfied or otherwise resolved pursuant to the Plan. The Plan shall be deemed a motion to approve the good faith compromise and settlement of all such Claims, Interests, Causes of Action, and controversies pursuant to Bankruptcy Rule 9019, and the entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of such compromise and settlement under section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019 of all such Claims, Interests, and controversies, as well as a finding by the Bankruptcy Court that such settlement and compromise is fair, equitable, reasonable and in the best interests of the Debtors, their Estates, and Holders of Claims and Interests. Subject to Article VI of the Plan, all distributions made to Holders of Allowed Claims and Allowed Interests (as applicable) in any Class are intended to be and shall be final.

B.	Restructuring Transactions.

On or before the Effective Date, or as soon thereafter as reasonably practicable, the Debtors or the Reorganized Debtors, as applicable, shall enter into any transaction and shall take any actions as may be necessary or appropriate to effectuate the Restructuring Transactions. The actions to implement the Restructuring Transactions may include: (1) the execution and delivery of appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase, or liquidation containing terms that are consistent with the terms of the Plan and the Restructuring Support Agreement and that satisfy the requirements of applicable law and any other terms to which the applicable Entities may agree; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and the Restructuring Support Agreement and having other terms for which the applicable Entities may agree; (3) the execution, delivery, and filing, if applicable, of appropriate certificates or articles of incorporation, formation, reincorporation, merger, consolidation, conversion, amalgamation, arrangement, continuance, or dissolution pursuant to applicable state or provincial law; and (4) all other actions that the applicable Entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law in connection with the Plan. The Confirmation Order shall, and shall be deemed to, pursuant to sections 363 and 1123 of the Bankruptcy Code, authorize, among other things, all actions as may be necessary or appropriate to effect any transaction described in, contemplated by, or necessary to effectuate the Plan. On the Effective Date or as soon as reasonably practicable thereafter, the Reorganized Debtors, as applicable, shall issue all securities, notes, instruments, certificates, and other documents required to be issued pursuant to the Restructuring Transactions.

C.	Reorganized Debtors.

On the Effective Date, the New Board shall be established, and the Reorganized Debtors shall adopt their New Organizational Documents. The Reorganized Debtors shall be authorized to adopt any other agreements, documents, and instruments and to take any other actions contemplated under the Plan as necessary to consummate the Plan. Cash payments to be made pursuant to the Plan will be made by the Debtors or the Reorganized Debtors. The Debtors and Reorganized Debtors will be entitled to transfer funds between and among themselves as they determine to be necessary or appropriate to enable the Debtors or the Reorganized Debtors, as applicable, to satisfy their obligations under the Plan. Except as set forth herein, any changes in intercompany account balances resulting from such transfers will be accounted for and settled in accordance with the Debtors’ historical intercompany account settlement practices and will not violate the terms of the Plan.

 23

D.	Sources of Consideration for Plan Distributions.

The Debtors and the Reorganized Debtors, as applicable, shall fund distributions under the Plan with: (1) Cash on hand as of the Effective Date, including the proceeds from the New Revolving Exit Facility, (2) the New FTS Equity, and (3) the issuance of the Warrants.

From and after the Effective Date, the Reorganized Debtors, subject to any applicable limitations set forth in any post Effective Date agreement (including the New Revolving Exit Facility Credit Agreement documents, New Organizational Documents and Stockholders’ Agreement, if any), shall have the right and authority, without further order of the Bankruptcy Court, to raise additional capital and obtain additional financing as the boards of directors of the applicable Reorganized Debtors deem appropriate.

Each distribution and issuance referred to in Article VI in the Plan shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance.

1.            Issuance of New FTS Equity.

All FTS Common Interests shall be cancelled as of the Effective Date. On the Effective Date, Reorganized FTS is authorized to issue or cause to be issued and shall issue the New FTS Equity in accordance with the terms of this Plan, the Stockholders’ Agreement, and other applicable Definitive Documents without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule, or the vote, consent, authorization, or approval of any Person. The New FTS Equity shall be issued and distributed free and clear of all Liens, Claims, and other Interests.

On the Effective Date, Reorganized FTS and all holders of the New FTS Equity then outstanding shall be deemed to be parties to the New Organizational Documents and the Stockholders’ Agreement without the need for execution by any such holder. The New Organizational Documents shall be binding on the Reorganized Debtors and all parties receiving New FTS Equity pursuant to the Plan.

All of the New FTS Equity issued or authorized to be issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable.

2.            New Revolving Exit Facility.

On the Effective Date, the Reorganized Debtors shall enter into the New Revolving Exit Facility Credit Agreement and shall execute and deliver the New Revolving Exit Facility Credit Agreement documents, and such documents shall become effective in accordance with their terms. On and after the Effective Date, the New Revolving Exit Facility Credit Agreement documents shall constitute legal, valid, and binding obligations of the Reorganized Debtors and be enforceable in accordance with their respective terms. The terms and conditions of the New Revolving Exit Facility Credit Agreement documents, if any, shall bind the Reorganized Debtors and each other Entity that enters into such New Revolving Exit Facility Credit Agreement documents as a guarantor. Any Entity’s entry into the New Revolving Exit Facility Credit Agreement, if any, shall be deemed as its agreement to the terms of such New Revolving Exit Facility Credit Agreement documents, as amended or modified from time to time following the Effective Date in accordance with its terms.

 24

Confirmation shall be deemed approval of the New Revolving Exit Facility Credit Agreement documents (including the transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations and guarantees to be incurred and fees and expenses paid in connection therewith), if any, and, to the extent not approved by the Bankruptcy Court previously, the Reorganized Debtors will be authorized to execute and deliver those documents necessary or appropriate to obtain the New Revolving Exit Facility Credit Agreement, including the New Revolving Exit Facility Credit Agreement documents, without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order or rule or vote, consent, authorization, or approval of any Person, subject to such modifications as the Reorganized Debtors may deem to be necessary to enter into the New Revolving Exit Facility Credit Agreement documents, if any.

3.            Issuance of Warrants.

Reorganized FTS will issue the Warrants consistent with the Plan. All of the Warrants issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable without the need for any further corporate action and without any further action by the Debtors or Reorganized Debtors, as applicable.

E.	Vesting of Assets in the Reorganized Debtors.

Except as otherwise provided in the Confirmation Order, the Plan, or any agreement, instrument, or other document incorporated in, or entered into in connection with or pursuant to, the Plan or Plan Supplement, on the Effective Date, all property in each Estate, all Causes of Action, and any property acquired by any of the Debtors pursuant to the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances. On and after the Effective Date, except as otherwise provided in the Plan, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules.

F.	Exemption from Registration Requirements.

The New FTS Equity to be issued to Holders of Allowed Secured Debt Claims, Holders of Allowed Other Unsecured Claims, and Holders of FTS Common Interests pursuant to Article III of the Plan and the New FTS Equity issued to the holders of the Warrants upon exercise thereof (collectively, the “Plan Securities”) will be issued without registration under the Securities Act or any similar federal, state, or local law in reliance upon (i) section 1145 of the Bankruptcy Code to the extent permitted under applicable law (except with respect to an entity that is an “underwriter” as defined in subsection (b) of section 1145 of the Bankruptcy Code) or (ii) only to the extent that such exemption under section 1145 of the Bankruptcy Code is not available (including with respect to an entity that is an “underwriter”) pursuant to section 4(a)(2) under the Securities Act and/or Regulation D promulgated thereunder. Prior to the Petition Date, the offering of New FTS Equity to be issued to Holders of Allowed Secured Debt Claims and Allowed Other Unsecured Claims pursuant to Article III of the Plan shall be exempt from such registration requirements pursuant to Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

 25

Plan Securities issued in reliance upon section 1145 of the Bankruptcy Code are exempt from, among other things, the registration requirements of section 5 of the Securities Act and any other applicable U.S. state or local law requiring registration prior to the offering, issuance, distribution or sale of securities and (a) are not “restricted securities” as defined in Rule 144(a)(3) under the Securities Act and (b) are freely tradable and transferable by any holder thereof that, at the time of transfer, (1) is not an “affiliate” of Reorganized FTS as defined in Rule 144(a)(1) under the Securities Act, (2) has not been such an “affiliate” within ninety (90) days of such transfer, (3) has not acquired such securities from an “affiliate” within one year of such transfer and (4) is not an entity that is an “underwriter.”

Section 1145(b)(1) of the Bankruptcy Code defines an “underwriter” as one who, except with respect to “ordinary trading transactions” of an entity that is not an “issuer”: (a) purchases a claim against, interest in, or claim for an administrative expense in the case concerning, the debtor, if such purchase is with a view to distribution of any security received or to be received in exchange for such claim or interest; (b) offers to sell securities offered or sold under a plan for the holders of such securities; (c) offers to buy securities offered or sold under a plan from the holders of such securities, if such offer to buy is (i) with a view to distribution of such securities and (ii) under an agreement made in connection with the plan, with the consummation of the plan, or with the offer or sale of securities under the plan; or (d) is an issuer of the securities within the meaning of section 2(a)(11) of the Securities Act. In addition, a person who receives a fee in exchange for purchasing an issuer’s securities could also be considered an underwriter within the meaning of section 2(a)(11) of the Securities Act.

The definition of an “issuer” for purposes of whether a person is an underwriter under section 1145(b)(1)(D) of the Bankruptcy Code, by reference to section 2(a)(11) of the Securities Act, includes as “statutory underwriters” all “affiliates,” which are all persons who, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with, an issuer of securities. The reference to “issuer,” as used in the definition of “underwriter” contained in section 2(a)(11) of the Securities Act, is intended to cover “Controlling Persons” of the issuer of the securities. “Control,” as defined in Rule 405 of the Securities Act, means to possess, directly or indirectly, the power to direct or cause to direct management and policies of a person, whether through owning voting securities, contract, or otherwise. Accordingly, an officer, director, or significant stockholder of a reorganized debtor or its successor may be deemed to be a “controlling person” of the debtor or successor under a plan of reorganization.

Solely to the extent issuance under Section 1145(a) of the Bankruptcy Code is unavailable and Plan Securities must instead be issued in reliance on section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder, such securities will be “restricted securities” subject to resale restrictions and may be resold, exchanged, assigned, or otherwise transferred only pursuant to registration, or an applicable exemption from registration under the Securities Act and applicable state and local securities law.

New FTS Equity issued pursuant to the Management Incentive Plan will be issued pursuant to a registration statement or an exemption from registration under the Securities Act and applicable state and local securities laws.

The Debtors recommend that potential recipients of Plan Securities or Securities issued under the Management Incentive Plan consult their own counsel concerning their ability to freely trade such Securities in compliance with the federal securities laws and any applicable Blue Sky Laws. The Debtors make no representation concerning the ability of a person to dispose of such Securities.

Should Reorganized FTS elect, on or after the Effective Date, to reflect any ownership of the New FTS Equity through the facilities of DTC, Reorganized FTS need not provide to DTC any further evidence other than the Plan or the Confirmation Order with respect to the treatment of such securities under applicable securities laws.  Notwithstanding anything to the contrary in the Plan, no Entity, including, for the avoidance of doubt, DTC shall be entitled to require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the initial sale and delivery by the issuer to the Holders of New FTS Equity is exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services. The Confirmation Order shall provide that DTC shall be required to accept and conclusively rely upon the Plan or Confirmation Order in lieu of a legal opinion regarding whether the New FTS Equity is exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

 26

G.	Cancellation of Existing Securities and Agreements.

On the Effective Date, except to the extent otherwise provided in the Plan or the Confirmation Order (including for purpose of evidencing a right to a distribution under the Plan), all notes, instruments, certificates, credit agreements, indentures, and other documents evidencing Claims or Interests shall be cancelled and the obligations of the Debtors thereunder or in any way related thereto shall be deemed satisfied in full, cancelled, discharged, and of no force or effect. Holders of or parties to such cancelled instruments, Securities, and other documentation will have no rights arising from or relating to such instruments, Securities, and other documentation, or the cancellation thereof, except the rights provided for pursuant to the Plan. Notwithstanding anything to the contrary herein, but subject to any applicable provisions of Article VI hereof, to the extent cancelled pursuant to this paragraph, the ABL Credit Agreement, the Term Loan Agreement, and the Secured Notes Indenture shall continue in effect solely to the extent necessary to: (1) permit Holders of Claims under the ABL Credit Agreement, the Term Loan Agreement, and the Secured Notes Indenture to receive their respective Plan Distributions, if any (subject to any applicable charging liens); (2) permit the Reorganized Debtors and the Disbursing Agent, as applicable, to make Plan Distributions on account of the Allowed ABL Claims under the ABL Credit Agreement and Allowed Debt Claims under the Term Loan Agreement and the Secured Notes Indenture, as applicable (subject to any applicable charging liens); (3) permit each of the ABL Agent, the Term Loan Agent, and the Secured Notes Trustee to seek compensation and/or reimbursement for ABL Agent fees, Term Loan Agent fees, and the Secured Notes Trustee fees, in accordance with the terms of the Plan, and allow the maintenance, exercise, and enforcement of any applicable charging lien; (4) preserve all rights, including rights of enforcement, of the ABL Agent, Term Loan Agent, and the Secured Notes Trustee to indemnification, reimbursement or contribution pursuant to and subject to the terms of the ABL Credit Agreement, Term Loan Agreement, and the Secured Notes Indenture; and (5) permit each of the ABL Agent, the Term Loan Agent, and the Secured Notes Trustee to appear and be heard in the Chapter 11 Cases or in any proceeding in the Bankruptcy Court, including to enforce any obligation owed to the ABL Agent, the Term Loan Agent and the Secured Notes Trustee, or Holders of ABL Claims under the ABL Credit Agreement or Holders of Debt Claims under the Term Loan Agreement and the Secured Notes Indenture, as applicable. Except as provided in the Plan (including Article VI hereof) or as may be necessary to effectuate the terms of the Plan, on the Effective Date, the ABL Agent, the Term Loan Agent, the Secured Notes Trustee, and their respective agents, successors, and assigns, shall be automatically and fully discharged of all of their duties and obligations associated with the ABL Credit Agreement, the Term Loan Agreement, and the Secured Notes Indenture, as applicable; provided, however, as it relates to the ABL Agent, any control agreements related to any letters of credit under the ABL Credit Agreement shall remain in full force and effect to the extent the Debtors or Reorganized Debtors, as applicable, and the ABL Agent determine to allow any such letters of credit to remain in effect after the Effective Date; and provided, further that to the extent Wells Fargo Bank provides bank product services to the Reorganized Debtors after the Effective Date, nothing in the Plan shall modify, impair or otherwise affect any applicable bank product agreements which shall remain in full force and effect, including all rights of setoff if provided for under such agreements, subject to the terms of applicable deposit account control agreements, if any, unless otherwise agreed to in writing between Wells Fargo and the Reorganized Debtors. To the extent cancelled in accordance with this paragraph, the commitments and obligations (if any) of the ABL Lenders, the Secured Noteholders, and the lenders under the Term Loan Agreement to extend any further or future credit or financial accommodations to any of the Debtors, any of their respective subsidiaries or any of their respective successors or assigns under the ABL Credit Agreement, the Term Loan Agreement, and the Secured Notes Indenture, as applicable, shall fully terminate and be of no further force or effect on the Effective Date. Notwithstanding the foregoing, any provision in any document, instrument, lease, or other agreement that causes or effectuates, or purports to cause or effectuate, a default, termination, loss, waiver, or other forfeiture of, or by, the Debtors or their interests, or any increase or acceleration of any of their obligations, in any such case as a result of the cancellations, terminations, satisfaction, releases, or discharges provided for in this Article IV.G shall be deemed null and void and shall be of no force and effect. Nothing contained herein shall be deemed to cancel, terminate, release, or discharge the obligation of the Debtors or any of their counterparties under any Executory Contract to the extent such Executory Contract has been assumed by the Debtors pursuant to a Final Order of the Bankruptcy Court or hereunder.

 27

H.	Corporate Action.

Upon the Effective Date, all actions contemplated by the Plan shall be deemed authorized, approved, and, to the extent taken prior to the Effective Date, ratified (without any requirement for further action by Holders of Claims or Interests, directors, managers, or officers of the Debtors, the Reorganized Debtors or any other Entity), including: (a) rejection or assumption, as applicable, of Executory Contracts and Unexpired Leases; (b) selection of the directors, managers, and officers for the Reorganized Debtors, including the appointment of the New Board; (c) the entry into the New Revolving Exit Facility and the execution, entry into, delivery and filing of the New Revolving Facility Credit Agreement documents, as applicable; (d) the adoption and/or filing of or entry into the New Organizational Documents and the Stockholders’ Agreement, if any; (e) the issuance and distribution, or other transfer, of the New FTS Equity as provided herein; (f) implementation of the Restructuring Transactions; and (g) all other acts or actions contemplated, or reasonably necessary or appropriate to promptly consummate the transactions contemplated, by the Plan. All matters provided for in the Plan involving the corporate structure of the Debtors and any corporate action required by Reorganized FTS and/or the Debtors in connection therewith shall be deemed to have occurred on, and shall be in effect as of, the Effective Date, without any requirement of further action by Holders of Claims, the security holders, directors, managers, authorized persons, or officers of Reorganized FTS, and/or the Debtors. On or (as applicable) before the Effective Date, the appropriate officers of the Debtors, Reorganized FTS, or the other Reorganized Debtors, as applicable, shall be authorized and (as applicable) directed to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated by the Plan (or necessary or desirable to effectuate the Restructuring Transactions) in the name of and on behalf of Reorganized FTS and the other Reorganized Debtors, as applicable, including the New Revolving Exit Facility Credit Agreement documents and any and all other agreements, documents, Securities, and instruments relating to the foregoing, to the extent not previously authorized by the Bankruptcy Court. The authorizations and approvals contemplated by this Article IV.H shall be effective notwithstanding any requirements under non-bankruptcy law.

I.	Corporate Existence.

Except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated in the Plan or the Plan Supplement, each Debtor shall continue to exist after the Effective Date as a separate corporation, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other analogous governing documents) in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws (or other analogous governing documents) are amended under the Plan or otherwise, in each case, consistent with the Plan and the Restructuring Support Agreement, and to the extent such documents are amended in accordance therewith, such documents are deemed to be amended pursuant to the Plan and require no further action or approval (other than any requisite filings required under applicable state, provincial, or federal law). After the Effective Date, the respective certificate of incorporation and bylaws (or other analogous governing documents) of one or more of the Reorganized Debtors may be amended or modified on the terms therein without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules. After the Effective Date, one or more of the Reorganized Debtors may be disposed of, dissolved, wound down, or liquidated without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

 28

J.	New Organizational Documents.

On or immediately prior to the Effective Date, the New Organizational Documents shall be automatically adopted by the applicable Reorganized Debtors. To the extent required under the Plan or applicable non-bankruptcy law, each of the Reorganized Debtors will file its New Organizational Documents with the applicable Secretaries of State and/or other applicable authorities in its respective state or country of organization if and to the extent required in accordance with the applicable laws of the respective state or country of organization. The New Organizational Documents will (a) authorize the issuance of the New FTS Equity and (b) be modified or deemed to be modified to include a provision pursuant to and only to the extent required by section 1123(a)(6) of the Bankruptcy Code prohibiting the issuance of non-voting equity Securities. For the avoidance of doubt, the New Organizational Documents shall be consistent with the Restructuring Term Sheet and shall be included in the Plan Supplement.

After the Effective Date, the Reorganized Debtors may amend and restate their respective New Organizational Documents in accordance with the terms thereof, and the Reorganized Debtors may file such amended certificates or articles of incorporation, bylaws, or such other applicable formation documents, and other constituent documents as permitted by the laws of the respective states, provinces, or countries of incorporation and the New Organizational Documents.

K.	Indemnification Provisions.

On and as of the Effective Date, the Indemnification Provisions will be assumed and irrevocable and will survive the effectiveness of the Plan, and the Reorganized Debtors’ New Organizational Documents will provide for the indemnification, defense, reimbursement, exculpation, and/or limitation of liability of, and advancement of fees and expenses to the Debtors’ and the Reorganized Debtors’ current and former directors, officers, employees and agents to the fullest extent permitted by law and at least to the same extent as the organizational documents of each of the respective Debtors on the Petition Date, against any claims or Causes of Action whether direct or derivative, liquidated or unliquidated, fixed or contingent, disputed or undisputed, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted occurring before the Effective Date. None of the Debtors, or the Reorganized Debtors, as applicable, will amend and/or restate their respective governance documents before or after the Effective Date to amend, augment, terminate, or adversely affect any of the Debtors’ or the Reorganized Debtors’ obligations to provide such indemnification rights or such directors’, officers’, employees’, equityholders’ or agents’ indemnification right.

L.	Effectuating Documents; Further Transactions.

On and after the Effective Date, the Reorganized Debtors, and their respective officers, directors, members, or managers (or other relevant governing body), are authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan, New Revolving Exit Facility entered into, and the Securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorization, or consents except for those expressly required pursuant to the Plan.

 29

M.	Section 1146 Exemption.

To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers (whether from a Debtor to a Reorganized Debtor or to any other Person) of property under the Plan (including the Restructuring Transactions) or pursuant to: (1) the issuance, distribution, transfer, or exchange of any debt, equity Security, or other interest in the Debtors or the Reorganized Debtors, including the New FTS Equity; (2) the Restructuring Transactions; (3) the creation, modification, consolidation, termination, refinancing, and/or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (4) the making, assignment, or recording of any lease or sublease; (5) the grant of collateral as security for the Reorganized Debtors’ obligations under and in connection with the New Revolving Exit Facility, as applicable; or (6) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan (including the Restructuring Transactions), shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, personal property transfer tax, sales or use tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment. All filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146(a) of the Bankruptcy Code, shall forego the collection of any such tax or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

N.	Directors and Officers of the Reorganized Debtors.

On the Effective Date, the terms of the current members of the board of directors of FTS shall expire, and the New Board shall be appointed on the Effective Date in accordance with the terms and conditions set forth in the applicable New Organizational Documents and Stockholders’ Agreement and the identities of directors on the New Board shall be set forth in the Plan Supplement to the extent known at the time of filing of the Plan Supplement.

The New Board shall be comprised of five directors: (1) one of which shall be the CEO of Reorganized FTS, (2) three of which shall be selected by the Required Consenting Noteholders, and (3) one of which shall be selected by the Required Consenting Term Loan Lenders.

The officers of the respective Debtors immediately before the Effective Date, as applicable, shall serve as the initial officers of each of the respective Reorganized Debtors on and after the Effective Date and in accordance with Article IV.Q of the Plan and applicable non-bankruptcy law. After the Effective Date, the selection of officers of the Reorganized Debtors shall be as provided by their respective New Organizational Documents.

O.	Director and Officer Liability Insurance.

Each D&O Liability Insurance Policy (including, without limitation, any “tail policy” and all agreements, documents, or instruments related thereto) shall be deemed assumed without the need for any further notice to or action, order, or approval of the Bankruptcy Court, as of the Effective Date, pursuant to section 365 of the Bankruptcy Code.

 30

The Debtors or the Reorganized Debtors, as applicable, shall not terminate or otherwise reduce the coverage under any D&O Liability Insurance Policy (including, without limitation, any “tail policy” and all agreements, documents, or instruments related thereto) in effect prior to the Effective Date, and any current and former directors, officers, managers, and employees of the Debtors who served in such capacity at any time before or after the Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy regardless of whether such directors, officers, managers, and employees remain in such positions after the Effective Date.

P.	Management Incentive Plan.

Effective on the Effective Date, the Reorganized Debtors will reserve the MIP Pool as set forth in the Plan Supplement and consistent with the Restructuring Support Agreement. On the Effective Date, the New Board shall implement the Management Incentive Plan, and following the Effective Date, the New Board shall determine the other terms and conditions of the Management Incentive Plan.

Q.	Employee Obligations.

Effective on the Effective Date, all employee wages, compensation, benefit, incentive programs, and employment or severance agreements in place as of the Effective Date with the Debtors shall be assumed, or assumed on amended terms that are substantially similar to the terms that were in place on the Effective Date by the Reorganized Debtors and the Reorganized Debtors will continue to honor such agreements, arrangements, programs, and plans in each case, except that (1) the New Board will have typical authority and oversight regarding changes to compensation, incentive and benefits and (2) any plans, programs, arrangements or corresponding awards with respect to Interests (equity or equity-based incentives) (such as stock, restricted stock, options, warrants, RSUs or PSUs), each of which shall be deemed to be no longer valid, binding, or effective with respect to the Reorganized Debtors.

R.	Preservation of Causes of Action.

In accordance with section 1123(b) of the Bankruptcy Code, but subject to Article VIII of the Plan, each Reorganized Debtor, as applicable, shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action of the Debtors, whether arising before or after the Petition Date, including any actions specifically enumerated in the Schedule of Retained Causes of Action, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date, other than the Causes of Action released by the Debtors pursuant to the releases and exculpations contained in the Plan, including in Article VIII of the Plan, which shall be deemed released and waived by the Debtors and the Reorganized Debtors as of the Effective Date.

The Reorganized Debtors may pursue such retained Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. No Entity (other than the Released Parties) may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Debtors or the Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action of the Debtors against it. The Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan, including Article VIII of the Plan. Unless otherwise agreed upon in writing by the parties to the applicable Cause of Action, all objections to the Schedule of Retained Causes of Action must be Filed with the Bankruptcy Court on or before thirty days after the Effective Date. Any such objection that is not timely filed shall be disallowed and forever barred, estopped, and enjoined from assertion against any Reorganized Debtor, without the need for any objection or responsive pleading by the Reorganized Debtors or any other party in interest or any further notice to or action, order, or approval of the Bankruptcy Court. The Reorganized Debtors may settle any such objection without any further notice to or action, order, or approval of the Bankruptcy Court. If there is any dispute regarding the inclusion of any Cause of Action on the Schedule of Retained Causes of Action that remains unresolved by the Debtors or Reorganized Debtors, as applicable, and the objection party for thirty days, such objection shall be resolved by the Bankruptcy Court. Unless any Causes of Action of the Debtors against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Final Order, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.

 31

The Reorganized Debtors reserve and shall retain such Causes of Action of the Debtors notwithstanding the rejection or repudiation of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Plan. In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action that a Debtor may hold against any Entity shall vest in the Reorganized Debtors, except as otherwise expressly provided in the Plan, including Article VIII of the Plan. The applicable Reorganized Debtors, through their authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action. The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court.

Article V.
TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Assumption and Rejection of Executory Contracts and Unexpired Leases.

On the Effective Date, except as otherwise provided in Article V.H and elsewhere herein, all Executory Contracts or Unexpired Leases will be deemed assumed by the applicable Reorganized Debtor in accordance with the provisions and requirements of the Bankruptcy Court, as of the Effective Date, pursuant to sections 365 and 1123 of the Bankruptcy Code, other than those that are: (1) identified on the Schedule of Rejected Executory Contracts and Unexpired Leases; (2) previously expired or terminated pursuant to their own terms or agreement of the parties thereto; (3) have been previously assumed or rejected by the Debtors pursuant to a Final Order; (4) the subject of a motion to reject that is pending on the Effective Date; or (5) subject to an ordered or requested effective date of rejection that is after the Effective Date.

Entry of the Confirmation Order shall constitute an order of the Bankruptcy Court approving the above-described assumptions, assumptions and assignments, or rejections of the Executory Contracts or Unexpired Leases as set forth in the Plan or the Schedule of Rejected Executory Contracts and Unexpired Leases, pursuant to sections 365(a) and 1123 of the Bankruptcy Code and effective on the occurrence of the Effective Date. Except as otherwise specifically set forth herein, assumptions or rejections of Executory Contracts and Unexpired Leases pursuant to the Plan are effective as of the Effective Date. Each Executory Contract or Unexpired Lease assumed pursuant to the Plan or by Bankruptcy Court order but not assigned to a third party before the Effective Date shall re-vest in and be fully enforceable by the applicable contracting Reorganized Debtor in accordance with its terms, except as such terms may have been modified by the provisions of the Plan or any order of the Bankruptcy Court authorizing and providing for its assumption under applicable federal law. Any motions to assume Executory Contracts or Unexpired Leases pending on the Effective Date shall be subject to approval by a Final Order on or after the Effective Date but may be withdrawn, settled, or otherwise prosecuted by the Reorganized Debtors.

 32

To the maximum extent permitted by law, to the extent any provision in any Executory Contract or Unexpired Lease assumed pursuant to the Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption of such Executory Contract or Unexpired Lease (including any “change of control” provision), then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not constitute a “change of control” or “assignment” (or terms with similar effect) under, or any other transaction or matter that would result in a violation, breach or default under, or increase, accelerate or otherwise alter any obligations, rights or liabilities of the Debtors or the Reorganized Debtors under, or result in the creation or imposition of a Lien upon any property or asset of the Debtors or the Reorganized Debtors pursuant to, the applicable Executory Contract or Unexpired Lease, and any consent or advance notice required under such Executory Contract or Unexpired Lease shall be deemed satisfied by Confirmation. Notwithstanding anything to the contrary in the Plan, the Debtors or the Reorganized Debtors, as applicable, reserve the right to alter, amend, modify, or supplement the Schedule of Rejected Executory Contracts and Unexpired Leases at any time up to forty-five days after the Effective Date.

To the extent any provision of the Bankruptcy Code or the Bankruptcy Rules require the Debtors to assume or reject an Executory Contract or Unexpired Lease, such requirement shall be satisfied if the Debtors make an election to assume or reject such Executory Contract or Unexpired Lease prior to the deadline set forth by the Bankruptcy Code or the Bankruptcy Rules, as applicable, regardless of whether or not the Bankruptcy Court has actually ruled on such proposed assumption or rejection prior to such deadline.

If certain, but not all, of a contract counterparty’s Executory Contracts and/or Unexpired Leases are assumed pursuant to the Plan, the Confirmation Order shall be a determination that such counterparty’s Executory Contracts and/or Unexpired Leases that are being rejected pursuant to the Plan are severable agreements that are not integrated with those Executory Contracts and/or Unexpired Leases that are being assumed pursuant to the Plan. Parties seeking to contest this finding with respect to their Executory Contracts and/or Unexpired Leases must file a timely objection to the Plan on the grounds that their agreements are integrated and not severable, and any such dispute shall be resolved by the Bankruptcy Court at the Confirmation Hearing (to the extent not resolved by the parties prior to the Confirmation Hearing).

B.	Claims Based on Rejection of Executory Contracts or Unexpired Leases.

Unless otherwise provided by a Final Order of the Bankruptcy Court, all Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, pursuant to the Plan or the Confirmation Order, if any, must be Filed with the Bankruptcy Court within thirty days after the later of (1) the date of entry of an order of the Bankruptcy Court (including the Confirmation Order) approving such rejection, (2) the effective date of such rejection, or (3) the Effective Date. Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not Filed with the Bankruptcy Court within such time will be automatically disallowed, forever barred from assertion, and shall not be enforceable against the Debtors or the Reorganized Debtors, the Estates, or their property without the need for any objection by the Reorganized Debtors or further notice to, or action, order, or approval of the Bankruptcy Court or any other Entity, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, notwithstanding anything in the Proof of Claim to the contrary. All Allowed Claims arising from the rejection of the Debtors’ Executory Contracts or Unexpired Leases shall be classified as Termination Claims and shall be treated in accordance with Article III.B.4 of the Plan.

33

C.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases.

The Debtors or the Reorganized Debtors, as applicable, shall pay Cures, if any, on the Effective Date or as soon as reasonably practicable thereafter, with the amount and timing of payment of any such Cure dictated by the Debtors’ ordinary course of business. Unless otherwise agreed upon in writing by the parties to the applicable Executory Contract or Unexpired Lease, all requests for payment of Cure that differ from the ordinary course amounts paid or proposed to be paid by the Debtors or the Reorganized Debtors to a counterparty must be Filed with the Solicitation Agent on or before 30 days after the Effective Date. Any such request that is not timely Filed shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against the Reorganized Debtors, without the need for any objection by the Reorganized Debtors or any other party in interest or any further notice to or action, order, or approval of the Bankruptcy Court. Any Cure shall be deemed fully satisfied, released, and discharged upon payment by the Debtors or the Reorganized Debtors of the Cure in the Debtors ordinary course of business; provided, however, that nothing herein shall prevent the Reorganized Debtors from paying any Cure Claim despite the failure of the relevant counterparty to File such request for payment of such Cure. The Reorganized Debtors also may settle any Cure Claim without any further notice to or action, order, or approval of the Bankruptcy Court. In addition, any objection to the assumption of an Executory Contract or Unexpired Lease under the Plan must be Filed with the Bankruptcy Court on or before 30 days after the Effective Date. Any such objection will be scheduled to be heard by the Bankruptcy Court at the Debtors’ or the Reorganized Debtors’, as applicable, first scheduled omnibus hearing for which such objection is timely Filed. Any counterparty to an Executory Contract or Unexpired Lease that fails to timely object to the proposed assumption of any Executory Contract or Unexpired Lease will be deemed to have consented to such assumption.

If there is any dispute regarding any Cure, the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” within the meaning of section 365 of the Bankruptcy Code, or any other matter pertaining to assumption, then payment of Cure shall occur as soon as reasonably practicable after entry of a Final Order resolving such dispute, approving such assumption (and, if applicable, assignment), or as may be agreed upon by the Debtors or the Reorganized Debtors, as applicable, and the counterparty to the Executory Contract or Unexpired Lease.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise and full payment of any applicable Cure pursuant to this Article V.C in the amount and at the time dictated by the Debtors ordinary course of business, shall result in the full release and satisfaction of any Cures, Claims, or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption. Any and all Proofs of Claim based upon Executory Contracts or Unexpired Leases that have been assumed in the Chapter 11 Cases, including pursuant to the Confirmation Order, and for which any Cure has been fully paid pursuant to this Article V.C in the amount and at the time dictated by the Debtors ordinary course of business, shall be deemed disallowed and expunged as of the Effective Date without the need for any objection thereto or any further notice to or action, order, or approval of the Bankruptcy Court.

D.	Preexisting Obligations to the Debtors under Executory Contracts and Unexpired Leases.

Rejection of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall not constitute a termination of preexisting obligations owed to the Debtors or the Reorganized Debtors, as applicable, under such Executory Contracts or Unexpired Leases. In particular, notwithstanding any non-bankruptcy law to the contrary, the Reorganized Debtors expressly reserve and do not waive any right to receive, or any continuing obligation of a counterparty to provide, warranties, or continued maintenance obligations with respect to goods previously purchased by the Debtors.

34

E.	Insurance Policies and Surety Bonds.

The Debtors shall continue to satisfy their surety bonds and insurance policies in full (including any D&O Liability Insurance Policies, including, without limitation, any “tail policy” and all agreements, documents, or instruments related thereto) and continue such programs in the ordinary course of business. Each of the Debtors’ surety bonds and insurance policies, and any agreements, documents, or instruments relating thereto shall be treated as Executory Contracts under the Plan. Unless otherwise provided in the Plan, on the Effective Date: (a) the Debtors shall be deemed to have assumed all such surety bonds and insurance policies and any agreements, documents, and instruments relating to coverage of all insured Claims; and (b) such surety bonds and insurance policies and any agreements, documents, or instruments relating thereto shall revest in the applicable Reorganized Debtor(s).

F.	Reservation of Rights.

Nothing contained in the Plan or the Plan Supplement shall constitute an admission by the Debtors or any other party that any contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors or the Reorganized Debtors, as applicable, shall have forty-five days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

G.	Nonoccurrence of Effective Date.

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code.

H.	Contracts and Leases Entered into after the Petition Date.

Contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by such Debtor, will be performed by the applicable Debtor or the Reorganized Debtors in the ordinary course of their business. Accordingly, such contracts and leases (including any assumed Executory Contracts and Unexpired Leases) will survive and remain unaffected by entry of the Confirmation Order.

Article VI.
PROVISIONS GOVERNING DISTRIBUTIONS

A.	Distributions on Account of Claims and Interests Allowed as of the Effective Date.

Except as otherwise provided herein, in a Final Order, or as otherwise agreed to by the Debtors or the Reorganized Debtors, as the case may be, and the Holder of the applicable Allowed Claim or Allowed Interest on the first Distribution Date, the Disbursing Agent shall make initial distributions under the Plan on account of Claims Allowed or Interests Allowed on or before the Effective Date, subject to the Reorganized Debtors’ right to object to Claims; provided, that (1) Allowed Administrative Claims with respect to liabilities incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases or assumed by the Debtors prior to the Effective Date shall be paid or performed in the ordinary course of business in accordance with the terms and conditions of any controlling agreements, course of dealing, course of business, or industry practice, (2) Allowed Priority Tax Claims shall be paid in accordance with Article II.C of the Plan, and (3) Allowed Ongoing Business Claims shall be paid in accordance with Article III.B.5 of the Plan. To the extent any Allowed Priority Tax Claim is not due and owing on the Effective Date, such Claim shall be paid in full in Cash in accordance with the terms of any agreement between the Debtors and the Holder of such Claim or as may be due and payable under applicable non-bankruptcy law or in the ordinary course of business. Thereafter, a Distribution Date shall occur no less frequently than once in every 90 day period, as necessary, in the Reorganized Debtors’ sole discretion.

35

B.	Disbursing Agent.

Except as otherwise set forth in this Article VI B, all distributions under the Plan shall be made by the Reorganized Debtors or the Disbursing Agent. The Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court. Additionally, in the event that the Disbursing Agent is so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be borne by the Reorganized Debtors.

1.            Powers of the Disbursing Agent.

The Disbursing Agent shall be empowered to: (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions of the Plan.

2.            Expenses Incurred On or After the Effective Date.

Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including taxes), and any reasonable compensation and expense reimbursement claims (including reasonable attorney fees and expenses), shall be paid in Cash by the Reorganized Debtors.

C.	Delivery of Distributions and Undeliverable or Unclaimed Distributions.

1.            Record Date for Distribution.

On the Distribution Record Date, the Claims Register shall be closed and any party responsible for making distributions shall instead be authorized and entitled to recognize only those record Holders listed on the Claims Register as of the close of business on the Distribution Record Date. If a Claim, other than one based on a publicly traded Security, is transferred twenty (20) or fewer days before the Distribution Record Date, the Disbursing Agent shall make distributions to the transferee only to the extent practical and, in any event, only if the relevant transfer form contains an unconditional and explicit certification and waiver of any objection to the transfer by the transferor.

2.            Delivery of Distributions in General.

Except as otherwise provided herein, the Disbursing Agent shall make distributions to Holders of Allowed Claims and Allowed Interests (as applicable) as of the Distribution Record Date at the address for each such Holder as indicated on the Debtors’ records as of the date of any such distribution; provided, that the manner of such distributions shall be determined at the discretion of the Reorganized Debtors. Notwithstanding any provision to the contrary herein and except as otherwise agreed by the relevant parties no partial payments and no partial distributions shall be made with respect to a Disputed Claim or Disputed Interest until all such disputes in connection with such Disputed Claim or Disputed Interest have been resolved by settlement or Final Order. Any dividends or other distributions arising from property distributed to holders of Allowed Claims or Allowed Interests in a Class and paid to such holders under the Plan shall also be paid, in the applicable amounts, to any holder of a Disputed Claim or Disputed Interest in such Class that becomes an Allowed Claim or Allowed Interest, after the date such Disputed Claim or Disputed Interest becomes an Allowed Claim or Allowed Interest and after the date or dates that such dividends or other distributions were earlier paid to holders of Allowed Claims or Allowed Interests in such Class.

36

3.            Delivery of Distributions to Holders of Secured Notes Claims.

All Plan Distributions to Holders of Secured Notes Claims shall be made to and deemed completed when received by the Secured Notes Trustee. The Secured Notes Trustee shall arrange to deliver such Plan Distributions to or on behalf of such Holders of Secured Notes Claims, subject to the Secured Notes Trustee charging Lien, and regardless of whether such distributions are made by the Secured Notes Trustee, or by the Disbursing Agent at the reasonable direction of the Secured Notes Trustee, the Secured Notes Trustee charging Lien shall attach to the Plan the Distributions to the Holders of Secured Notes Claims in the same manner as if such Plan Distributions were made through the Secured Notes Trustee. The Secured Notes Trustee may establish its own record date for distribution and shall transfer or direct the transfer of such distributions through the facilities of DTC. The Secured Notes Trustee shall have no duties or responsibility relating to any form of distribution that is not DTC eligible and the Debtors or Reorganized Debtors, as applicable, shall use commercially reasonable efforts to (i) seek the cooperation of DTC with respect to the cancellation of the Notes as of the Effective Date, and (ii) seek the cooperation of the relevant bank and broker participants in the DTC system to facilitate delivery of the distribution directly to the relevant beneficial owners as soon as practicable after the Effective Date.

4.            Minimum Distributions.

No Cash payment of less than $250 shall be made to a Holder of an Allowed Claim on account of such Allowed Claim. When any distribution pursuant to the Plan on account of an Allowed Claim or Allowed Interest (as applicable) would otherwise result in the issuance of a number of shares of New FTS Equity that is not a whole number, the actual distribution of shares of New FTS Equity shall be rounded to the next lower whole number with no further payment therefor. The total number of authorized shares of New FTS Equity to be distributed to Holders of Allowed Claims hereunder shall be adjusted as necessary to account for the foregoing rounding.

5.            Undeliverable and Unclaimed Distributions.

If any distribution to a Holder of an Allowed Claim is returned to the Disbursing Agent as undeliverable, no further distribution shall be made to such Holder unless and until the Disbursing Agent is notified in writing of such Holder’s then-current address or other necessary information for delivery, at which time all currently due missed distributions shall be made to such Holder on the next Distribution Date without interest. Undeliverable distributions shall remain in the possession of the Reorganized Debtors until such time as a distribution becomes deliverable, or such distribution reverts to the Reorganized Debtors or is cancelled pursuant to this Article VI.C.5, and shall not be supplemented with any interest, dividends, or other accruals of any kind.

Any distribution under the Plan that is an Unclaimed Distribution or remains undeliverable for a period of six months after distribution shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and such Unclaimed Distribution or undeliverable distribution shall revest in the applicable Reorganized Debtor and, to the extent such Unclaimed Distribution is comprised of New FTS Equity, such New FTS Equity shall be cancelled. Upon such revesting, the Claim of the Holder or its successors with respect to such property shall be cancelled, discharged, and forever barred notwithstanding any applicable federal or state escheat, abandoned, or unclaimed property laws, or any provisions in any document governing the distribution that is an Unclaimed Distribution, to the contrary.

37

6.            Surrender of Cancelled Instruments or Securities.

On the Effective Date or as soon as reasonably practicable thereafter, each holder of a certificate or instrument evidencing a Claim or an Interest that has been cancelled in accordance with Article IV.H of the Plan shall be deemed to have surrendered such certificate or instrument to the Disbursing Agent. Such surrendered certificate or instrument shall be cancelled solely with respect to the Debtors, and such cancellation shall not alter the obligations or rights of any non-Debtor third parties vis-à-vis one another with respect to such certificate or instrument, including with respect to any indenture or agreement that governs the rights of the Holder of a Claim or Interest, which shall continue in effect for purposes of allowing Holders to receive distributions under the Plan, charging liens, priority of payment, and indemnification rights. Notwithstanding anything to the contrary herein, this paragraph shall not apply to certificates or instruments evidencing Claims that are Unimpaired under the Plan.

D.	Manner of Payment.

1.            Except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated in the Plan or the Plan Supplement, all distributions of the New FTS Equity to the Holders of the applicable Allowed Claims or Interests under the Plan shall be made by the Disbursing Agent on behalf of the Debtors or Reorganized Debtors, as applicable.

2.            All distributions of Cash to the Holders of the applicable Allowed Claims under the Plan shall be made by the Disbursing Agent on behalf of the applicable Debtor or Reorganized Debtor.

3.            At the option of the Disbursing Agent, any Cash payment to be made hereunder may be made by check or wire transfer or as otherwise required or provided in applicable agreements.

E.	Compliance with Tax Requirements.

In connection with the Plan, to the extent applicable, the Debtors, Reorganized Debtors, Disbursing Agent, and any applicable withholding agent shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions made pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, such parties shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate. The Debtors and Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and similar spousal awards, Liens, and encumbrances.

F.	Allocations.

Distributions in respect of Allowed Claims shall be allocated first to the principal amount of such Claims (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claims, to any portion of such Claims for accrued but unpaid interest.

38

G.	No Postpetition Interest on Claims.

Unless otherwise specifically provided for in the Cash Collateral Orders, the Plan, or the Confirmation Order, or required by applicable bankruptcy and non-bankruptcy law, postpetition interest shall not accrue or be paid on any prepetition Claims, and no Holder of a Claim shall be entitled to interest accruing on or after the Petition Date on such Claim.

H.	Foreign Currency Exchange Rate.

Except as otherwise provided in a Bankruptcy Court order, as of the Effective Date, any Claim asserted in currency other than U.S. dollars shall be automatically deemed converted to the equivalent U.S. dollar value using the exchange rate for the applicable currency as published in The Wall Street Journal, National Edition, on the Effective Date.

I.	Setoffs and Recoupment.

Except as expressly provided in the Plan, each Reorganized Debtor may, pursuant to section 553 of the Bankruptcy Code, set off and/or recoup against any Plan Distributions to be made on account of any Allowed Claim, any and all claims, rights, and Causes of Action that such Reorganized Debtor may hold against the Holder of such Allowed Claim to the extent such setoff or recoupment is either (1) agreed in amount among the relevant Reorganized Debtor(s) and the Holder of the Allowed Claim or (2) otherwise adjudicated by the Bankruptcy Court or another court of competent jurisdiction; provided, that neither the failure to effectuate a setoff or recoupment nor the allowance of any Claim hereunder shall constitute a waiver or release by a Reorganized Debtor or its successor of any and all claims, rights, and Causes of Action that such Reorganized Debtor or its successor may possess against the applicable Holder. In no event shall any Holder of a Claim be entitled to recoup such Claim against any claim, right, or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such Holder actually has performed such recoupment and provided notice thereof in writing to the Debtors in accordance with Article XII.F of the Plan on or before the Effective Date, notwithstanding any indication in any Proof of Claim or otherwise that such Holder asserts, has, or intends to preserve any right of recoupment.

J.	Claims Paid or Payable by Third Parties.

1.            Claims Paid by Third Parties.

The Debtors or the Reorganized Debtors, as applicable, shall reduce in full a Claim, and such Claim shall be disallowed without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor or a Reorganized Debtor. Subject to the last sentence of this paragraph, to the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such Holder shall, within fourteen calendar days of receipt thereof, repay or return the distribution to the applicable Reorganized Debtor, to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan. The failure of such Holder to timely repay or return such distribution shall result in the Holder owing the applicable Reorganized Debtor annualized interest at the Federal Judgment Rate on such amount owed for each Business Day after the fourteen-day grace period specified above until the amount is repaid.

39

2.            Claims Payable by Third Parties.

No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full or in part a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, the applicable portion of such Claim may be expunged without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

3.            Applicability of Insurance Policies.

Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

Article VII.
PROCEDURES FOR RESOLVING CONTINGENT,
UNLIQUIDATED, AND DISPUTED CLAIMS

A.	Disputed Claims Process.

There is no requirement to file a Proof of Claim (or move the Bankruptcy Court for allowance) to have an Allowed Claim for the purposes of the Plan, except as provided in Article V.B of the Plan.  On and after the Effective Date, except as otherwise provided in the Plan, all Allowed Claims shall be satisfied in the ordinary course of business of the Reorganized Debtors.  The Debtors and the Reorganized Debtors, as applicable, shall have the exclusive authority to (i) determine, without the need for notice to or action, order, or approval of the Bankruptcy Court, that a claim subject to any Proof of Claim that is Filed is Allowed and (ii) file, settle, compromise, withdraw, or litigate to judgment any objections to Claims as permitted under the Plan.  If the Debtors or Reorganized Debtors dispute any Claim, such dispute shall be determined, resolved, or adjudicated, as the case may be, in the manner as if the Chapter 11 Cases had not been commenced and shall survive the Effective Date as if the Chapter 11 Cases had not been commenced; provided, that the Debtors or Reorganized Debtors may elect, at their sole option, to object to any Claim (other than Claims expressly Allowed by the Plan) and to have the validity or amount of any Claim adjudicated by the Bankruptcy Court; provided, further, that Holders of Claims may elect to resolve the validity or amount of any Claim in the Bankruptcy Court.  If a Holder makes such an election, the Bankruptcy Court shall apply the law that would have governed the dispute if the Chapter 11 Cases had not been filed.  All Proofs of Claim Filed in the Chapter 11 Cases shall be considered objected to and Disputed without further action by the Debtors.  Except as otherwise provided herein, all Proofs of Claim Filed after the Effective Date shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any further notice to or action, order, or approval of the Bankruptcy Court.

B.	Allowance of Claims.

After the Effective Date, except as otherwise expressly set forth herein, each of the Reorganized Debtors shall have and retain any and all rights and defenses the applicable Debtor had with respect to any Claim or Interest immediately prior to the Effective Date. The Debtors may affirmatively determine to deem Unimpaired Claims Allowed to the same extent such Claims would be allowed under applicable non-bankruptcy law.

40

C.	Claims Administration Responsibilities.

Except as otherwise specifically provided in the Plan, after the Effective Date, the Reorganized Debtors shall have the sole authority to: (1) File and prosecute objections to Claims; (2) settle, compromise, withdraw, litigate to judgment, or otherwise resolve objections to any and all Claims or Interests, regardless of whether such Claims are in a Class or otherwise; (3) settle, compromise, or resolve any Disputed Claim without any further notice to or action, order, or approval by the Bankruptcy Court; and (4) administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court. For the avoidance of doubt, except as otherwise provided herein, from and after the Effective Date, each Reorganized Debtor shall have and retain any and all rights and defenses such Debtor had immediately prior to the Effective Date with respect to any Disputed Claim or Interest, including the Causes of Action retained pursuant to Article IV.R of the Plan.

D.	Estimation of Claims and Interests.

Before, on, or after the Effective Date, the Debtors or the Reorganized Debtors, as applicable, may (but are not required to) at any time request that the Bankruptcy Court estimate any Disputed Claim or Interest that is contingent or unliquidated pursuant to section 502(c) of the Bankruptcy Code for any reason, regardless of whether any party in interest previously has objected to such Claim or Interest or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any such Claim or Interest, including during the litigation of any objection to any Claim or Interest or during the pendency of any appeal relating to such objection. Notwithstanding any provision otherwise in the Plan, a Claim that has been expunged from the Claims Register, but that either is subject to appeal or has not been the subject of a Final Order, shall be deemed to be estimated at zero dollars, unless otherwise ordered by the Bankruptcy Court. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim or Interest, that estimated amount shall constitute a maximum limitation on such Claim or Interest for all purposes under the Plan (including for purposes of distributions), and the relevant Reorganized Debtor may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim or Interest.

E.	Adjustment to Claims or Interests without Objection.

Any duplicate Claim or Interest or any Claim or Interest that has been paid, satisfied, amended, or superseded may be adjusted or expunged on the Claims Register by the Reorganized Debtors without the Reorganized Debtors having to File an application, motion, complaint, objection, or any other legal proceeding seeking to object to such Claim or Interest and without any further notice to or action, order, or approval of the Bankruptcy Court.

F.	Disallowance of Claims or Interests.

Except as otherwise expressly set forth herein, all Claims and Interests of any Entity from which property is sought by the Debtors under sections 542, 543, 550, or 553 of the Bankruptcy Code or that the Debtors or the Reorganized Debtors allege is a transferee of a transfer that is avoidable under sections 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code shall be disallowed if: (a) the Entity, on the one hand, and the Debtors or the Reorganized Debtors, as applicable, on the other hand, agree or the Bankruptcy Court has determined by Final Order that such Entity or transferee is liable to turn over any property or monies under any of the aforementioned sections of the Bankruptcy Code; and (b) such Entity or transferee has failed to turn over such property by the date set forth in such agreement or Final Order.

41

G.	No Distributions Pending Allowance.

Notwithstanding any other provision of the Plan, if any portion of a Claim or Interest is a Disputed Claim or Interest, as applicable, no payment or distribution provided hereunder shall be made on account of such Claim or Interest unless and until such Disputed Claim or Interest becomes an Allowed Claim or Interest; provided, that if only the Allowed amount of an otherwise valid Claim or Interest is Disputed, such Claim or Interest shall be deemed Allowed in the amount not Disputed and payment or distribution shall be made on account of such undisputed amount.

H.	Distributions After Allowance.

To the extent that a Disputed Claim or Interest ultimately becomes an Allowed Claim or Interest, distributions (if any) shall be made to the Holder of such Allowed Claim or Interest in accordance with the provisions of the Plan. As soon as reasonably practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim or Interest becomes a Final Order, the Disbursing Agent shall provide to the Holder of such Claim or Interest the distribution (if any) to which such Holder is entitled under the Plan as of the Effective Date, without any interest to be paid on account of such Claim or Interest.

I.	No Interest.

Interest shall not accrue or be paid on any Disputed Claim with respect to the period from the Effective Date to the date a final distribution is made on account of such Disputed Claim, if and when such Disputed Claim becomes an Allowed Claim.

Article VIII.
SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS

A.	Discharge of Claims and Termination of Interests.

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, or in any contract, instrument, or other agreement or document created or entered into pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors prior to the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Proof of Claim based upon such debt or right is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such debt, right, or interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the Holder of such a Claim or Interest has accepted the Plan. Any default by the Debtors or their Affiliates with respect to any Claim or Interest that existed immediately prior to or on account of the filing of the Chapter 11 Cases shall be deemed cured on the Effective Date. The Confirmation Order shall be a judicial determination of the discharge of all Claims (other than the Reinstated Claims) and Interests (other than the Intercompany Interests that are Reinstated) subject to the occurrence of the Effective Date.

42

B.	Release of Liens.

Except as otherwise provided in the New Revolving Exit Facility Credit Agreement, the Plan, the Confirmation Order, or in any contract, instrument, release, or other agreement or document created or entered into pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, except for Other Secured Claims that the Debtors elect to Reinstate in accordance with the Plan, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns. Any Holder of such Secured Claim (and the applicable agents for such Holder) shall be authorized and directed, at the sole cost and expense of the Reorganized Debtors, to release any collateral or other property of any Debtor (including any cash collateral and possessory collateral) held by such Holder (and the applicable agents for such Holder), and to take such actions as may be reasonably requested by the Reorganized Debtors to evidence the release of such Liens and/or security interests, including the execution, delivery, and filing or recording of such releases. The presentation or filing of the Confirmation Order to or with any federal, state, provincial, or local agency, records office, or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens.

To the extent that any Holder of a Secured Claim that has been satisfied or discharged in full pursuant to the Plan, or any agent for such Holder, has filed or recorded publicly any Liens and/or security interests to secure such Holder’s Secured Claim, then as soon as practicable on or after the Effective Date, such Holder (or the agent for such Holder) shall take, at the Reorganized Debtors’ sole cost and expense, any and all steps requested by the Debtors, the Reorganized Debtors, or the New Revolving Exit Facility Agent that are necessary or desirable to record or effectuate the cancellation and/or extinguishment of such Liens and/or security interests, including the making of any applicable filings or recordings, and the Reorganized Debtors shall be entitled to make any such filings or recordings on such Holder’s behalf.

43

C.	Releases by the Debtors.

Notwithstanding anything contained in the Plan to the contrary, pursuant to section 1123(b) of the Bankruptcy Code, in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, on and after the Effective Date, each Released Party is, and is deemed hereby to be, fully, conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged by the Debtors, the Reorganized Debtors, their Estates, and any person seeking to exercise the rights of the Debtors or their Estates, including any successors to the Debtors or any Estate representatives appointed or selected pursuant to section 1123(b)(3) of the Bankruptcy Code, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other Entities who may purport to assert any Cause of Action, directly or derivatively, by, through, for, or because of the foregoing Entities, from any and all Claims and Causes of Action, including any derivative claims asserted or assertable on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, contingent or noncontingent, in law, equity, contract, tort or otherwise, that the Debtors, the Reorganized Debtors, or their Estates, including any successors to the Debtors or any Estate representative appointed or selected pursuant to section 1123(b) of the Bankruptcy Code, would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim against, or Interest in, a Debtor or other Entity, or that any Holder of any Claim against, or Interest in, a Debtor or other Entity could have asserted on behalf of the Debtors, based on or relating to, or in any manner arising from, in whole or in part: (a) the Debtors (including the capital structure, management, ownership, or operation thereof), the business or contractual arrangement between the Debtors and any Released Party, any Securities issued by the Debtors and the ownership thereof, the assertion or enforcement of rights and remedies against the Debtors, the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions (but excluding Avoidance Actions brought as counterclaims or defenses to Claims asserted against the Debtors), intercompany transactions between the Debtors, the Term Loan Agreement, the Secured Notes Indenture, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the Restructuring Support Agreement, the Disclosure Statement, the New Revolving Exit Facility Credit Agreement, or the Plan (including, for the avoidance of doubt, the Plan Supplement); (b) any Restructuring Transaction, contract, instrument, release, or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, the New Revolving Exit Facility Credit Agreement, the Plan, or the Plan Supplement, before or during the Chapter 11 Cases; (c) the Chapter 11 Cases, the filing of the Chapter 11 Cases, the Disclosure Statement or the Plan, the solicitation of votes with respect to the Plan, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement; or (d) any related act or omission, transaction, agreement, event, or other occurrence related or relating to any of the foregoing taking place on or before the Effective Date, including all Avoidance Actions or other relief obtained by the Debtors in the Chapter 11 Cases.

Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (i) post Effective Date obligations of any party or Entity under the Plan, the Confirmation Order, any Restructuring Transaction, any Definitive Document, or any other document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, including the New Revolving Exit Facility Credit Agreement, or any Claim or obligation arising under the Plan, or (ii) the rights of any Holder of Allowed Claims or FTS Common Interests to receive distributions under the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the foregoing Debtor release, which includes by reference each of the related provisions and definitions contained in the Plan, and further, shall constitute the Bankruptcy Court’s finding that the foregoing Debtor release is: (a) in exchange for the good and valuable consideration provided by the Released Parties, including, without limitation, the Released Parties’ contributions to facilitating the Restructuring Transactions and implementing the Plan; (b) a good faith settlement and compromise of the Claims released by the foregoing Debtor release; (c) in the best interests of the Debtors and their Estates and all Holders of Claims and Interests; (d) fair, equitable, and reasonable; (e) given and made after due notice and opportunity for hearing; and (f) a bar to any of the Debtors, the Reorganized Debtors, or the Debtors’ Estates asserting any Claim or Cause of Action released pursuant to the foregoing Debtor release.

44

D.	Releases by the Releasing Parties.

Except as otherwise expressly set forth in the Plan or the Confirmation Order, on and after the Effective Date, in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, each Released Party is, and is deemed hereby to be, fully, conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged by each Releasing Party, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other Entities who may purport to assert any Cause of Action, directly or derivatively, by, through, for, or because of the Releasing Parties, from any and all Claims and Causes of Action, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, contingent or noncontingent, in law, equity, contract, tort, or otherwise, including any derivative claims asserted on behalf of the Debtors, that such Releasing Party would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim against, or Interest in, a Debtor or other Entity, or that any Holder of any Claim against, or Interest in, a Debtor or other Entity could have asserted on behalf of the Debtors, based on or relating to, or in any manner arising from, in whole or in part: (a) the Debtors (including the capital structure, management, ownership, or operation thereof), the business or contractual arrangement between the Debtors and any Releasing Party, any Securities issued by the Debtors and the ownership thereof, the assertion or enforcement of rights and remedies against the Debtors, the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions (but excluding Avoidance Actions brought as counterclaims or defenses to Claims asserted against the Debtors), intercompany transactions between or among the Debtors, the Term Loan Agreement, the Secured Notes Indenture, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the Restructuring Support Agreement, the Disclosure Statement, the New Revolving Exit Facility Credit Agreement, or the Plan (including, for the avoidance of doubt, the Plan Supplement); (b) any Restructuring Transaction, contract, instrument, release, or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, the New Revolving Exit Facility Credit Agreement, the Plan, or the Plan Supplement, before or during the Chapter 11 Cases; (c) the Chapter 11 Cases, the filing of the Chapter 11 Cases, the Disclosure Statement, or the Plan, the solicitation of votes with respect to the Plan, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement; or (d) any related act or omission, transaction, agreement, event, or other occurrence related or relating to any of the foregoing taking place on or before the Effective Date, including all Avoidance Actions or other relief obtained by the Debtors in the Chapter 11 Cases.

Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (i) any post Effective Date obligations of any party or Entity under the Plan, the Confirmation Order, any Restructuring Transaction, or any document, instrument, any Definitive Document, or any agreement (including those set forth in the Plan Supplement) executed to implement the Plan, including the New Revolving Exit Facility Credit Agreement, or any Claim or obligation arising under the Plan, (ii) the rights of Holders of Allowed Claims or FTS Common Interests to receive distributions under the Plan or (iii) any claims or liabilities arising out of or relating to any act or omission of a Released Party that is determined in a final order by a court of competent jurisdiction to have constituted actual fraud, willful misconduct, or gross negligence.

45

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the foregoing third-party release, which includes by reference each of the related provisions and definitions contained herein, and, further, shall constitute the Bankruptcy Court’s finding that the foregoing third-party release is: (a) consensual; (b) essential to the Confirmation of the Plan; (c) given in exchange for a substantial contribution and for the good and valuable consideration provided by the Released Parties that is important to the success of the Plan; (d) a good faith settlement and compromise of the Claims released by the foregoing third-party release; (e) in the best interests of the Debtors and their Estates; (f) fair, equitable, and reasonable; (g) given and made after due notice and opportunity for hearing; and (h) a bar to any of the Releasing Parties asserting any claim or Cause of Action released pursuant to the foregoing third-party release.

E.	Exculpation.

Except as otherwise specifically provided in the Plan or the Confirmation Order, no Exculpated Party shall have or incur liability for, and each Exculpated Party shall be released and exculpated from any Claims and Causes of Action for any claim related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, filing, or termination of the Restructuring Support Agreement and related prepetition transactions (including the Term Loan Agreement and the Secured Notes Indenture), the Disclosure Statement, the Plan, the New Revolving Exit Facility Credit Agreement, the Plan Supplement, or any Restructuring Transaction, contract, instrument, release or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion), including any Definitive Document, created or entered into before or during the Chapter 11 Cases, any preference, fraudulent transfer, or other avoidance claim arising pursuant to chapter 5 of the Bankruptcy Code or other applicable law, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, except for claims related to any act or omission that is determined in a final order by a court of competent jurisdiction to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan.

The Exculpated Parties and other parties set forth above have, and upon Confirmation of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

46

F.	Injunction.

Except as otherwise expressly provided in the Plan or the Confirmation Order or for obligations or distributions issued or required to be paid pursuant to the Plan or the Confirmation Order, all Entities who have held, hold, or may hold the Released Claims are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties: (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any Released Claims; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any Released Claims; (3) creating, perfecting, or enforcing any lien or encumbrance of any kind against such Entities or the property of such Entities on account of or in connection with or with respect to any Released Claims; (4) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property or the Estates of such Entities on account of or in connection with or with respect to any Released Claims unless such holder has filed a motion requesting the right to perform such setoff on or before the Effective Date, and notwithstanding an indication of a Claim or Interest or otherwise that such holder asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any Released Claims released or settled pursuant to the Plan.

Upon entry of the Confirmation Order, all Holders of Claims and Interests and their respective current and former employees, agents, officers, directors, principals, and direct and indirect Affiliates shall be enjoined from taking any actions to interfere with the implementation or Consummation of the Plan. Each Holder of an Allowed Claim or Allowed Interest, as applicable, by accepting, or being eligible to accept, distributions under or Reinstatement of such Claim or Interest, as applicable, pursuant to the Plan, shall be deemed to have consented to the injunction provisions as set forth in this Article VIII.F hereof.

G.	Protections Against Discriminatory Treatment.

Consistent with section 525 of the Bankruptcy Code and the Supremacy Clause of the U.S. Constitution, all Entities, including Governmental Units, shall not discriminate against the Reorganized Debtors or deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, or discriminate with respect to such a grant against, the Reorganized Debtors, or another Entity with whom the Reorganized Debtors have been associated, solely because each Debtor has been a debtor under chapter 11 of the Bankruptcy Code, has been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Debtors are granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.

H.	Document Retention.

On and after the Effective Date, the Reorganized Debtors may maintain documents in accordance with their standard document retention policy, as may be altered, amended, modified, or supplemented by the Reorganized Debtors.

I.	Reimbursement or Contribution.

If the Bankruptcy Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the time of allowance or disallowance, such Claim shall be forever disallowed and expunged notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Confirmation Date: (1) such Claim has been adjudicated as non-contingent or (2) the relevant Holder of a Claim has Filed a non-contingent Proof of Claim on account of such Claim and a Final Order has been entered prior to the Confirmation Date determining such Claim is no longer contingent.

47

Article IX.
CONDITIONS PRECEDENT TO CONSUMMATION OF THIS PLAN

A.	Conditions Precedent to the Effective Date.

It shall be a condition to the Effective Date that the following conditions shall have been satisfied or waived pursuant to the provisions of Article IX.B hereof:

1.            the Bankruptcy Court shall have entered the Confirmation Order, which shall be a Final Order;

2.            the final version of the Plan Supplement and all of the schedules, documents, and exhibits contained therein, and all other schedules, documents, supplements and exhibits to the Plan, shall have been filed;

3.            the Debtors shall have obtained all authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Plan, and all applicable regulatory or government-imposed waiting periods have expired or been terminated;

4.            the Definitive Documents shall be consistent with the Plan, the Restructuring Term Sheet and the Restructuring Support Agreement and otherwise acceptable to the parties to the Restructuring Support Agreement consistent with their respective consent and approval rights as set forth in the Restructuring Support Agreement;

5.            the New Revolving Exit Facility Credit Agreement and other documents related to the New Revolving Exit Facility shall have been duly executed and delivered by all of the Entities that are parties thereto and all conditions precedent (other than any conditions related to the occurrence of the Effective Date) to the effectiveness of the New Revolving Exit Facility shall have been satisfied or duly waived in writing in accordance with the terms of the New Revolving Exit Facility and the closing of the New Revolving Exit Facility shall have occurred;

6.            the Debtors shall have implemented the Restructuring Transactions and all transactions contemplated in the Restructuring Term Sheet in a manner consistent with the Restructuring Support Agreement (and subject to, and in accordance with, the consent rights set forth therein), the Restructuring Term Sheet and the Plan;

7.            the New Organizational Documents shall be in full force and effect (with all conditions precedent thereto having been satisfied or waived);

8.            the Restructuring Support Agreement shall not have been terminated by the Debtors or the Required Consenting Creditors;

9.            all Professional fees and expenses of retained Professionals that require the Bankruptcy Court’s approval shall have been paid in full or amounts sufficient to pay such fees and expenses after the Effective Date shall have been placed in a Professional Fee Escrow Account pending the Bankruptcy Court’s approval of such fees and expenses; and

10.          all Restructuring Expenses shall have been indefeasibly paid in full as set forth in Article II.E.

48

B.	Waiver of Conditions.

The Debtors, with the prior written consent of the Required Consenting Creditors, may waive any of the conditions to the Effective Date set forth in this Article IX at any time, without any notice to any other parties in interest and without any further notice to or action, order, or approval of the Bankruptcy Court, and without any formal action other than proceedings to confirm or consummate the Plan.

C.	Effect of Failure of Conditions.

If Consummation does not occur, the Plan shall be null and void in all respects and nothing contained in the Plan, the Disclosure Statement, or the Restructuring Support Agreement shall: (1) constitute a waiver or release of any Claims by or against the Debtors; (2) prejudice in any manner the rights of the Debtors, any Holders of Claims or Interests, or any other Entity; or (3) constitute an admission, acknowledgment, offer, or undertaking by the Debtors, any Holders of Claims or Interests (including the Consenting Creditors), or any other Entity.

D.	Substantial Consummation

“Substantial Consummation” of the Plan, as defined in 11 U.S.C. § 1101(2), shall be deemed to occur on the Effective Date.

Article X.
MODIFICATION, REVOCATION, OR WITHDRAWAL OF THIS PLAN

A.	Modification and Amendments.

Except as otherwise specifically provided in the Plan and subject to the consent rights set forth in the Restructuring Support Agreement, the Debtors reserve the right to modify the Plan, whether such modification is material or immaterial, and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, not resolicit votes on such modified Plan. Subject to those restrictions on modifications set forth in the Plan and the Restructuring Support Agreement and the requirements of section 1127 of the Bankruptcy Code, Rule 3019 of the Federal Rules of Bankruptcy Procedure, and, to the extent applicable, sections 1122, 1123, and 1125 of the Bankruptcy Code, each of the Debtors expressly reserves its respective rights to revoke or withdraw, or to alter, amend, or modify the Plan with respect to such Debtor, one or more times, after Confirmation, and, to the extent necessary may initiate proceedings in the Bankruptcy Court to so alter, amend, or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of the Plan.

B.	Effect of Confirmation on Modifications.

Entry of the Confirmation Order shall mean that all modifications or amendments to the Plan since the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and a finding that such modifications or amendments to the Plan do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

49

C.	Revocation or Withdrawal of Plan.

To the extent permitted by the Restructuring Support Agreement, the Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date and to File subsequent plans of reorganization. If the Debtors revoke or withdraw the Plan, or if Confirmation or Consummation does not occur, then: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain of any Claim or Interest or Class of Claims or Interests), assumption or rejection of Executory Contracts or Unexpired Leases effected under the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (3) nothing contained in the Plan shall: (a) constitute a waiver or release of any Claims or Interests; (b) prejudice in any manner the rights of such Debtor or any other Entity; or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by such Debtor or any other Entity; provided, however, that all orders of the Bankruptcy Court and all documents executed pursuant thereto, except the Confirmation Order, shall remain in full force and effect. This provision shall have no impact on the rights of the Consenting Creditors or the Debtors, as set forth in the Restructuring Support Agreement, in respect of any such revocation or withdrawal.

Article XI.
RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, or relating to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:

a.            allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the secured or unsecured status, priority, amount, or allowance of Claims or Interests;

b.           decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

c.            resolve any matters related to: (a) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Claims arising therefrom, including Cures pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; (c) the Reorganized Debtors amending, modifying, or supplementing, after the Effective Date, pursuant to Article V hereof, the Schedule of Rejected Executory Contracts and Unexpired Leases or otherwise; and (d) any dispute regarding whether a contract or lease is or was executory or expired;

d.           ensure that distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of the Plan and to adjudicate any and all disputes arising from or relating to distributions under the Plan;

e.            adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

f.            adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;

g.           enter and implement such orders as may be necessary to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, indentures, and other agreements or documents created or entered into in connection with the Plan, the Confirmation Order or the Disclosure Statement, including the Restructuring Support Agreement;

50

h.           enter and enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

i.            resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the Consummation, interpretation, implementation, or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan;

j.            issue injunctions, enter and implement other orders, or take such other actions as may be necessary to restrain interference by any Entity with Consummation, implementation, or enforcement of the Plan, the Confirmation Order, or any other order of the Bankruptcy Court;

k.           resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the releases, injunctions, exculpations, and other provisions contained in Article VIII hereof and enter such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions;

l.            resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim or Interest for amounts not timely repaid pursuant to Article VI.J hereof;

m.          enter and implement such orders as are necessary if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

n.           determine any other matters that may arise in connection with or relate to the Plan, the Plan Supplement, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, indenture, or other agreement or document created in connection with the Plan or the Disclosure Statement, including the Restructuring Support Agreement;

o.           enter an order concluding or closing the Chapter 11 Cases;

p.           adjudicate any and all disputes arising from or relating to distributions under the Plan;

q.           consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

r.            determine requests for the payment of Claims and Interests entitled to priority pursuant to section 507 of the Bankruptcy Code;

s.           hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan or the Confirmation Order, including disputes arising under agreements, documents, or instruments executed in connection with the Plan;

t.            hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

u.           hear and determine matters concerning exemptions from state and local federal registration requirements in accordance with section 1145 of the Bankruptcy Code;

51

v.           hear and determine all disputes involving the existence, nature, scope, or enforcement of any exculpations, discharges, injunctions, and releases granted in the Plan, including under Article VIII hereof, regardless of whether such termination occurred prior to or after the Effective Date;

w.          enforce all orders previously entered by the Bankruptcy Court; and

x.            hear any other matter not inconsistent with the Bankruptcy Code.

As of the Effective Date, notwithstanding anything in this Article XI to the contrary, the New Organizational Documents and the New Revolving Exit Facility and any documents related thereto shall be governed by the jurisdictional provisions therein and the Bankruptcy Court shall not retain jurisdiction with respect thereto.

Article XII.
MISCELLANEOUS PROVISIONS

A.	Immediate Binding Effect.

Subject to Article IX.A hereof, and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan (including, for the avoidance of doubt, the documents and instruments contained in the Plan Supplement) shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, any and all Holders of Claims or Interests (irrespective of whether such Holders of Claims or Interests have, or are deemed to have, accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors. All Claims and Interests shall be as fixed, adjusted, or compromised, as applicable, pursuant to the Plan regardless of whether any Holder of a Claim or Interest has voted on the Plan.

B.	Additional Documents.

On or before the Effective Date, and consistent in all respects with the terms of the Restructuring Support Agreement, the Debtors may file with the Bankruptcy Court such agreements and other documents as may be necessary to effectuate and further evidence the terms and conditions of the Plan. The Debtors or the Reorganized Debtors, as applicable, and all Holders of Claims or Interests receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

C.	Statutory Committee and Cessation of Fee and Expense Payment.

On the Confirmation Date, any statutory committee appointed in the Chapter 11 Cases shall dissolve and members thereof shall be released and discharged from all rights and duties arising from or related to the Chapter 11 Cases. The Reorganized Debtors shall no longer be responsible for paying any fees or expenses incurred by the members of or advisors to any statutory committees after the Confirmation Date.

D.	Reservation of Rights.

Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order, and the Confirmation Order shall have no force or effect if the Effective Date does not occur. None of the Filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by any Debtor with respect to the Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the Holders of Claims or Interests prior to the Effective Date.

52

E.	Successors and Assigns.

The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, Affiliate, officer, manager, director, agent, representative, attorney, beneficiary, or guardian, if any, of each Entity.

F.	Notices.

All notices, requests, and demands to or upon the Debtors to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

If to the Debtors:	If to the Counsel to the Debtors:
FTS International, Inc. 777 Main Street, Suite 2900 Fort Worth, Texas 76102 Attention: Jennifer Keefe, SVP, General Counsel & Chief Compliance Officer E-mail: Jennifer.Keefe@ftsi.com

Kirkland & Ellis LLP

609 Main Street

Houston, Texas 77002
Attention:   Brian Schartz, P.C.
E-mail:        brian.schartz@kirkland.com

and

601 Lexington Avenue
New York, New York 10022
Attention:    Joshua A. Sussberg, P.C.

      Emily Geier

      Alexander Nicas
E-mail:         joshua.sussberg@kirkland.com

      emily.geier@kirkland.com

      alexander.nicas@kirkland.com

and

Winston & Strawn LLP

800 Capitol Street, Suite 2400

Houston, Texas 77002

Attention:   Katherine A. Preston

E-mail:       kpreston@winston.com

and

35 W Wacker Drive

Chicago, Illinois 60601

Attention:   Daniel J. McGuire

E-mail:       dmcguire@winston.com

53

If to the U.S. Trustee:	If to the Counsel to the Ad Hoc Group of Secured Noteholders:
United States Trustee for the Southern District of Texas 515 Rusk Street, Suite 3516 Houston, TX 77002

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attention:    Donald S. Bernstein

      Damian Schaible

      Michael Pera

E-mail:         donald.bernstein@davispolk.com

      damian.schaible@davispolk.com

      michael.pera@davispolk.com

and

Rapp & Rock, PC

Two Post Oak Central

1980 Post Oak Blvd. Suite 1200

Houston, Texas 77056

Attention:   Henry Flores

E-mail:        HFlores@rappandkrock.com

If to the Counsel to the Ad Hoc Group of Term Loan Lenders:

Stroock & Stroock & Lavan LLP

180 Maiden Lane

New York, NY 10038

Tel.: (212) 806-5400

Attention:     Jayme T. Goldstein

Allison P. Miller

Daniel P. Ginsberg

E-mail:          jgoldstein@stroock.com

amiller@stroock.com

dginsberg@stroock.com

and

Lugenbuhl, Wheaton, Peck, Rankin & Hubbard 601 Poydras St., Suite 2775

New Orleans, LA 70130
Tel.: (504) 568-1990

Attention:      Benjamin W. Kadden

E-mail:          bkadden@lawla.com

After the Effective Date, the Reorganized Debtors have the authority to send a notice to Entities that to continue to receive documents pursuant to Bankruptcy Rule 2002, an Entity must file a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Effective Date, the Reorganized Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have Filed such renewed requests.

54

G.	Term of Injunctions or Stays.

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

H.	Entire Agreement.

Except as otherwise indicated, the Plan (including, for the avoidance of doubt, the documents and instruments in the Plan Supplement) supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

I.	Plan Supplement.

All exhibits and documents included in the Plan Supplement are an integral part of the Plan and are incorporated into and are a part of the Plan as if set forth in full in the Plan. After the exhibits and documents are Filed, copies of such exhibits and documents shall be available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from the Debtors’ restructuring website at https://dm.epiq11.com/case/ftsi or the Bankruptcy Court’s website at www.txs.uscourts.gov/bankruptcy. To the extent any exhibit or document in the Plan Supplement is inconsistent with the terms of the Plan, unless otherwise ordered by the Bankruptcy Court, the Plan Supplement document or exhibit shall control (unless stated otherwise in such Plan Supplement document or exhibit or in the Confirmation Order).

J.	Nonseverability of Plan Provisions.

If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation.

The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to the Plan and may not be deleted or modified without the Debtors’ or Reorganized Debtors’ consent, as applicable (but subject to the terms of the Restructuring Support Agreement); and (3) nonseverable and mutually dependent.

K.	Votes Solicited in Good Faith.

Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with section 1125(g) of the Bankruptcy Code, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors and each of their respective Affiliates, agents, representatives, members, principals, shareholders, officers, directors, managers, employees, advisors, and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of Securities offered and sold under the Plan and any previous plan, and, therefore, no such parties nor individuals nor the Reorganized Debtors will have any liability for the violation of any applicable law, rule, or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale, or purchase of the Securities offered and sold under the Plan and any previous plan.

55

L.	Closing of Chapter 11 Cases.

On and after the Effective Date, the Debtors or Reorganized Debtors shall be permitted to close all of the Chapter 11 Cases of the Debtors except for the Chapter 11 Case of Debtor FTS and any other Debtor later identified as having its Chapter 11 Case remain open following the Effective Date, and all contested matters relating to any of the Debtors, including objections to Claims and any adversary proceedings, shall be administered and heard in the Chapter 11 Case of Debtor FTS, irrespective of whether such Claim(s) were Filed or such adversary proceeding was commenced against a Debtor whose Chapter 11 Case was closed.

When all Disputed Claims have become Allowed or disallowed and all distributions have been made in accordance with the Plan, the Reorganized Debtors shall seek authority to close any remaining Chapter 11 Cases in accordance with the Bankruptcy Code and the Bankruptcy Rules.

M.	Waiver or Estoppel.

Each Holder of a Claim or an Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, secured or not subordinated by virtue of an agreement made with the Debtors or their counsel, or any other Entity, if such agreement was not disclosed in the Plan, the Disclosure Statement, or papers Filed with the Bankruptcy Court prior to the Confirmation Date.

N.	Creditor Default.

An act or omission by a Holder of a Claim or an Interest in contravention of the provisions of the Plan shall be deemed an event of default under the Plan. Upon an event of default, the Reorganized Debtors may seek to hold the defaulting party in contempt of the Confirmation Order and shall be entitled to reasonable attorneys’ fees and costs in remedying such default. Upon the finding of such a default by a creditor, the Bankruptcy Court may: (a) designate a party to appear, sign and/or accept the documents required under the Plan on behalf of the defaulting party, in accordance with Bankruptcy Rule 7070; (b) enforce the Plan by order of specific performance; (c) award judgment against such defaulting creditor in favor of the Reorganized Debtor in an amount, including interest, to compensate the Reorganized Debtors for the damages caused by such default; and (d) make such other order as may be equitable that does not materially alter the terms of the Plan.

56

Dated: September 21, 2020	FTS International, Inc.

FTS on behalf of itself and all other Debtors

/s/
Lance Turner FTS International, Inc.
Authorized Signatory

57

EXHIBIT B

RSA

[Incorporated by Reference to Exhibit 10.1 to FTS International, Inc.’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 21, 2020]

B-1

EXHIBIT C

Financial Projections

C-1

Exhibit C

Financial Projections

For purposes of demonstrating feasibility of the Plan,1 the Debtors have prepared the forecasted, post-Effective Date, consolidated balance sheet, income statement, and statement of cash flows (the “Financial Projections”) for the annual periods ending December 31, 2020, through December 31, 2025 (the “Projection Period”). The Financial Projections were prepared by the Debtors’ management team (“Management”) and are based on several assumptions made by Management with respect to the future performance of the Reorganized Debtors’ operations.

The Debtors believe that the Plan meets the feasibility requirement set forth in section 1129(a)(11) of the Bankruptcy Code, as confirmation is not likely to be followed by liquidation or the need for further financial reorganization of the Debtors or any successor under the Plan. In connection with the planning and development of a plan of reorganization and for the purposes of determining whether such plan would satisfy this feasibility standard, the Debtors analyzed their ability to satisfy their post-Effective Date financial obligations while maintaining sufficient liquidity and capital resources.

The Debtors do not, as a matter of course, publish their business plans or strategies, projections or anticipated financial position. Accordingly, the Debtors do not anticipate that they will, and disclaim any obligation to, furnish updated business plans or to update the Financial Projections going forward, or to include such information in documents required to be filed with the SEC or otherwise make such information public, unless required to do so by the SEC or other regulatory bodies pursuant to provisions of the Plan, or applicable law.

The Debtors have prepared the Financial Projections based on information available to them, including information derived from public and non-public sources that have not been independently verified. No representation or warranty, expressed or implied, is provided in relation to fairness, accuracy, correctness, completeness, or reliability of the information, opinions, or conclusions expressed herein.

THESE FINANCIAL PROJECTIONS WERE NOT PREPARED WITH A VIEW TOWARD COMPLIANCE WITH PUBLISHED GUIDELINES OF THE SEC OR GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS FOR PREPARATION AND PRESENTATION OF PROSPECTIVE FINANCIAL INFORMATION. THE PRO FORMA BALANCE SHEET REFLECTS A PRELIMINARY HIGH-LEVEL PRESENTATION OF WHAT A FRESH START ACCOUNTING ESTIMATE MAY LOOK LIKE BUT IS SUBJECT TO MATERIAL CHANGE AND DOES NOT REFLECT A FULL FRESH START ACCOUNTING ANALYSIS, WHICH COULD RESULT IN MATERIAL CHANGE TO ANY OF THE PROJECTED VALUES.

ALTHOUGH MANAGEMENT HAS PREPARED THE FINANCIAL PROJECTIONS IN GOOD FAITH AND BELIEVES THE UNDERLYING ASSUMPTIONS TO BE REASONABLE, IT IS IMPORTANT TO NOTE THAT NEITHER THE DEBTORS NOR THE REORGANIZED DEBTORS CAN PROVIDE ANY ASSURANCE THAT SUCH ASSUMPTIONS WILL BE REALIZED. AS DESCRIBED IN DETAIL IN THE DISCLOSURE STATEMENT, A VARIETY OF RISK FACTORS COULD AFFECT THE REORGANIZED DEBTORS’ FINANCIAL RESULTS AND MUST BE CONSIDERED. ACCORDINGLY, THE FINANCIAL PROJECTIONS SHOULD BE REVIEWED IN CONJUNCTION WITH A REVIEW OF THE DISCLOSURE STATEMENT AND THE ASSUMPTIONS DESCRIBED HEREIN, INCLUDING ALL RELEVANT QUALIFICATIONS AND FOOTNOTES.

1 Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Disclosure Statement, to which these Financial Projections are attached as Exhibit C.

The Financial Projections contain certain forward-looking statements, all of which are based on various estimates and assumptions. Such forward looking statements are subject to inherent uncertainties and to a wide variety of significant business, economic, and competitive risks, including those summarized herein. When used in the Financial Projections, the words, “anticipate,” “believe,” “estimate,” “will,” “may,” “intend,” “expect,” and similar expressions should be generally identified as forward-looking statements. Although the Debtors believe that their plans, intentions, and expectations reflected in the forward-looking statements are reasonable, the Debtors cannot be sure that such plans, intentions, and expectations will be achieved. These statements are only predictions and are not guarantees of future performance or results. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by a forward-looking statement. All forward-looking statements attributable to the Debtors or Persons or Entities acting on their behalf are expressly qualified in their entirety by the cautionary statements set forth herein. Forward-looking statements speak only as of the date on which they are made. Except as required by law, the Debtors expressly disclaim any obligation to update any forward-looking statement, whether because of new information, future events, or otherwise.

The Financial Projections should be read in conjunction with the assumptions, qualifications, and explanations set forth in the Disclosure Statement and the Plan in their entirety as well as the notes and assumptions set forth herein.

The Financial Projections are subject to inherent risks and uncertainties, most of which are difficult to predict and many of which are beyond Management’s control. Although Management believes these assumptions are reasonable under the circumstances, such assumptions are subject to significant uncertainties, including, but not limited to, (a) changes in drilling and competition services in various end markets; (b) fluctuations in oil, natural gas, and other commodity pricing; (c) the effects of existing and future applicable law and government regulations; (d) interest rates and inflation; (e) business combinations among the Reorganized Debtors’ competitors, suppliers, or customers; (f) the level and amount of competition in the marketplace; and (g) availability and cost of operational equipment, steel, fuel and other raw materials. Additional information regarding these uncertainties are described in Section IX of the Disclosure Statement. Should one or more of the risks or uncertainties referenced in the Disclosure Statement occur, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in the Financial Projections. Further, new factors could cause actual results to differ materially from those described in the Financial Projections, and it is not possible to predict all such factors, or to the extent to which any such factor or combination of factors may cause actual results to differ from those contained in the Financial Projections. The Financial Projections are not, and must not be viewed as, a representation of fact, prediction or guaranty of the reorganized Debtors’ future performance.

The Debtors anticipate that the New Board will review the Financial Projections and the New Board and the Reorganized Debtors reserve the right to alter, revise, or amend the Financial Projections, or make public any other post-emergence financial projections. Any decisions on adopting or revising the Financial Projections are subject to the New Board’s consent.

In deciding whether to vote to accept or reject the Plan, Holders of Claims and Interests entitled to vote to accept or reject the Plan should make their own determinations as to the reasonableness of such assumptions and the reliability of the Financial Projections.

Moreover, the Financial Projections were prepared solely in connection with the restructuring pursuant to the Plan.

1)	General Assumptions

A.	Overview

The Debtors’ primary business is providing hydraulic fracturing services, also known as pressure pumping, to E&P companies, to enhance hydrocarbon flow in oil and natural gas wells, thus increasing the amount of hydrocarbons recovered. The Debtors have historically operated under service agreements with customers for one or more “dedicated” fleets, in which the Debtors deploy one or more of their hydraulic fracturing fleets exclusively to the customer to follow the customer’s completion schedule until the agreement expires or is terminated in accordance with its terms. However, the Debtors also offer spot-work agreements, whereby fleets move between customers as work becomes available. The Debtors’ customers are primarily large, independent E&P companies in North America.

B.	Presentation

The Financial Projections are presented on a basis of accounting consistent with Generally Accepted Accounting Principles (“GAAP”). GAAP requires that majority-owned subsidiaries be reported under the consolidation method of accounting. As a result, the Debtors have shown the results of all consolidated entities within the Financial Projections presented herein.

C.	Accounting Policies

The unaudited Financial Projections have been prepared using accounting policies that are generally consistent with those applied in the Debtors’ historical financial statements. The Financial Projections do not reflect the formal implementation of reorganization accounting pursuant to FASB Accounting Standards Codification Topic 852, Reorganizations (“ASC 852”). Overall, the implementation of ASC 852 or a fresh start accounting analysis is not anticipated to have a material impact on the underlying economics of the Plan.

D.	Methodology

In developing the Financial Projections, Management reviewed the frac fleet’s current operations calendar and assessed whether these contracts were likely to continue, and at what level the Debtors’ frac fleet would remain utilized during the Projection Period.

E.	Market Forecast

The Financial Projections were prepared using pricing, average completed stages per average active fleet (efficiency) and utilization rates of current active fleets, rig count projections, as well as third-party research and equity analysts’ reports to assess expected future demand for fracturing services. Rig count, frac fleet demand and frac fleet supply projections were supplemented by Management as deemed appropriate.

F.	Plan Consummation

The Financial Projections assume that the Plan will be consummated on or around November 30, 2020.

2)	Assumptions with Respect to the Projected Balance Sheet

A.	Overview

The opening December 31, 2020 balance sheet was prepared utilizing the August 31, 2020 balance sheet and projected results of operations and cash flows to the assumed Effective Date of on or around November 30, 2020. Actual balances may vary from those reflected in the opening balance sheet due to variances in projections and potential changes in cash needed to consummate the Plan. The pro forma balance sheet for the periods contain certain pro forma adjustments as a result of consummation of the Plan.

B.	Pro Forma Adjustments Related to Emergence

The pro forma balance sheet includes the debt reduction contemplated under the Plan. The estimated pro forma adjustments to the equity value of the Reorganized Debtors, their assets, or estimates of their liabilities as of the Effective Date will be based upon the fair value of assets and liabilities as of that date, which could be materially different than the values assumed in the foregoing estimates.

C.	Working Capital

Working capital assumptions are based on movements in accounts receivable, accounts payable, inventory, and other accrued current assets and liabilities. Projected balances are based on the historical cash conversion cycle of the Reorganized Debtors’ business and projected working capital requirements. Projected working capital assumptions were supplemented by Management as appropriate.

D.	Capital Structure

The Reorganized Debtors’ estimated post-emergence capital structure reflects the debt reduction contemplated under the Plan. Working capital needs are assumed to be met by post-Effective Date balance sheet cash and cash generated from operating activities. Management targets $75 million of minimum cash.

3)	Assumptions with Respect to the Projected Income Statement

A.	Revenue

The Financial Projections include revenue generated by the Reorganized Debtors’ estimated future contracts with their current and prospective customers to perform hydraulic fracturing services.

B.	Costs of Revenue

Costs of Revenue are projected based on historical operating costs and expected utilization of the fleet based on current contracts and expectations regarding future contracts. Costs of revenue include sand, freight, fuel, chemicals, labor, repairs and maintenance, and other direct costs to operate the business.

C.	Selling General and Administrative Expenses

Selling general and administrative costs (“SG&A”) are cash costs primarily comprised of labor costs, legal expenses, and other expenses associated with corporate overhead. Projected SG&A is based primarily on historical SG&A and Management’s cost cutting initiatives.

D.	Depreciation and Amortization

Depreciation and amortization reflects the anticipated book expenses based on the estimated reorganized asset values and future capital expenditures.

E.	Income Tax (Expense) Benefit

Income tax (expense) benefits are forecasted based on the projected earnings and tax rates by jurisdiction where the Reorganized Debtors’ earnings are generated.

F.	Capital Expenditures

Forecasted capital expenditures were prepared with consideration for the needs of the Reorganized Debtors’ fixed assets. Capital expenditures include investment required to support existing operations and amounts related to growth and company initiatives.

Statement of Cash Flows:

EXHIBIT D

Valuation Analysis

D-1

EXHIBIT D – VALUATION OF THE DEBTORS

THE INFORMATION CONTAINED HEREIN IS NOT A PREDICTION OR GUARANTEE OF THE ACTUAL MARKET VALUE THAT MAY BE REALIZED THROUGH THE SALE OF ANY SECURITIES TO BE ISSUED PURSUANT TO THE PLAN. THE INFORMATION IS PRESENTED SOLELY FOR THE PURPOSE OF PROVIDING ADEQUATE INFORMATION UNDER SECTION 1125 OF THE BANKRUPTCY CODE TO ENABLE THE HOLDERS OF CLAIMS ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN TO MAKE AN INFORMED JUDGMENT ABOUT THE PLAN AND SHOULD NOT BE USED OR RELIED UPON FOR ANY OTHER PURPOSE, INCLUDING THE PURCHASE OR SALE OF CLAIMS AGAINST THE DEBTORS OR ANY OF THEIR AFFILIATES.1

A summary of the valuation analysis is set forth below. The estimates of the enterprise value contained therein do not reflect values that could be attainable in public or private markets, and are not a prediction or guarantee of the actual market value that may be realized through the sale of any securities to be issued pursuant to the Plan.

Depending on the results of the Reorganized Debtors’ operations, changes in the financial markets and/or other economic conditions, including the economic impact of the COVID-19 virus, the value of the Reorganized Debtors may change significantly. In addition, the valuation of newly issued securities is subject to additional uncertainties and contingencies, all of which are difficult to predict. Actual market prices of such securities at issuance will depend upon, among other things, prevailing interest rates, conditions in the financial markets, the anticipated initial securities holdings of prepetition creditors, some of which may prefer to liquidate their investments rather than hold them on a long-term basis, the potentially dilutive impact of certain events, including the issuance of two tranches of warrants which may be exercised over a three-year period and issuance of equity securities pursuant to any management incentive compensation plan, and other factors that generally influence the prices of securities. Actual market prices of such securities also may be affected by the Debtors’ history in the Chapter 11 Cases, conditions affecting the general industry in which the Debtors participate and by other factors not capable of accurate prediction. Accordingly, the reorganization enterprise value estimated by Lazard does not necessarily reflect, and should not be construed as reflecting, values that will be attained in the public or private markets. The estimated reorganization enterprise value depends highly upon achieving the future financial results set forth in the Financial Projections, as well as the realization of certain other assumptions that are not guaranteed. The valuations set forth therein represent estimated reorganization enterprise values and do not necessarily reflect values that could be attainable in public or private markets.

Valuation Analysis of the Reorganized Debtors

A.	Estimated Valuation

Solely for the purposes of the Plan and the Disclosure Statement, Lazard Frères & Co. LLC (“Lazard”), as investment banker to the Debtors, has estimated a range of total enterprise value (“Enterprise Value”) for the Reorganized Debtors on a consolidated going-concern basis and pro forma for the transactions contemplated by the Plan (the “Valuation Analysis”). The Valuation Analysis is based on financial information and projections provided by the Debtors’ management, including the Financial Projections attached to the Disclosure Statement as Exhibit C (collectively the “Projections”), and information that is publicly available or was provided by other sources. The Valuation Analysis assumes that the Effective Date will occur on November 30, 2020. The valuation estimates set forth herein represent valuation analyses of the Reorganized Debtors based on the application of customary valuation techniques to the extent deemed appropriate by Lazard.

1 All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Disclosure Statement Relating to the Debtors’ Joint Prepackaged Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code (the “Disclosure Statement”), to which this Valuation Analysis is attached as Exhibit D.

1

Based on the Projections and solely for the purposes of the Plan, the value of the Reorganized Debtors’ operations on a going concern basis, the Enterprise Value is estimated to be approximately $190 million to $290 million, with a midpoint of $240 million. Based on the potential range of Enterprise Value and assumed excess cash of $15 million as of the Effective Date, the imputed range of potential equity value is estimated to be approximately $205 to $305 million, with a midpoint of $255 million. The assumed excess cash of Reorganized FTSI is $15 million or the difference of $90 million2 of projected balance sheet cash as of the Effective Date and the Debtor’s management’s estimate of $75 million of minimum cash required. The Valuation Analysis assumes that, between the date of filing of the Disclosure Statement and the assumed Effective Date, no material changes that would affect the Projections, Debtor’s management’s estimate of minimum cash required or estimated valuation will occur.

The Valuation Analysis does not constitute an opinion as to fairness from a financial point of view of the consideration to be received or paid under the Plan, of the terms and provisions of the Plan, or with respect to any other matters.

B.	Valuation Methodology

The consolidated value of the Reorganized Debtors was estimated by primarily relying on two generally accepted valuation techniques: (i) Discounted Cash Flow (“DCF”) Analysis and (ii) Comparable Company Analysis. While Lazard recognizes that the precedent transaction methodology is often used, Lazard believes that this methodology has less relevance for purposes of assessing the Enterprise Value of the Reorganized Debtors due to the lack of recent comparable precedent transactions, among other factors.

(i)	Discounted Cash Flow Analysis:

DCF analysis is a forward-looking enterprise valuation methodology that estimates the value of an asset or business by calculating the present value of expected future cash flows to be generated by that asset or business. Under this methodology, projected future cash flows are discounted by the weighted average cost of capital of the business (the “Discount Rate”). The Discount Rate reflects the estimated rate of return that would be required by debt and equity investors to invest in the business based on its capital structure. The Enterprise Value of the firm is determined by calculating the present value of the unlevered after-tax free cash flows based on the Projections plus an estimate for the value of the firm beyond the Projection period, known as the terminal value. The range of potential terminal values was calculated by applying a multiple to earnings before interest, taxes, depreciation and amortization (“EBITDA”) and by deriving a value using an assumed perpetuity growth rate applied to the unlevered after-tax free cash flow in the final year of the Projection period. The terminal value was then discounted back to the assumed Effective Date.

2 This figure does not reflect the Cash Consideration to be distributed to Class 3 Claims.

2

(ii)	Comparable Public Company Analysis:

Comparable Public Company Analysis estimates the value of a company relative to other publicly traded companies with similar operating and financial characteristics. A set of publicly traded companies was selected based on similar business and financial characteristics to the Reorganized Debtors. Criteria for the selected reference group included, among other relevant characteristics, similarity in business, business risks, growth prospects, product mix, customer base, margins, geography, market presence, size and scale of operations. The selected reference group may not be comparable to the Reorganized Debtors in all aspects, and may differ materially in others.

In deriving Enterprise Value ranges under the Comparable Public Company Analysis methodology, EBITDA multiples were the primary valuation metric. Based on 2022E, 2023E and “cycle”3 multiples of the selected reference group and certain qualitative judgments based on differences between the characteristics of the Reorganized Debtors and the selected reference group, a range of multiples was then applied to the Reorganized Debtors’ implied 2022E, 2023E and “cycle” EBITDA. While the analysis considered implied enterprise values based on both the book and market values of debt, Lazard focused and relied on enterprise values calculated based on the market value debt.

THE VALUATION ANALYSIS REFLECTS WORK PERFORMED BY LAZARD ON THE BASIS OF INFORMATION IN RESPECT OF THE BUSINESSES AND ASSETS OF THE DEBTORS AVAILABLE TO LAZARD AS OF AUGUST 28, 2020. IT SHOULD BE UNDERSTOOD THAT, ALTHOUGH SUBSEQUENT DEVELOPMENTS MAY HAVE AFFECTED OR AFFECT LAZARD'S CONCLUSIONS, LAZARD DOES NOT HAVE ANY OBLIGATION TO UPDATE, REVISE, OR REAFFIRM ITS VALUATION ANALYSIS AND DOES NOT INTEND TO DO SO. LAZARD IS NOT MAKING ANY ASSESSMENT REGARDING IMPACT OR THE ECONOMIC EFFECTS OF THE COVID-19 VIRUS, INCLUDING WITH RESPECT TO THE POTENTIAL IMPACT OR EFFECTS ON THE FUTURE FINANCIAL PERFORMANCE OF THE REORGANIZED DEBTORS.  SUBSEQUENT DEVELOPMENTS, INCLUDING, WITHOUT LIMITATION, IN RELATION TO COVID-19, MAY AFFECT THE PROJECTIONS AND OTHER INFORMATION THAT LAZARD UTILIZED IN THE VALUATION ANALYSIS. LAZARD ASSUMES NO RESPONSIBILITY FOR UPDATING OR REVISING THE VALUATION ANALYSIS BASED ON CIRCUMSTANCES OR EVENTS AFTER THE DATE HEREOF.

3 Defined as the average of 2018 reported EBITDA through 2023 estimated EBITDA.

3

LAZARD DID NOT INDEPENDENTLY VERIFY THE PROJECTIONS OR OTHER INFORMATION THAT LAZARD USED IN THE VALUATION ANALYSIS, AND NO INDEPENDENT VALUATIONS OR APPRAISALS OF THE DEBTORS WERE SOUGHT OR OBTAINED IN CONNECTION THEREWITH.

THE VALUATION ANALYSIS WAS DEVELOPED SOLELY FOR PURPOSES OF THE PLAN AND THE ANALYSIS OF POTENTIAL RELATIVE RECOVERIES TO CREDITORS THEREUNDER. THE VALUATION ANALYSIS REFLECTS THE APPLICATION OF VARIOUS VALUATION TECHNIQUES, DOES NOT PURPORT TO BE AN OPINION AND DOES NOT PURPORT TO REFLECT OR CONSTITUTE AN APPRAISAL, LIQUIDATION VALUE, OR ESTIMATE OF THE ACTUAL MARKET VALUE THAT MAY BE REALIZED THROUGH THE SALE OF ANY SECURITIES TO BE ISSUED OR ASSETS TO BE SOLD PURSUANT TO THE PLAN, WHICH MAY BE SIGNIFICANTLY DIFFERENT THAN THE AMOUNTS SET FORTH IN THE VALUATION ANALYSIS.

THE VALUE OF AN OPERATING BUSINESS IS SUBJECT TO NUMEROUS UNCERTAINTIES AND CONTINGENCIES THAT ARE DIFFICULT TO PREDICT AND WILL FLUCTUATE WITH CHANGES IN FACTORS AFFECTING THE FINANCIAL CONDITION AND PROSPECTS OF SUCH A BUSINESS. AS A RESULT, THE VALUATION ANALYSIS IS NOT NECESSARILY INDICATIVE OF ACTUAL OUTCOMES, WHICH MAY BE SIGNIFICANTLY MORE OR LESS FAVORABLE THAN THOSE SET FORTH HEREIN. BECAUSE SUCH ESTIMATES ARE INHERENTLY SUBJECT TO UNCERTAINTIES, NEITHER THE DEBTORS, LAZARD, NOR ANY OTHER PERSON ASSUMES RESPONSIBILITY FOR THEIR ACCURACY. IN ADDITION, THE POTENTIAL VALUATION OF NEWLY ISSUED SECURITIES IS SUBJECT TO ADDITIONAL UNCERTAINTIES AND CONTINGENCIES, ALL OF WHICH ARE DIFFICULT TO PREDICT. ACTUAL MARKET PRICES OF SUCH SECURITIES AT ISSUANCE WILL DEPEND UPON, AMONG OTHER THINGS, PREVAILING INTEREST RATES, CONDITIONS IN THE FINANCIAL AND COMMODITY MARKETS, THE ANTICIPATED INITIAL SECURITIES HOLDINGS OF PREPETITION CREDITORS, SOME OF WHICH MAY PREFER TO LIQUIDATE THEIR INVESTMENTS RATHER THAN HOLD THEM ON A LONG-TERM BASIS, THE POTENTIALLY DILUTIVE IMPACT OF CERTAIN EVENTS, INCLUDING the NEW WARRANTS AND THE ISSUANCE OF EQUITY SECURITIES PURSUANT TO ANY MANAGEMENT INCENTIVE COMPENSATION PLAN, AND OTHER FACTORS THAT GENERALLY INFLUENCE THE PRICES OF SECURITIES.

Management of the Debtors advised Lazard, and Lazard assumed, that the Projections were reasonably prepared in good faith and on a basis reflecting the Debtors’ best estimates and judgments as to the future operating and financial performance of the Reorganized Debtors. The Valuation Analysis assumes that the actual performance of the Reorganized Debtors will correspond to the Projections in all material respects. If the business performs at levels below or above those set forth in the Projections, such performance may have a materially negative or positive impact, respectively, on the Valuation Analysis and estimated potential ranges of Enterprise Value therein.

4

In preparing the Valuation Analysis, Lazard: (a) reviewed certain historical financial information of the Debtors for recent years and interim periods; (b) reviewed certain financial and operating data of the Debtors, including the Projections; (c) discussed the Debtors’ operations and future prospects with the Debtors’ senior management team and third-party advisors; (d) reviewed certain publicly available financial data for, and considered the market value of, public companies that Lazard deemed generally relevant in analyzing the value of the Reorganized Debtors; (e) considered certain economic and industry information that Lazard deemed generally relevant to the Reorganized Debtors; and (f) conducted such other studies, analyses, inquiries, and investigations as Lazard deemed appropriate. Lazard assumed and relied on the accuracy and completeness of all financial and other information furnished to it by the Debtors’ management and other parties as well as publicly available information.

The Valuation Analysis does not constitute a recommendation to any Holder of Allowed Claims or Interests or any other person as to how such person should vote or otherwise act with respect to the Plan. Lazard has not been requested to, and does not express any view as to, the potential value of the Reorganized Debtors’ securities on issuance or at any other time.

Lazard did not estimate the value of any tax attributes nor did it estimate the impact of any cancellation of indebtedness income on the Reorganized Debtors’ Projections. Such matters are subject to many uncertainties and contingencies that are difficult to predict. Any changes to the assumptions on the availability of tax attributes or the impact of cancellation of indebtedness income on the Reorganized Debtors’ Projections could materially impact Lazard’s valuation analysis.

THE SUMMARY SET FORTH ABOVE DOES NOT PURPORT TO BE A COMPLETE DESCRIPTION OF THE VALUATION ANALYSIS PERFORMED BY LAZARD. THE PREPARATION OF A VALUATION ANALYSIS INVOLVES VARIOUS DETERMINATIONS AS TO THE MOST APPROPRIATE AND RELEVANT METHODS OF FINANCIAL ANALYSIS AND THE APPLICATION OF THESE METHODS IN THE PARTICULAR CIRCUMSTANCES AND, THEREFORE, SUCH AN ANALYSIS IS NOT READILY SUITABLE TO SUMMARY DESCRIPTION. THE VALUATION ANALYSIS PERFORMED BY LAZARD IS NOT NECESSARILY INDICATIVE OF ACTUAL VALUES OR FUTURE RESULTS, WHICH MAY BE SIGNIFICANTLY MORE OR LESS FAVORABLE THAN THOSE DESCRIBED HEREIN.

LAZARD IS ACTING AS INVESTMENT BANKER TO THE DEBTORS, AND HAS NOT BEEN, WILL NOT BE RESPONSIBLE FOR, AND WILL NOT PROVIDE ANY TAX, ACCOUNTING, ACTUARIAL, LEGAL, OR OTHER SPECIALIST ADVICE.

5

EXHIBIT E

Liquidation Analysis

E-1

EXHIBIT E – LIQUIDATION ANALYSIS

Introduction

Often referred to as the “best interests of creditors” test, section 1129(a)(7) of the Bankruptcy Code1 requires that a Bankruptcy Court find, as a condition to confirmation of a plan of reorganization, that each holder of a claim or interest in each impaired class either (i) has accepted the plan; or (ii) will receive or retain under the plan property of a value, as of the effective date of the confirmed plan, that is not less than the amount such holder would receive if the debtor was liquidated under chapter 7 of the Bankruptcy Code.

To conduct this liquidation analysis (this “Liquidation Analysis”), the Debtors and their advisors have taken the following steps:

i)	estimated the cash proceeds that a chapter 7 trustee (a “Trustee”) would generate if each Debtor’s chapter 11 case was converted to a chapter 7 case on the Effective Date and the assets of such Debtor’s Estate were liquidated in accordance with chapter 7 of the Bankruptcy Code (the “Liquidation Proceeds”);

ii)	determined the distribution that each holder of a Claim or Interest would receive from the Liquidation Proceeds under the priority scheme set forth in chapter 7 (the “Liquidation Distribution”) and;

iii)	compared each holder’s Liquidation Distribution to the distribution such holder would receive under the Debtors’ chapter 11 Plan if the Plan were confirmed and consummated (the “Plan Distribution”).

This Liquidation Analysis represents an estimate of cash distributions and recovery percentages based on a hypothetical chapter 7 liquidation of the Debtors’ assets. It is therefore a hypothetical analysis based on certain assumptions discussed herein and in the Disclosure Statement. As such, asset values and claims discussed herein may differ materially from amounts referred to in the Plan and Disclosure Statement. The Liquidation Analysis should be read in conjunction with the assumptions, qualifications, and explanations set forth in the Disclosure Statement and the Plan in their entirety, as well as the notes and assumptions set forth below.

The determination of the costs of, and proceeds from, the hypothetical liquidation of the Debtors’ assets in a chapter 7 case involves the use of estimates and assumptions that, although considered reasonable by the Debtors based on their business judgment and input from their advisors, are subject to significant business, economic, and competitive uncertainties and contingencies beyond the control of the Debtors, their management and their advisors. The Liquidation Analysis was prepared for the sole purpose of generating a reasonable, good faith estimate of the proceeds that would be generated if the Debtors’ assets were liquidated in accordance with chapter 7 of the Bankruptcy Code. The Liquidation Analysis is not intended, and should not be used, for any other purpose.

1 All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Disclosure Statement Relating to the Debtors’ Joint Prepackaged Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code (the “Disclosure Statement”), to which this Liquidation Analysis is attached Exhibit E or the Plan attached to the Disclosure Statement as Exhibit A.

1

All of the limitations and risk factors set forth in the Disclosure Statement are applicable to this Liquidation Analysis and are incorporated by reference herein. The underlying financial information in the Liquidation Analysis was prepared using policies that are generally consistent with those applied in historical financial statements but was not compiled or examined by independent accountants and was not prepared to comply with GAAP or SEC reporting requirements.

THE DEBTORS AND THEIR ADVISORS MAKE NO REPRESENTATIONS OR WARRANTIES REGARDING THE ACCURACY OF THE ESTIMATES CONTAINED HEREIN OR A CHAPTER 7 TRUSTEE’S ABILITY TO ACHIEVE FORECASTED RESULTS. IN THE EVENT THESE CHAPTER 11 CASES ARE CONVERTED TO A CHAPTER 7 LIQUIDATION, ACTUAL RESULTS COULD VARY FROM THE ESTIMATES SET FORTH IN THIS LIQUIDATION ANALYSIS.

Basis of Presentation

This Liquidation Analysis has been prepared assuming that the Debtors’ chapter 7 liquidation commences on or about November 30, 2020 (the “Liquidation Date”). The pro forma values referenced herein are projected as of the Liquidation Date and utilize the August 31, 2020 balance sheet and forecasted results of operations and cash flow over the projection period to the assumed Liquidation Date. The Debtors have assumed that the Liquidation Date is a reasonable proxy for the anticipated Effective Date. The Liquidation Analysis was prepared on a legal entity basis for each Debtor and, for presentation purposes, summarized into a consolidated report.

In preparing the Liquidation Analysis, the Debtors estimated Allowed Claims based on a review of the Debtors’ financial statements and forecasted results of operations and cash flow over the projection period to account for estimated liabilities, as necessary. The cessation of business in a liquidation is likely to trigger certain claims and funding requirements that would otherwise not exist under the Plan absent a liquidation. Such claims could include chapter 7 administrative expense claims, including, winddown costs, trustee fees, and professional fees, among other claims. Some of these claims and funding obligations could be significant and would be entitled to administrative or priority status in payment from liquidation proceeds. The Debtors’ estimates of Allowed Claims set forth in the Liquidation Analysis should not be relied on for the purpose of determining the value of any distribution to be made on account of Allowed Claims or Interests under the Plan.

NOTHING CONTAINED IN THE LIQUIDATION ANALYSIS IS INTENDED TO BE, OR CONSTITUTES, A CONCESSION, ADMISSION, OR ALLOWANCE OF ANY CLAIM BY THE DEBTORS. THE ACTUAL AMOUNT OR PRIORITY OF ALLOWED CLAIMS IN THE CHAPTER 11 CASES COULD MATERIALLY DIFFER FROM THE ESTIMATED AMOUNTS SET FORTH AND USED IN THE LIQUIDATION ANALYSIS. THE DEBTORS RESERVE ALL RIGHTS TO SUPPLEMENT, MODIFY, OR AMEND THE ANALYSIS SET FORTH HEREIN.

2

Chapter 7 administrative expense claims that arise in a liquidation scenario would be paid in full from the Liquidation Proceeds prior to proceeds being made available for distribution to holders of Allowed Claims. Under the “absolute priority rule,” no junior creditor may receive any distributions until all senior creditors are paid in full, and no equity holder may receive any distribution until all creditors are paid in full. The assumed distributions to creditors as reflected in the Liquidation Analysis are estimated in accordance with the absolute priority rule.

This Liquidation Analysis does not include any recoveries or related litigation costs resulting from any potential preference, fraudulent transfer, or other litigation or avoidance actions that may be available under the Bankruptcy Code because of the cost of such litigation, the uncertainty of the outcome, and potential disputes regarding these matters. In addition, the Liquidation Analysis assumes all leases contracts are terminated on the Liquidation Date. Rejection damages claims have been estimated for purposes of this analysis, however, actual claims could materially differ from estimates. Any additional diminution of value claims would further reduce general unsecured recoveries. Finally, the Liquidation Analysis does not include estimates for the tax consequences that may be triggered upon the liquidation and sale of assets in the manner described above. Such tax consequences could be material.

Liquidation Process

The Debtors’ liquidation would be conducted pursuant to chapter 7 of the Bankruptcy Code. The Debtors have assumed that their liquidation would occur over approximately six months during which the Trustee would efficiently and effectively monetize substantially all the assets on the balance sheet and administer and wind down the Estates.2

As part of the Trustee’s liquidation process, the initial step would be to develop a liquidation plan designed to generate proceeds from the sale of assets that it would then distribute to creditors. This liquidation process would have three major components:

i)	Cash proceeds from asset sales (“Gross Distribution Proceeds”);

ii)	Costs to liquidate the business and administer the Estates under chapter 7 (“Liquidation Adjustments”);

iii)	Remaining proceeds available for distribution to claimants (“Net Distribution Proceeds”).

i)	Gross Distribution Proceeds

The Gross Distribution Proceeds reflect the proceeds the Trustee would generate from a hypothetical chapter 7 liquidation. Under section 704 of the Bankruptcy Code, a Trustee must, among other duties, collect and convert property of the Estates as expeditiously as is compatible with the best interests of parties in interest, which could result in potentially distressed recoveries. This Liquidation Analysis assumes the Trustee will market the assets on an accelerated timeline and consummate the sale transactions within six months from the Liquidation Date. Asset values in the liquidation process will likely be materially reduced due to, among other things, (i) the accelerated time frame in which the assets are marketed and sold and (ii) the generally forced nature of the sale.

2 Although the Liquidation Analysis assumes the liquidation process would occur over a six-month period, it is possible the disposition and recovery from certain assets could take shorter or longer to realize.

3

ii)	The Liquidation Adjustments

The Liquidation Adjustments reflect the costs the Trustee would incur to monetize the assets and wind down the Estates in chapter 7 and include the following:

•	Expenses necessary to efficiently and effectively monetize the assets (the “Winddown Budget”);

•	Chapter 7 professional fees. The Debtors have assumed the Trustee will retain lawyers, financial advisors, and investment bankers to support the sale and transition of assets over the six-month liquidation period; and

•	Chapter 7 Trustee fees.

The Liquidation Adjustments have been deducted from unencumbered proceeds. It is assumed that the liquidation would not impair the value of the collateral of secured lenders.

iii)	Net Distribution Proceeds

The Net Distribution Proceeds reflect amounts available to Holders of Claims after the Liquidation Adjustments are netted against the Gross Distribution Proceeds. Under this analysis, the Liquidation Proceeds are distributed to Holders of Claims against and Interests in the Debtors in accordance with the Bankruptcy Code’s priority scheme:

•	Secured Claims – Claims arising under the Debtors’ secured credit facilities, which include the Term Loan Claims and Secured Notes Claims (each as defined in the Plan).

•	Adequate Protection Claims – Claims of the Secured Noteholders and Term Loan Lenders under sections 361, 362, 363(e), and 507 of the Bankruptcy Code for postpetition reduction in the value of their collateral (the “Adequate Protection Claims”). The diminution of value has been estimated based on the Debtors’ professional fees.

•	Administrative and Priority Claims – Claims as a result of (i) postpetition accounts payable & customer prepayments, (ii) prepetition income, sales, and use tax, (iii) postpetition taxes, (iv) contract rejection claims arising from contracts assumed postpetition but prior to the Liquidation Date, (v) claims arising under section 503(b)(9) of the Bankruptcy Code, and (vi) Administrative Expense Claims.

•	General Unsecured Claims – Claims including contract rejection claims, prepetition trade payables, prepetition intercompany payables, Term Loan Deficiency Claims, Secured Notes Deficiency Claims, Termination Claims, Ongoing Business Claims, and Intercompany Claims.

•	Interests – Interests in the Debtors, including Intercompany Interests and FTS Common Interests.

4

Conclusion

The Debtors have determined, as summarized in the table below, on the Effective Date, that the Plan will provide all Holders of Allowed Claims and Interests with a recovery that is not less than what they would otherwise receive pursuant to a liquidation of the Debtors’ assets under chapter 7 of the Bankruptcy Code. Accordingly, the Plan satisfies the requirement of 1129(a)(7) of the Bankruptcy Code.

Summary Recovery Table - FTS International Services, LLC

USD in millions

	Plan Recoveries	Chapter 7 Liquidation Recoveries		
		Low	Midpoint	High
Class 1 - Other Secured Claims	100.0%	100.0%	100.0%	100.0%
Class 2 - Other Priority Claims	100.0%	100.0%	100.0%	100.0%
Ch. 11 Administrative Claims	100.0%	47.2%	51.9%	56.0%
Class 3 - Secured Debt Claims [1]	N/A	34.5%	35.0%	35.4%
Class 4 - Other Unsecured Claims	7.2%	0.0%	0.0%	0.0%
Class 5 - Ongoing Business Claims	100.0%	0.0%	0.0%	0.0%
Class 6 - Intercompany Claims	100.0%	0.0%	0.0%	0.0%
Class 7 - Intercompany Interests	100.0%	0.0%	0.0%	0.0%
Class 8 - FTS Common Interests	N/A	0.0%	0.0%	0.0%

[1] Secured Debt Claims include recoveries related to Adequate Protection Claims

Summary Recovery Table - FTS Manufacturing, LLC

USD in millions

	Plan Recoveries	Chapter 7 Liquidation Recoveries		
		Low	Midpoint	High
Class 1 - Other Secured Claims	100.0%	100.0%	100.0%	100.0%
Class 2 - Other Priority Claims	100.0%	100.0%	100.0%	100.0%
Ch. 11 Administrative Claims	100.0%	100.0%	100.0%	100.0%
Class 3 - Secured Debt Claims [1]	N/A	1.8%	2.2%	2.5%
Class 4 - Other Unsecured Claims	27.9%	10.3%	10.7%	11.1%
Class 5 - Ongoing Business Claims	100.0%	10.3%	10.7%	11.1%
Class 6 - Intercompany Claims	100.0%	10.3%	10.7%	11.1%
Class 7 - Intercompany Interests	100.0%	0.0%	0.0%	0.0%
Class 8 - FTS Common Interests	N/A	0.0%	0.0%	0.0%

[1] Secured Debt Claims include recoveries related to Adequate Protection Claims

5

6

The Liquidation Analysis should be reviewed with the accompanying “Specific Notes to the Liquidation Analysis” set forth on the following pages. The below tables reflect the consolidation of all Debtors and non-Debtors liquidation analyses.

7

8

Specific Notes to the Liquidation Analysis

Gross Distribution Proceeds from External Assets

A. Unrestricted Cash

Unrestricted Cash consists of all cash and liquid investments. Unrestricted cash is considered fully recoverable.

B. Restricted Cash

Restricted Cash consists of cash collateralizing letters of credit, payment cards, and ACH payments. The Liquidation Analysis assumes cash collateralized letters of credit are drawn on the Liquidation Date and that liabilities arise related to payment card and ACH. Restricted cash is considered as not recoverable.

C. Accounts Receivable

Accounts Receivable consists of trade amounts owed for frac services provided to oilfield services companies and oil & natural gas exploration and production customers. The balance has been adjusted for receivables that are considered uncollectable (e.g., a customer in significant distress or in a Chapter 11 proceeding). The analysis assumes that customers would terminate contracts at the Liquidation Date and offset the costs associated with switching to a new provider against amounts owed. The interruption of business caused by the liquidation could further impact the ability of the Trustee to collect these amounts. Recoveries on Accounts Receivable have been assumed between 70% and 80%.

D. Inventory

Inventory consists of spare parts (e.g., power ends, fluid ends, and engine parts) and consumables used in the pumping process owned by FTS Manufacturing, LLC and FTS International Services, LLC. Despite the forecasted uptick in activity, the company plans to utilize existing inventory instead of purchasing additional parts to mitigate cash burn. The recovery estimate takes into account the specialized nature of the inventory, the current situation in the pumping industry, and the excess of capacity available on the market. Recoveries on inventories have been assumed between 20% and 30%.

E. Other Current Assets

Other Current Assets consist primarily of prepaid assets expenses. Prepaid expenses are assumed to be offset against expenses during the winddown period.

F. Property & Land, Net

The Debtors own certain real property, including a plant and several district yards in Louisiana, Oklahoma, Pennsylvania, and Texas. The valuation of these assets is based on the Forced Liquidation Value appraised on September 14, 2020, by Hilco Valuation Services. Recoveries on real property have been assumed to be 40.5% on a consolidated basis.

9

G. Equipment, Net

Plant and equipment includes a significant fleet of pumps and trucks. The valuation of these assets is based on the Forced Liquidation Value appraised on September 15, 2020 by Hilco Valuation Services. Recoveries on Equipment have been assumed to be 41.3% on a consolidated basis.

H. Intangible Assets

The Debtors’ intangible assets include: (1) trade names, (2) operating lease rights-of-use, (3) deferred financing costs / long term prepaid expenses and (4) deposits. These assets are assumed to have no recoverable value.

10

Liquidation Adjustments

I. Winddown Budget

The Winddown Budget includes the expenses the Trustee will incur to efficiently and effectively monetize the Debtors’ assets over the six-month liquidation period. These expenses relate to labor, building rent, facilities expenses, minimum repairs and maintenance, transportation expense, insurance, health and safety expenses, and taxes. The Liquidation Analysis assumes the total winddown costs would range between $4.1 million and $6.6 million for the Debtors and their non-Debtor Affiliates over the six-month period following the Liquidation Date.

J. Professional Fees

The post-conversion Professional Fees include estimates for certain professionals that will provide assistance and services during the winddown period. The Liquidation Analysis assumes the Trustee will retain lawyers, financial advisors, liquidators, and auctioneers to assist in the liquidation. These advisors will assist in marketing the Debtors’ assets, litigating claims and resolving tax litigation matters, and resolving other matters relating to the winddown of the Debtors’ Estates. The Liquidation Analysis estimates these professional fees at a range of $1.0 million to $3.0 million on a consolidated basis.

K. Trustee Fees

Section 326(a) of the Bankruptcy Code provides that Trustee fees may not exceed 3% of distributable proceeds in excess of $1 million. The Liquidation Analysis assumes the Trustee fees would be between 2.5% and 3% of Gross Distribution Proceeds (excluding cash).

11

Net Distribution Proceeds Available for Distribution

Based on the Liquidation Analysis, the Net Distribution Proceeds available for distribution to holders of Claims and Interests range from approximately $224.6 million to $237.0 million.

Proceeds have been divided between (i) encumbered proceeds resulting of the liquidation of cash, inventory and accounts receivable and (ii) unencumbered proceeds resulting of the liquidation of real estate and equipment.

For purposes of determining the recoverability of intercompany receivables owed to the Debtors. Individual liquidation analyses were performed for each entity on a standalone basis. The recoverability of intercompany receivables owed to the Debtors is assumed to range from $9.9 million to $10.7 million. These recoveries have been considered as encumbered proceeds.

Proceeds have been allocated in compliance with the absolute priority rule define by the Chapter 7 of the bankruptcy code. But in order to facilitate comparison between plan recoveries and liquidation recoveries, they are displayed below in classes consistent with the plan.

Claims

1.	Class 1 – Other Secured Claims

Class 1 consists of all Allowed Other Secured Claims. The Liquidation Analysis assumes there will be no Other Secured Claims as of the Liquidation Date.

2.	Class 2 – Other Priority Claims

Class 2 consists of all Allowed Other Priority Claims. The Liquidation Analysis assumes there will be no Other Priority Claims as of the Liquidation Date.

3.	Chapter 11 Administrative Expenses

The Liquidation Analysis assumes approximately $36.2 million in Chapter 11 Administrative Expenses at the Liquidation Date. The Liquidation Analysis assumes the Liquidation Proceeds would be sufficient to satisfy 55.4% to 62.7% of the Chapter 11 Administrative Expenses. Chapter 11 Administrative Expenses are assumed to be paid out of unencumbered proceeds (47.2% to 56.0% at FTS International Services, LLC, 100% at FTS Manufacturing, LLC and no recovery at FTS International, Inc.).

4.	Adequate Protection Claim

The Liquidation Analysis assumes approximately $1.0 million in Adequate Protection Claims at the Liquidation Date. The Liquidation Analysis further assumes the Liquidation Proceeds would be sufficient to satisfy 100% of the Adequate Protection Claims.

5.	Class 3 – Secured Debt Claims

Class 3 consists of all Allowed Debt Claims. The Liquidation Analysis assumes there will be $446.7 million of Secured Debt Claims as of the Liquidation Date. This amount is related to $369.9 million of Secured Notes Claims and $67.4 million of Term Loan Claims. This class also includes $9.1 million of accrued and unpaid interest related to the Secured Notes and $0.2 million related to the Term Loan as of the Liquidation Date. The Liquidation Analysis assumes the Liquidation Proceeds would be sufficient to satisfy between 36.9% and 38.5% of the Debt Claims on a consolidated basis (34.5% to 35.4% at FTS International Services, LLC, 1.6% to 2.3% at FTS Manufacturing, LLC and 0.8% to 0.8% at FTS International, Inc.).

12

6.	Class 4 – Other Unsecured Claims

Class 5 consists of Term Loan Deficiency Claims, Secured Notes Deficiency Claims, and Termination Claims (each as defined in the Plan). The Liquidation Analysis estimates between $335.9 million and $328.5 million in Other Unsecured Claims at the Liquidation Date. The Liquidation Analysis assumes the Liquidation Proceeds would be sufficient to satisfy between 8.0% and 8.6% of the Other Unsecured Claims on a consolidated basis (10.3% to 11.1% at FTS Manufacturing, LLC and no recovery at FTS International Services, LLC and FTS International, Inc.).

7.	Class 5 – Ongoing Business Claims

Class 5 consists of all Ongoing Business Claims. Ongoing Business Claims are any Claim other than (a) an Administrative Claim, (b) a Professional Fee Claim, (c) a Secured Tax Claim, (d) an Other Secured Claim, (e) a Priority Tax Claim, (f) an Other Priority Claim, (g) a Secured Debt Claim, (h)  a Term Loan Deficiency Claim, (i)  a Secured Notes Deficiency Claim, (j) a Termination Claim, or (k) an Intercompany Claim, against one or more of the Debtors (each as defined in the Plan). The actual amount of Ongoing Business Claims could vary materially from these estimates. No order has been entered by the Bankruptcy Court estimating or otherwise fixing the amount of Ongoing Business Claims at the Debtors. The Liquidation Analysis estimates $28.8 million in Ongoing Business Claims at the Liquidation Date. The Liquidation Analysis assumes the Liquidation Proceeds would be sufficient to satisfy between 8.0% and 8.6% of the Ongoing Business Claims on a consolidated basis (10.3% to 11.1% at FTS Manufacturing, LLC and no recovery at FTS International Services, LLC and FTS International, Inc.).

8.	Class 6 – Intercompany Claims

Class 6 consists of all Intercompany Claims. Intercompany Claims consist of amounts owed by and between the Debtors and/or non-Debtor Affiliates for prepetition intercompany activity. The Liquidation Analysis assumes there would be a recovery of 10.3% to 11.1% on account of the intercompany amounts owed by FTS Manufacturing, LLC to FTS Services, LLC. The sum of intercompany assets in liquidation proceeds and their respective recoveries total zero, reflecting the redistribution of proceeds.

Funds paid to the intercompany claims are considered encumbered proceeds and have been re-distributed pro-rata to secured creditors.

9.	Class 7 – Intercompany Interests

Class 7 consists of all Intercompany Interests. Intercompany Interests consist of the Debtors’ Interests in other Debtors or non-Debtor Affiliates. The Liquidation Analysis assumes there would be no recovery on account of these Interests.

13

10.	Class 8 – FTS Common Interests

Class 8 consists of all FTS Common Interests. FTS Common Interests consist of Interests in FTS. The Liquidation Analysis assumes there would be no recovery on account of these Interests.

14

Standalone liquidation analyses of each debtor

The below tables reflect the Standalone liquidation analyses of FTS International Services, LLC, FTS Manufacturing, LLC and FTS International, Inc.

15

16

17

18

19

20

EXHIBIT F

Cash Collateral Items

F-1

Draft Cash Collateral Budget

As of September 20, 2020

($ thousands)

Filing Timing		Filing Week												
13 Week Period	1	2	3	4	5	6	7	8	9	10	11	12	13	13
Status	Fcst	Fcst	Fcst	Fcst	Fcst	Fcst	Fcst	Fcst	Fcst	Fcst	Fcst	Fcst	Fcst	Fcst
Week Ending Date	18-Sep	25-Sep	2-Oct	9-Oct	16-Oct	23-Oct	30-Oct	6-Nov	13-Nov	20-Nov	27-Nov	4-Dec	11-Dec	Total
Receipts	1,569	2,091	3,221	581	4,174	927	4,990	200	4,810	2,499	2,343	2,385	4,884	34,674
Operating Cash Disbursements														
Payroll & Benefits	(2,026)	(320)	(2,553)	(200)	(2,129)	(200)	(2,432)	(407)	(2,024)	(300)	(2,418)	(407)	(2,006)	(17,423)
Trade A/P	(950)	(2,145)	(958)	(1,491)	(1,327)	(1,807)	(1,004)	(729)	(2,067)	(1,785)	(2,389)	(2,151)	(2,147)	(20,949)
Insurance & Facilities	(605)	(534)	(98)	(617)	(24)	(313)	(376)	(17)	(617)	(471)	(217)	(17)	(617)	(4,526)
Taxes	-	(357)	-	-	-	(404)	-	-	-	(511)	-	-	-	(1,272)
Capital Expenditures	(60)	(233)	(113)	(101)	(175)	(71)	(107)	(3)	(195)	(117)	(116)	(113)	(113)	(1,517)
Other	(869)	(751)	(128)	(116)	(716)	(116)	(116)	(116)	(858)	(223)	(422)	(220)	(220)	(4,869)
Operating Cash Disbursements	(4,510)	(4,340)	(3,851)	(2,526)	(4,372)	(2,911)	(4,035)	(1,272)	(5,760)	(3,407)	(5,562)	(2,908)	(5,103)	(50,557)
Operating Cash Flow	(2,941)	(2,249)	(630)	(1,944)	(198)	(1,984)	955	(1,072)	(950)	(908)	(3,219)	(523)	(219)	(15,883)
Non-Operating Items														
Restructuring Professional Fees	(3,207)	(1,000)	(775)	-	-	-	-	(1,538)	-	(1,065)	-	(1,585)	-	(9,170)
Adequate Assurance Deposits	-	(160)	-	-	-	-	-	-	-	-	-	-	-	(160)
Other Restructuring Related	(16)	(6,763)	-	-	-	-	-	-	-	-	-	-	-	(6,779)
Cash Collateralization	1,500	-	-	-	-	-	-	-	-	-	-	-	-	1,500
Total Non-Operating Disbursements	(1,722)	(7,923)	(775)	-	-	-	-	(1,538)	-	(1,065)	-	(1,585)	-	(14,609)
Total Financing Disbursements	-	-	-	(180)	-	-	-	-	(1)	-	-	-	-	(181)
Net Cash Flow	(4,664)	(10,172)	(1,405)	(2,124)	(198)	(1,984)	955	(2,610)	(952)	(1,973)	(3,219)	(2,108)	(219)	(30,672)
Beginning Cash (Book)	156,856	152,192	142,020	140,615	138,491	138,293	136,309	137,264	134,654	133,702	131,729	128,510	126,402	156,856
Net Cash Flow	(4,664)	(10,172)	(1,405)	(2,124)	(198)	(1,984)	955	(2,610)	(952)	(1,973)	(3,219)	(2,108)	(219)	(30,672)
Other Cash Adjustments	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Ending Unrestricted Cash	152,192	142,020	140,615	138,491	138,293	136,309	137,264	134,654	133,702	131,729	128,510	126,402	126,183	126,183
Ending Restricted Cash	7,721	8,361	8,361	8,361	8,361	8,361	8,361	8,361	8,361	8,361	8,361	8,361	8,361	8,361
Total Cash	159,912	150,380	148,975	146,851	146,654	144,670	145,625	143,015	142,063	140,090	136,871	134,763	134,544	134,544
Rollforward: Restricted Cash														
Beginning Balance	9,221	7,721	8,361	8,361	8,361	8,361	8,361	8,361	8,361	8,361	8,361	8,361	8,361	9,221
Plus: Cash Collateralized LCs / Other	-	640	-	-	-	-	-	-	-	-	-	-	-	640
Less: Release of LCs / Other	(1,500)	-	-	-	-	-	-	-	-	-	-	-	-	(1,500)
Ending Restricted Cash	7,721	8,361	8,361	8,361	8,361	8,361	8,361	8,361	8,361	8,361	8,361	8,361	8,361	8,361
Payroll Detail - Excluding Benefits														
Salary	700	-	708	-	693	-	685	-	695	-	708	-	701	4,891
Hourly - No OT	742	-	763	-	759	-	757	-	759	-	762	-	758	5,300
Hourly - OT	364	-	375	-	377	-	378	-	370	-	359	-	347	2,570
Stage Bonus	-	-	300	-	-	-	292	-	-	-	270	-	-	862
Total Payroll - Excluding Benefits	1,806	-	2,146	-	1,829	-	2,112	-	1,824	-	2,098	-	1,806	13,622